As filed with the Securities and Exchange Commission on November 12, 2025.

Registration No. 333-289874

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUDA JUICE, LLC

to be converted as described herein to a corporation named

BUDA JUICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2080	46-4069365
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4030 Black Gold Drive,

Dallas, Texas 75247

(214) 308 5003

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Horatio Lonsdale-Hands

Chief Executive Officer

Buda Juice, LLC

4030 Black Gold Drive

Dallas, Texas 75247

(214) 308 5003

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq. Soyoung Lee, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Telephone: (732) 395-4402	Andrew D. Hudders, Esq. Daniel Cohen, Esq. Golenbock Eiseman Assor Bell & Peskoe, LLP 711 Third Avenue — 17th Floor New York, New York 10017 (212) 907-7300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2025

PRELIMINARY PROSPECTUS

2,666,667 Shares of Common Stock

BUDA JUICE, INC.

This is our initial public offering (“IPO”). We are registering on the registration statement of which this prospectus forms a part, 2,666,667 shares of common stock, par value $0.001 (“Common Stock”), to be offered by the Company.

The sale of the shares of Common Stock for the Company is referred to herein as the “Offering”. We currently estimate that the offering price of the Common Stock sold in the Offering will be between $7.50 and $9.00 per share. For the purposes of certain financial data in this prospectus, we have assumed that the initial public offering price is $7.50.

Prior to the Offering, there has been no public market for our Common Stock. We have applied to list our Common Stock on the New York Stock Exchange (“NYSE”) under the symbol “BUDA”. The closing of this Offering is contingent upon the successful listing of our Common Stock on NYSE. No assurance can be given that our application will be approved.

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before buying any Common Stock, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total Without Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price of the Common Stock	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds, before expenses, to us (2)	$	$	$

(1)

The registration statement, of which this prospectus is a part, registers for sale by the Company to the underwriter in connection with the offering warrants to purchase up to 266,666 shares of Common Stock (up to 306,667 shares of Common Stock if the over-allotment is exercised in full) (10% of the shares sold by the Company) to be issued to the underwriter, at an exercise price of $9.375 (125% of the public offering  price). The registration statement of which this prospectus forms a part also registers the issuance of the Common Stock issuable upon exercise of the underwriter warrant (although the underwriter has agreed not to sell the warrants or any of the shares issuable upon exercise of the warrants until six months after the effective date of the registration statement). See “Underwriting” beginning on page 72 of this prospectus for more information about these arrangements.

(2)	We have agreed to pay the underwriter in connection with the offering a non-accountable expense allowance of $100,000.

The Company has granted a 45-day option to the underwriter to purchase up to an additional 400,000 shares of Common Stock sold by the Company in the Offering solely to cover over-allotments, if any.

Delivery of the Common Stock is expected to be made on or about _______________, 2025.

The date of this prospectus is _______________, 2025

BUDA JUICE

BUDA FRESH
Fresh LIMEADE
BUDA FRESH
STRAWBERRY LEMONADE
BUDA FRESH
Fresh LEMONADE
BUDA FRESH
CHERRY LIMEADE
BUDA FRESH
WATERMELON LIMEADE

BUDA JUICE

LETTER FROM HORATIO LONSDALE-HANDS, CO-FOUNDER, CHIEF EXECUTIVE OFFICER

At Buda Juice, we started small—one RAW.ORGANIC.REAL. sip at a time. As life became busier, convenience often meant sacrificing health. Recognizing this challenge, we set out to offer delicious, genuinely fresh juices, making it effortless for people to incorporate more fruits and vegetables into their daily lives. Our journey began with informal taste tests among family and friends in a co-founder’s kitchen, eventually leading to our first kiosk inside a coffee shop in Plano, Texas, in 2014. From that moment, authenticity, exceptional flavor, and a commitment to fresh has guided every step we take.

Initially, we expanded through our own retail stores, building a loyal and passionate customer base who loved both the taste and health benefits of our juices. However, we quickly realized that to achieve broader impact, selling to established retailers was key. This strategic pivot allowed us to fully concentrate on perfecting our juices and the rigorous processes that ensure their freshness.

While “fresh” is trending, many retailers often fall short on this promise. Our food system has become so processed that “fresh” frequently is not fresh at all. Consider the common “fresh-squeezed” orange juice—it is typically pasteurized, derived from concentrate, and/or even artificially flavored after heat treatments strip away its natural essence. The result barely resembles the original, delicious nectar. HPP, UV, and traditional pasteurization techniques dominate grocery shelves, prolonging shelf life but sacrificing essential nutrients and genuine taste.

Buda Juice is pioneering a new category in beverages, UltraFreshTM juice, offering cold-crafted citrus-based drinks that are never heat-treated, never HPP-processed and always cold. We combine clean label simplicity and high-tech automation to enable production processes that deliver a consistently safe fresh product at scale.

Our journey to innovation began by listening carefully. We spoke extensively with grocery buyers, food safety experts, and most importantly, consumers. Their message was clear: while the idea of fresh juice was appealing, they were frustrated by inconsistent quality, unclear labeling, and unreliable claims. Simply put, the juice category was broken. So, we built something better—the UltraFreshTM Juice Category.

Leveraging long-term relationships with local farmers, we source only the highest-quality produce year-round. Our SQF-certified, high-tech production plant adheres strictly to FDA safety protocols, while maintaining a cold-chain from orchard to retail shelf. Every process step preserves the integrity, freshness, and nutritional vitality of our juices.

While our journey began with cold-crafted vegetables, we soon discovered the broader appeal of citrus juices across diverse generations and cultures. Orange juice and lemonade are household staples, evoking joyful memories—like the aroma of fresh-squeezed orange juice synonymous with hearty breakfasts or a sip of crisp lemonade that takes us back to carefree childhood summers. Fresh lime juice, too, adds a delightful twist to countless dishes and beverages, from margaritas to guacamole. Inspired by these timeless favorites, we created the Buda Fresh line, offering versatile, refreshing juices perfect from breakfast through happy hour.

Looking ahead, we believe our opportunity is brilliant. We are not simply capturing market share—we believe we are expanding the refrigerated juice category itself by helping retailers evolve to the next generation of freshness. Fresh products drive grocery store traffic, aligning seamlessly with consumer preferences. We have demonstrated our ability to deliver high product velocity without sacrificing margins, positioning us strongly for scalable growth through our Buda Fresh and private-brand offerings across multiple channels, geographies, and formats.

Buda exists to redefine what fresh juice means. Our vision is to make UltraFreshTM juice the new standard, providing clean beverages in every grocery store across the U.S., without compromise on safety, taste or nutrients. We are deeply proud of our journey so far and incredibly excited for the future. Thank you for joining us in pioneering a fresher and cleaner tomorrow, one bottle at a time.

HORATIO LONSDALE-HANDS
Co-Founder and Chief Executive Officer
Buda Juice, Inc.

Explanatory Note

Buda Juice, LLC, the registrant whose name appears on the cover of this registration statement, is a Texas limited liability company. Before the effectiveness of this registration statement, Buda Juice, LLC plans to undertake a statutory conversion to convert into a Delaware corporation and change its name to Buda Juice, Inc. in connection with this Offering (the “Conversion”). The Conversion will be effected in accordance with the Texas Business Organizations Code and the Delaware General Corporation Law. As part of this process, Buda Juice, LLC will adopt a plan of conversion pursuant to Section 10.101 of the Texas Business Organizations Code, which must then be approved in accordance with the Buda Juice, LLC’s governing documents and Texas law. Following approval, Buda Juice, LLC will file a certificate of conversion with the Texas Secretary of State and obtain a certificate of account status from the Texas Comptroller of Public Accounts confirming that it is in good standing for the purposes of conversion. In Delaware, Buda Juice, LLC will file a certificate of conversion and a certificate of incorporation with the Delaware Secretary of State and comply with all applicable Delaware legal requirements, including appointing a registered agent, maintaining a registered office in Delaware, and paying applicable fees and taxes. Upon the Conversion becoming effective pursuant to applicable legal requirements of the States of Texas and Delaware, Buda Juice, Inc. will thereafter exist as a Delaware corporation, continuing as the same entity for all legal purposes, with all of the rights, privileges, and obligations of the Buda Juice, LLC preserved without the need to wind up its affairs. We plan to consummate the Conversion immediately before the closing of this offering. Except as disclosed in the prospectus, the financial statements and selected historical financial data and other financial information included in this registration statement are those of Buda Juice, LLC and do not give effect to the Conversion. Shares of Common Stock of Buda Juice, Inc. are being offered by the accompanying prospectus.

i

Neither we nor the underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriter have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

ii

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated throughout this registration statement, the terms “Buda Juice, LLC,” “Buda Juice, Inc.,” “Buda Juice,”, “Buda Fresh,” “we,” “us,” our,” “our company,” “Company” and “our business” refer to Buda Juice, LLC before the Conversion, and Buda Juice, Inc. after the Conversion. Please see “Corporate Structure and Information” in the “Prospectus Summary” and “Business” sections relating to our reorganization in connection with our initial public offering.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry and our business, including data regarding the estimated size of the market, projected growth rates and perceptions and preferences of customers that we have prepared based on industry publications, reports and other independent sources, each of which is either publicly available without charge or available on a subscription fee basis. None of such information was prepared specifically for us in connection with this Offering. Some data also is based on our good faith estimates, which are derived from our management’s knowledge of the industry and from independent sources. These third party publications and surveys generally state that the information included therein has been obtained from sources believed by our management to be reliable, but that the publications and surveys can give no assurance as to the accuracy or completeness of such information. Market and industry data is subject to variations and cannot be verified due to limits on the availability and reliability of data inputs, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. Although we are responsible for all of the disclosures contained in this prospectus, and we believe the industry and market data included in this prospectus is reliable, we have neither independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions on which such data is based. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. The industry and market data included in this prospectus involve a number of assumptions and limitations which we believe to be reasonable, and you are cautioned not to give undue weight to such information.

Unless otherwise expressly stated, we obtained industry, business, market and other data from the reports, publications and other materials and sources listed below. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	the expected growth of our business and our operations, and the capital resources needed to add new facilities and generally progress our business plan;

●	projected and targeted capital expenditures and other costs, commitments and revenue;

●	the ability to obtain financing and the terms under which such financing may be available;

●	our ability to retain key personnel, including the continued development of a sales and marketing infrastructure;

●	other competitive pressures;

●	cost of compliance with laws and regulations; and

●	other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements on our current expectations and projections about our business, the industry in which we operate, and financial trends that we believe may affect our business, financial condition, results of operations, and prospects. These forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties, and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, or otherwise.

In addition, statements like “we believe,” and similar statements reflect our beliefs and opinions on the relevant subject at the time the statement was made. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon them.

iv

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

If our listing application is not approved by the New York Stock Exchange (“NYSE”), we will not be able to consummate the Offering.

Overview

Buda Juice is pioneering the UltraFreshTM juice category through our end-to-end cold chain platform that delivers always cold, freshly crafted juice, lemonades and wellness shots to grocery retailers in Texas. We bridge the gap between shelf-stable products and operationally challenging in-store juicing, enabling any retailer to offer truly fresh and safe juice without infrastructure investment or operational complexity.

Our breakthrough lies in solving the industry’s fundamental challenge: delivering UltraFreshTM quality on a retail scale. We maintain continuous 35°F temperature control from fruit to shelf, delivering products with 8-12 day shelf life - long enough for retail distribution yet fresh enough to preserve authentic taste. This eliminates the traditional tradeoffs between shelf life, flavor, and nutrient quality in the industry.

We have validated our model through strong financial performance, growing revenue from $5.6 million in 2022 to $11.2 million in 2024, representing a 41.8% CAGR. Currently operating from our Dallas plant, we are executing a disciplined geographic expansion strategy with planned facilities in South Carolina (2026) and Arizona/Nevada (2027), enabling us to serve a large percentage of the U.S. population.

Our Products

Our product portfolio consists of fresh citrus juice, fresh citrus-based line of lemonades and wellness shot offerings across multiple brand lines and retail customers, all produced using our cold chain process:

Products

(1)	Buda Juice (Organic)

●	Wellness shots in 2 oz format
●	Available in 2-pack and 6-pack glass bottle configurations

(2)	Buda Fresh – Value-Forward Offering (Non-Organic)

●	12 oz Lime Juice, 16 oz and 128 oz Lemon Juice
●	Fresh Orange and Grapefruit juice (16 oz and 52 oz)
●	Fresh citrus-based Lemonades and Limeades (16 oz and 52 oz)

(3)	Private Label Products (Non-organic and Organic)

●	Fresh Citrus Line of products (52 oz)
●	Fresh citrus-based Lemonades and Limeades (52 oz)

Our product portfolio demonstrates both brand diversification and private label manufacturing capabilities, allowing us to serve multiple market segments while leveraging our core cold chain production platform. The organic wellness shots represent our premium positioning, and our conventional fresh citrus juices, fresh citrus-based line of lemonades and private label offerings provide broader market access and volume scale in the UltraFreshTM category.

1

The strategic focus on citrus as our foundational ingredient provides exceptional product development flexibility and speed-to-market advantages. Since citrus serves as the natural base for our entire portfolio---from fresh orange juice to tasty lemonades---we can rapidly innovate by pairing this stable, high-quality foundation with seasonal fruits, and fun creative ingredients.

Our Competitive Advantages

Our business model creates significant competitive advantages through five key barriers:

End-to-End Cold Chain Infrastructure: Our continuous 35°F cold chain system requires substantial capital investment and specialized expertise.

Asset-Light Model: We have strategically integrated critical production processes while maintaining capital efficiency and outsourcing logistics, providing high quality control and operational flexibility.

Established Grower Relationships: Long-term relationships with citrus growers ensure consistent premium fruit supply at competitive prices, requiring years for competitors to replicate.

Retail Network: Our executive team brings decades of experience and established relationships with major U.S. grocery retailers.

Strategic Retail Model: We serve as a comprehensive solution that eliminates retailers’ need for dedicated clean spaces, specialized equipment, expensive trained labor, and food safety management. This turnkey approach creates significant value, making us a category resource rather than simply a vendor.

Our Market Opportunity

The U.S. fruit juice market represents a substantial opportunity, valued at $55.5 billion in 2024 and projected to reach $77.5 billion by 20331, growing at 3.8% CAGR. Supermarkets and hypermarkets account for 60-70% of total juice sales, aligning directly with our retail-focused model.

Most grocery retailers do not offer freshly squeezed juice due to operational complexities, representing substantial opportunity for our centralized UltraFreshTM model. Nearly two-thirds of Americans consume juice weekly, with Generation Z and Millennials representing the largest consumer segments prioritizing health, fresh, convenience, and flavor variety.

Within our addressable market, the global lemonade segment shows significant momentum with $9.7 billion valuation in 2024, projected to reach $16.7 billion by 2034 (6.3% CAGR). The U.S. represents approximately 27% of this market. With one in three consumers believing natural ingredients make beverages healthier, the freshly squeezed juice category remains underpenetrated with no competitors with significant scale.2

Our Business Strategy

Geographic Expansion: We are executing a disciplined, infrastructure-led expansion strategy through a three-facility hub model designed to serve a large percentage of the U.S. population. Our Dallas facility plant serves 45 million consumers across Texas and surrounding states. Phase Two establishes a Southeast hub in South Carolina (projected to be completed in 2026) potentially serving 75 million consumers, followed by Phase Three’s Western hub in Arizona/Nevada (projected to be completed in 2027) potentially serving 60 million consumers.

Sales and Distribution: We have achieved current growth through a capital-efficient model leveraging strategic relationships and our UltraFreshTM differentiation. As we expand, we are implementing a multi-channel approach including regional and national broker networks while leveraging our leadership team’s extensive industry relationships for direct retail access.

1 Source: IMARC Group, “United States Fruit Juice Market: Industry Trends, Share, Size, Growth, Opportunity and Forecast 2024-2032,” https://www.imarcgroup.com/united-states-fruit-juice-market-statistics

2 Source: Innova Market Insights, “Juice Market Trends in the US,” published ~1.2 years ago, https://www.innovamarketinsights.com/trends/juice-market-trends-in-the-us/

2

Customer Concentration and Diversification Progress

A single customer accounted for approximately 97% of our net sales for the six months ended June 30, 2025, compared to 95% and 90% for the years ended December 31, 2024, and 2023, respectively. Although we have initiated diversification efforts and recently began sales with a national retailer, revenues from new customers are not yet material, and we expect customer concentration to remain high in the immediate term. Any reduction, delay, or loss of purchases from this customer would materially and adversely affect our business, financial condition, and results of operations.

Corporate Restructuring and Information

We filed a certificate of formation as a limited liability company in the state of Texas on October 23, 2013.

We plan to undertake a statutory conversion from Buda Juice, LLC a Texas limited liability company to Buda Juice, Inc. a Delaware corporation in connection with this Offering (the “Conversion”). The Conversion will be effected in accordance with the Texas Business Organizations Code and the Delaware General Corporation Law. As part of this process, Buda Juice, LLC will adopt a plan of conversion pursuant to Section 10.101 of the Texas Business Organizations Code, which must then be approved in accordance with the Buda Juice, LLC’s governing documents and Texas law. Following approval, Buda Juice, LLC will file a certificate of conversion with the Texas Secretary of State and obtain a certificate of account status from the Texas Comptroller of Public Accounts confirming that it is in good standing for the purposes of conversion. In Delaware, Buda Juice, LLC will file a certificate of conversion and a certificate of incorporation with the Delaware Secretary of State and comply with all applicable Delaware legal requirements, including appointing a registered agent, maintaining a registered office in Delaware, and paying applicable fees and taxes. Upon the Conversion becoming effective pursuant to applicable legal requirements of the States of Texas and Delaware, Buda Juice, Inc. will thereafter exist as a Delaware corporation, continuing as the same entity for all legal purposes, with all of the rights, privileges, and obligations of the Buda Juice, LLC preserved without the need to wind up its affairs. We plan to consummate the Conversion immediately before the closing of this offering.

Our principal executive offices are located at 4030 Black Gold Drive, Dallas, Texas 75247, and our telephone number is (214) 308 5003. Our website address is www.budajuice.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”)in the federal securities laws and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b-2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

● the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus;

● an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

● exemption from mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the Registrant (auditor discussion and analysis).

3

Implications of Being a Smaller Reporting Company

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Summary of Risk Factors

Investing in our shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Our Business and Industry

●	We have a limited operating history in new and evolving markets, which may make it difficult to evaluate our current business and future prospects and increase the risk of your investment.
●	Our historical financial and operating results may not be indicative of future performance, and we may not be able to achieve and sustain the historical level of our profitability.
●	We operate in a highly competitive beverage industry and may not be able to maintain or grow our market share against larger and better-capitalized competitors.
●	Our success depends on the continued strength of our brand and consumer perception of the quality, safety, freshness, and healthfulness of our products.
●	Our future growth depends on the successful development and acceptance of new product and product innovation.
●	We rely on a limited number of cold chain-dependent production and distribution facilities, and any disruption—due to mechanical failure, labor shortages, natural disasters, or other causes—could materially affect our operations.
●	Our business model depends on maintaining strict cold chain logistics from sourcing through delivery, which adds operational complexity, cost, and vulnerability to temperature excursions or logistical delays.
●	We depend on the availability, cost, and quality of fresh citrus and other raw ingredients, and agricultural or climate-related disruptions could adversely affect our supply and margins.
●	Our production facilities must maintain compliance with rigorous food safety, Juice HACCP, SQF, USDA Organic Certification, Kosher Certification and regulatory standards including the U.S. Food and Drug Administration (FDA) and the Texas Department of State Health Services (DSHS); any lapse or contamination event could result in product recalls, liability, regulatory enforcement, or reputational harm.

4

●	We face risks associated with managing short shelf-life products, which increases our exposure to inventory spoilage, write-downs, and stockouts.
●	Changes in consumer preferences—particularly away from fresh juice, citrus beverages, or premium-priced fresh products—could adversely affect demand for our offerings.
●	Our growth strategy depends on geographic expansion, which requires securing and equipping new facilities and may be costly and complex.
●	One customer accounts for 97% of our net sales for the six months ended June 30, 2025. Therefore, we are highly reliant on a single customer for our sales, and the loss of this customer would have a material adverse impact on our financial condition.
●	We depend on a limited number of suppliers for our products, and the loss of one or more of these suppliers could disrupt our operations, increase our costs, or otherwise adversely affect our business.
●	Our growth depends on expanding distribution through new retail relationships and deeper penetration with existing accounts; failure to secure or maintain those relationships on favorable terms may limit our revenue potential.
●	We depend heavily on third-party retailers and in some cases brokers, to market and sell our products; their shelf prioritization, execution, or financial health may directly impact our performance.
●	Our high-tech driven, centralized production systems are core to our efficiency and quality standards; technical failures or cybersecurity incidents could disrupt operations or result in data loss.
●	We rely on third-party logistics providers for delivery of our products to our product outlets; any breakdown or delay could damage product integrity and customer trust.
●	We may face difficulties in forecasting demand accurately, which could lead to excess inventory, underproduction, missed revenue opportunities, or higher working capital needs.
●	If we fail to effectively manage our growth, including geographic expansion and increased retail distribution, our operations and customer experience could suffer.
●	We may be subject to legal challenges related to the accuracy of our health and wellness claims.
●	Our future success depends on our ability to attract, retain, and develop key employees and senior leadership.
●	We may require additional capital to support our growth strategy or operations, and such financing may not be available on acceptable terms or at all, which could limit our ability to scale.
●	Disruptions in the worldwide economy may adversely affect our business, financial condition, results of operations and cash flows
●	Climate change, or legal or market measures to address climate change, may negatively affect our business and operations.
●	Fluctuations in business conditions may unexpectedly impact our reported results of operations and financial condition.
●	We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

Risks Relating to Legal and Regulatory Requirements

●	Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business.
●	Failure to comply with federal, and state laws and regulations relating to data privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to data privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, results of operations and cash flows.
●	Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.
●	Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.
●	Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

5

Risks Relating to Our Information Technology and Intellectual Property

●	We rely heavily on our information technology systems, as well as those of our third-party vendors and businesses, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption or data security incident could adversely affect our business, financial condition, results of operations and cash flows.
●	We may be unable to adequately protect our intellectual property or may face claims that we infringe the intellectual property of others.

Risks Relating to This Offering

●	There has been no prior public market for our Common Stock. An active market may not develop or be sustainable, and you may not be able to resell your shares at or above the initial public offering price.
●	The price of our Common Stock may be volatile, and purchasers of our Common Stock could incur substantial losses.
●	A portion of the proceeds from the shares offered in this offering will be used to redeem shares of common stock held by Horatio Lonsdae-Hands, one of our co-founders and the Chief Executive Officer of the Company.
●	A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.
●	If our listing application for our Common Stock is not approved by the New York Stock Exchange, we will not be able to consummate the Offering and will terminate the Offering.
●	We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our Common Stock.
●	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.
●	We have broad discretion in the use of our net proceeds from the Common Stock sold in the offering and may not use them effectively.
●	We do not intend to pay dividends on our Common Stock and consequently, your only opportunity to achieve a return on your investment is if the price of our Common Stock appreciates.
●	There has been no independent valuation of our stock, which means that our Common Stock may be worth less than the offering price in the offering.
●	If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.
●	Delaware law and provisions in our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, limit attempts by our stockholders to replace or remove our current management and depress the market price of our Common Stock.

6

THE OFFERING

Common Stock offered by us	2,666,667 shares of Common Stock.

Initial public offering price	It is currently estimated that the initial public offering price will be between $7.50 and $9.00 per share with a $7.50 assumed initial public offering price.

Common Stock outstanding immediately before the Offering	10,000,000 shares.

Over-Allotment option	We have granted the underwriter an option for a period of 45 days from the date of this prospectus to purchase an additional 400,000 shares of Common Stock (15% of the shares sold in the IPO) from the Company at the initial public offering price (less underwriting discounts and commissions) to cover over-allotments, if any.

Common Stock to be outstanding after this Offering (1)	12,666,667 shares (or 12,973,334 shares if the underwriter exercises the option to purchase additional shares from us in full).

Use of Proceeds

We estimate that the net proceeds to the Company from the sale of our offered shares will be approximately $18,083,179 or $20,873,179, if the underwriter exercises its over-allotment option to purchase from the Company additional shares in full, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us, assuming an initial public offering price of $7.50 per share. See “Use of Proceeds” on page 32.

We intend to use the proceeds from this Offering to develop and furnish two new plants in South Carolina and Arizona/Nevada, expand our Texas plant, redeem 500,000 shares of Common Stock of our Chief Executive Officer (the “Stock Redemption”) at $7.50 per share, and for general corporate purposes, including working capital. See “Use of Proceeds”

Lock-up agreements

We have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge, or otherwise dispose of any of our Common Stock or securities convertible into or exercisable or exchangeable for Common Stock, or to file or cause to be filed any registration statement with the Commission relating to any such securities, for a period of 12 months after the date of this prospectus, without the prior written consent of the underwriter. See “Underwriting” section on page 72.

In addition, our officers, directors and all our current stockholders have agreed to enter into customary “lock-up” agreements with the underwriter, pursuant to which they have agreed not to offer (subject to exceptions), sell, contract to sell, pledge, or otherwise dispose of any securities of the Company for a period of 12 months following the closing date of this Offering, without the prior written consent of the underwriter.

7

Underwriter’s Warrants

We have agreed to issue MDB Capital the underwriter’s warrants (the “Underwriter’s Warrants”) to purchase a number of shares of Common Stock equal in the aggregate to ten percent (10%) of the total number of shares of Common Stock sold by the Company in this Offering. The Underwriter’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share sold in this Offering. The registration statement also registers the shares of Common Stock issuable upon exercise of the Underwriter’s Warrants. The Underwriter’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore also subject to a 180-day lock-up. Except as permitted by Rule 5110, the Underwriter (or permitted assignees under the rule) will not sell, transfer, assign, pledge, or hypothecate the Underwriter’s Warrants or the securities underlying the Underwriter’s Warrants, and will not engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities for a period of 180 days from the commencement of sales under this prospectus. See “Underwriting” for more information.

Risk factors	See “Risk Factors” on page 10 for a discussion of certain factors to consider carefully before deciding to purchase any shares of our Common Stock.

Proposed NYSE Symbol	We have applied to list our Common Stock on the NYSE under the symbol “BUDA”. No assurance can be given that our application will be approved.

(1)	The number of shares of our Common Stock to be outstanding upon completion of this Offering is based on 10,000,000 shares of our Common Stock outstanding as of the date of this prospectus, and excludes:

●	266,667 (306,667 shares of common stock if the full amount of the overallotment option is exercised) shares of Common Stock issuable upon the exercise of the Underwriter’s Warrants; and
●	1,800,000 shares of Common Stock issuable upon exercise or conversion of outstanding convertible securities, options and reserved for issuance under the equity incentive plan to be adopted by the Company.

Unless otherwise indicated, this prospectus reflects and assumes (i) no exercise by the underwriter of its over-allotment option, and (ii) no issuance or exercise of the warrants or stock options described above.

8

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the following summary of our statements of operations data for the years ended December 31, 2024 and 2023 and the balance sheet data as of December 31, 2024 and 2023 from our audited financial statements included elsewhere in this prospectus. We have derived the following summary of our statements of operations data for the six months ended June 30, 2025 and 2024 and balance sheet data as of June 30, 2025, from our unaudited financial statements included elsewhere in this prospectus. We have prepared the financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data in conjunction with the other financial information contained in this prospectus, including under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and the related notes included elsewhere in this prospectus.

Statements of Operations

	Year Ended December 31,		Six Months Ended June 30,
	2024	2023	2025	2024
	(in thousands, except per share data)
Net sales	$11,274	$9,380	$6,547	$5,598
Cost of goods sold	6,065	5,289	3,542	2,872
Gross profit	5,209	4,091	3,005	2,725
Operating expenses:
Delivery and handling expense	501	475	273	291
Selling, general and administrative expense	1,296	1,202	803	684
Total operating expenses	1,798	1,677	1,076	975
Income from operations	3,411	2,414	1,929	1,750
Other income (expense):
Other income	252	26	22	0
Interest income / (expense), net	(89)	(178)	26	(48)
Total other income (expense)	163	(152)	48	(48)
Net income	$3,574	$2,262	$1,977	$1,702
Unaudited proforma earnings per common share [1]
Basic	$0.28	$0.18	$0.16	$0.13
Diluted	$0.20	$0.13	$0.11	$0.10

Unaudited proforma weighted average shares outstanding
Basic	10,000	10,000	10,000	10,000
Diluted	14,000	14,000	14,000	14,000

[1] Adjusted for federal corporate tax rate of twenty-one percent to reflect conversion from LLC to Inc.

Balance Sheet Data

(in thousands)

	Year Ended December 31,		Six Months Ended June 30,
	2024	2023	2025
	(in thousands, except per share data)
Cash and cash equivalents	$1,887	$1,426	$1,702
Total assets	3,731	2,965	3,970
Total liabilities	575	2,564	585
Member’s equity	5,505	6,324	3,757
Accumulated deficit	(2,349)	(5,923)	(372)
Total equity	3,156	401	3,385
Total liabilities and member’s equity	$3,731	$2,965	$3,970

9

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Common Stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Relating to Our Business and Industry

We have a limited operating history in new and evolving markets, which may make it difficult to evaluate our current business and future prospects and increase the risk of your investment.

We were organized in October 2013 starting with our own retail fronts in July 2014. In 2020, we shifted our business model to distribution through large retailers directly, and since then we have operated under our current business model and offering our current product portfolio. Our operating history is limited to Texas and surrounding states making it difficult to evaluate our future prospects and plan for growth outside our current region of distribution. Accordingly, our business and future prospects may be difficult to evaluate, the extent to which demand for our products will increase, if at all, could be impacted by our ability to do the following:

●	attract new customers to our products;
●	acquire and maintain market share;
●	attract, integrate, train and retain leadership and other highly qualified personnel;
●	achieve or manage growth in our operations particularly around the logistics of cold chain distribution and distance from production facilities;
●	successfully develop and commercially market new products;
●	timely address the increasingly ‘fresh’ market needs of our customers;
●	secure sufficient quantities or cost-effective production of our products due to supply chain challenges;
●	generate sufficient revenue to achieve or maintain profitability; and
●	access initial and additional capital when required and on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations, prospects and financial condition would be materially harmed.

Our historical financial and operating results may not be indicative of future performance, and we may not be able to achieve and sustain the historical level of our profitability.

For the six months ended June 30, 2025 and 2024 and the years ended December 31, 2024 and 2023, we recorded net profit of $1.9 million, $1.7 million, $3.5 million and $2.2 million, respectively. However, our historical financial and operating results may not be indicative of our future performance. Our future profitability will depend on a variety of factors, including the performances of our products, competitive landscape, prices of supplies, customer preferences and macroeconomic and regulatory environment. You should not rely on our historical results to predict the future performance of our ordinary shares.

10

We operate in a highly competitive beverage industry and may not be able to maintain or grow our market share against larger and better-capitalized competitors.

The beverage industry is highly competitive and includes numerous national, regional, and local companies, many of which have significantly greater resources, more established brand recognition, and more sophisticated distribution capabilities than we do. Our competitors include both large multinational beverage manufacturers as well as emerging companies focused on health-conscious or functional beverages, including cold-crafted juices, smoothies, kombuchas, flavored waters, and plant-based drinks. These companies often have well-established relationships with distributors and retailers, as well as larger marketing budgets that enable them to promote their products more aggressively and secure more prominent shelf space in high-traffic retail locations.

In addition, some of our competitors own or operate their own production and logistics infrastructure, which may reduce their cost to serve relative to our model. Others may be vertically integrated or have exclusive arrangements with growers, co-packers, or cold chain distributors, allowing them to respond more quickly or flexibly to market conditions.

Many traditional juice brands are also expanding into premium or “better-for-you” categories, including fresh or cold-pressed product lines, leveraging their scale and retail presence to rapidly introduce alternatives to Buda Juice. If these competitors are successful in mimicking the freshness, taste, or branding of our products—or if they invest heavily in marketing to shift consumer perception—we may face declining shelf space, reduced sales velocity, and difficulty retaining or expanding our retail footprint.

If we are unable to compete effectively on the basis of product quality, innovation, pricing, distribution, consumer awareness, or customer support, we may lose market share, experience slower growth, or fail to achieve or maintain profitability. Competitive pressures may also result in price reductions, increased promotional spending, and higher customer acquisition costs, which could adversely affect our margins and overall financial performance.

Our success depends on the continued strength of our brand and consumer perception of the quality, safety, freshness, and healthfulness of our products.

Our brand is integral to our business strategy and is critical to maintaining and expanding our customer base, attracting new retail customers, and distinguishing ourselves in a crowded beverage marketplace. We believe that our future growth depends in part on our ability to continue building a trusted and recognizable brand associated with freshness, clean-label ingredients, and better for you conscious consumer values. Damage to our brand or reputation, whether real or perceived, could materially harm our business.

Consumer perception of our brand is shaped by a number of factors, including the taste and freshness of our products, the transparency and simplicity of our ingredient lists, and our ability to maintain product quality throughout our cold chain. Any actual or perceived failure in these areas—such as a lapse in food safety, inconsistency in quality, —could lead to a loss of consumer confidence, negative publicity, and harm to our brand equity.

In addition, the rise of social media and third-party review platforms increases the risk that negative experiences with our products or customer service can be rapidly amplified, regardless of merit. Public perception may also be influenced by campaigns from interest groups, changing societal views, or evolving health trends that question the benefits of fruit-based beverages or challenge the sugar content in natural juices.

Maintaining and enhancing the strength of our brand will require continued investment in marketing, innovation, supply chain integrity, and customer experience. If we fail to continue building brand equity or if consumer perceptions change in a way that diminishes our positioning, our sales could decline, our growth prospects could be impaired, and our business and financial condition could be materially adversely affected.

11

Our future growth depends on the successful development and acceptance of new product and product innovation.

To remain competitive in the dynamic beverage industry, we must continually develop and introduce new products and potentially expand into adjacent product categories. Consumer preferences evolve rapidly, and the failure to anticipate or respond to these trends could adversely affect our ability to attract and retain customers.

Developing new products involves substantial time and investment, including market research, formulation, and marketing campaigns. There is no assurance that any new flavor or products or product variation will achieve market acceptance or generate revenue at anticipated levels. For example, a product that tests well in pilot markets may not scale successfully across broader geographies or retail channels.

Additionally, any strategic shift may require us to modify our production capabilities, supply chain logistics, and branding, all of which involve execution risk. If we fail to execute innovation initiatives effectively or align them with consumer demand, our growth prospects could be limited and our brand diluted.

We rely on a limited number of cold chain-dependent production and distribution facilities, and any disruption—due to mechanical failure, labor shortages, natural disasters, or other causes—could materially affect our operations.

Our ability to produce and deliver UltraFreshTM, cold-crafted juice products depends heavily on the uninterrupted operation of a limited number of production plants that are specifically designed to support our strict cold chain requirements. Currently, our manufacturing footprint includes our primary facility in Texas, with additional planned facilities in South Carolina (East Coast) and Arizona/Nevada (West Coast) in early planning stages of development. Because our product integrity, shelf life, and brand promise are highly dependent on maintaining low temperatures throughout the production and distribution process, any disruption at one or more of these plants could significantly impair our ability to meet customer demand.

Disruptions to our plants or distribution channels may occur for a variety of reasons, including equipment or refrigeration failure, utility outages, cybersecurity breaches, supply shortages, labor disputes, staffing challenges, pandemics or health emergencies, transportation delays, or natural disasters such as floods, hurricanes, or extreme temperatures. Any such disruption could cause product spoilage, delays in order fulfillment, reduced product availability, and lost revenue. Given our short shelf-life and just-in-time inventory model, we may have limited ability to shift production or reroute distribution without impacting our ability to supply product, guarantee freshness and meet customer satisfaction.

Moreover, our ability to scale relies on the successful commissioning and ramp-up of additional cold-crafting hubs. Delays in the development or regulatory approval of future plants, or failures to operate those plants at expected efficiency levels, could constrain our capacity and slow geographic expansion.

We currently have one manufacturing and cold chain distribution plant, located in Texas. We do not maintain redundant manufacturing or cold chain distribution infrastructure. Insurance coverage may not fully compensate us for losses associated with operational interruptions. As a result, any significant disruption at our production and logistics plant could materially and adversely affect our business, financial condition, and operating results.

Our business model depends on maintaining strict cold chain logistics from sourcing through delivery, which adds operational complexity, cost, and vulnerability to temperature excursions or logistical delays.

A defining feature of our business and brand promise is the continuous cold chain we maintain from the sourcing of raw ingredients through production, storage, transportation, and final retail delivery. This cold chain infrastructure is essential to preserving the safety, freshness, nutritional value, and shelf life of our products without the use of pasteurization, preservatives, or heat treatment. However, operating within such a temperature-controlled environment chain adds significant logistical complexity, introduces higher operating costs, and increases our exposure to risk at every step in the supply chain.

Unlike shelf-stable or ambient beverage brands, we must ensure that our products remain at or below specified temperature thresholds throughout the entire sourcing, production and distribution lifecycle. Any failure in refrigeration—whether during transit, in the production facility, within a third-party warehouse, or on retail shelves—can compromise product safety and quality, resulting in spoilage, product loss, and reputational damage. Because our products have a relatively short shelf life and limited temperature tolerance, even brief temperature excursions or small delays in shipment can materially impact sell-through and customer satisfaction.

12

Furthermore, our reliance on third-party refrigerated carriers means that we are dependent on the performance, capacity, and pricing of these providers, all of which are outside our direct control. Increases in cold freight costs, labor shortages among drivers, supply chain disruptions, or infrastructure failures (e.g., power outages, natural disasters) may increase our operational expenses or limit our ability to service new or existing geographies.

As we expand into new markets, maintaining this high-integrity cold chain across broader distances and volumes may increase the risk of errors or delays. If we are unable to consistently execute our cold chain requirements, the value proposition of our brand could be compromised, resulting in adverse effects on our reputation, customer relationships, and financial performance.

We have depended on a single customer for a substantial portion of our net sales, and the loss of this customer or a reduction in their purchases would materially and adversely affect our business, results of operations, and financial condition.

We have relied on one customer, which represented approximately 97% of our net sales for the six months ended June 30, 2025. This one customer represented 95% and 90% of net sales for the fiscal years ended December 31, 2024 and 2023, respectively. Although we have recently begun to diversify our customer base to include certain national grocery chains and anticipate increasing sales to these and other customers over the next year, our current business and results of operations remain highly dependent on a limited number of customers.

The loss of this significant customer, a reduction in their purchases of our products, or an adverse change in the terms of our commercial relationship could materially reduce our revenue and cash flow. In addition, because our sales to this customer have represented a substantial majority of our revenue, even temporary disruptions or delays in orders and payment could have a material adverse effect on our operating results. Our efforts to diversify our customer base may not succeed as quickly or as fully as we expect, and there is no assurance that new customers will purchase products in volumes sufficient to offset any decline in sales to our historical customer. If we are unable to establish relationships with additional customers, or maintain favorable relationships with existing customers, our business, financial condition, and results of operations could be materially and adversely affected.

We depend on a limited number of suppliers for our products, and the loss of one or more of these suppliers could disrupt our operations, increase our costs, or otherwise adversely affect our business.

Our suppliers are located in California, Arizona, and Mexico. Some of these suppliers have represented more than 10% of our product purchases in a given year. As a result, our business depends in part on a limited number of suppliers, and our operations could be disrupted if we were to lose a key supplier, experience delays or shortages in supply, or face price increases from such suppliers. Any disruption in supply could negatively impact our ability to meet customer demand and may result in a loss of revenue and customer relationships.

Although we rely on a limited number of suppliers, we believe that our supplier base for our raw materials is flexible. For example, in 2024 Full Harvest Technologies, Inc., and C.K.S. Packaging, Inc., accounted for more than 10% of our purchases, while in 2023, neither accounted for more than 10%. This shift demonstrates that we are able to source based on product quality and have the ability to substitute suppliers if necessary. However, there is no guarantee that alternative suppliers would be able to meet our needs in a timely manner, on favorable terms, or at comparable quality standards. If we are unable to obtain products from our existing suppliers or identify suitable substitutes on acceptable terms, our business, financial condition, and results of operations could be materially and adversely affected.

We depend on the availability, cost, and quality of fresh citrus and other raw ingredients, and agricultural or climate-related disruptions could adversely affect our supply and margins.

Our products rely heavily on high-quality, fresh citrus which are agricultural commodities subject to seasonal variability, environmental conditions, possible tariffs, and supply chain constraints. The availability, quality, and cost of these ingredients are critical to our ability to produce juices that meet our freshness, taste, and nutritional standards. Disruptions in the supply of citrus—particularly oranges, grapefruit, lemons, and limes— could significantly impact our production volumes, pricing, and gross margins.

Citrus crops are especially vulnerable to a variety of natural and external forces, including drought, excessive rainfall, hurricanes, wildfires, frost, pests, and diseases such as citrus greening (Huanglongbing). Changes in climate patterns or increased frequency of extreme weather events can reduce yields, delay harvests, or impact the flavor and quality of fruit available for processing. Additionally, geopolitical events, changes in trade policy, labor shortages in farming regions, and transportation bottlenecks may further constrain supply or increase costs.

We rely on third-party growers and suppliers to meet our volume and quality requirements, and we do not typically enter into long-term contracts for agricultural inputs. As a result, we are subject to spot market fluctuations and may face price volatility, especially during periods of constrained supply. If we are unable to secure sufficient high-quality fruit at acceptable prices, we may be forced to reformulate products, absorb higher input costs, limit production, or raise prices—any of which could negatively affect our brand, customer relationships, and financial performance.

Additionally, sourcing pressure could limit our ability to support innovation, new product launches, or expansion into new geographies if we are unable to scale raw ingredient supply in alignment with our growth. Any material disruption in the availability or cost of citrus or other key raw materials could adversely impact our results of operations, cash flows, and long-term strategic objectives.

13

Our production facilities must maintain compliance with rigorous food safety, Juice HACCP, SQF, USDA Organic Certification, Kosher Certification and regulatory standards including the U.S. Food and Drug Administration (FDA) and the Texas Department of State Health Services (DSHS); any lapse or contamination event could result in product recalls, liability, regulatory enforcement, or reputational harm.

The production, handling, and distribution of food and beverage products are subject to extensive regulation by the U.S. Food and Drug Administration (FDA), and various state authorities. In addition, our operations must comply with globally recognized food safety standards such as Juice Hazard Analysis and Critical Control Points (Juice HACCP) and Safe Quality Food (SQF) certification. Our ability to maintain these certifications and comply with evolving food safety regulations is essential to our continued operation and brand credibility.

We are subject to the risk of contamination, spoilage, adulteration, mislabeling, or other food safety incidents that could result from raw ingredient issues, equipment failure, human error, or breakdowns in cold chain integrity. Because our products are perishable and minimally processed, with no added preservatives or pasteurization, they are particularly sensitive to contamination risk. Even with rigorous quality control systems in place, we cannot guarantee that all products will meet applicable standards at all times.

A violation of applicable food safety laws or a failure to maintain required certifications could lead to product recalls, temporary facility closures, civil fines, or other enforcement actions. In the event of an actual or alleged contamination incident, we could face consumer lawsuits, class action claims, regulatory scrutiny, or negative publicity that could damage our brand and customer trust. Product recalls—whether voluntary or mandatory—can be costly, disruptive, and damaging to customer relationships and long-term brand equity.

Furthermore, heightened public concern around food safety, supply chain transparency, or ingredient sourcing could increase regulatory requirements or consumer expectations over time. If we fail to maintain compliance or experience a significant food safety incident, our business, financial condition, and reputation could be materially and adversely affected.

We face risks associated with managing short shelf-life products, which increases our exposure to inventory spoilage, write-downs, and stockouts.

Our products are cold-extracted and made, perishable beverages with a relatively short shelf life, often measured in days or weeks rather than months. Unlike most shelf-stable or pasteurized beverages, our products must be stored and transported under continuous refrigeration and sold within a narrow time window to ensure safety, quality, and consumer satisfaction. This inherently increases our exposure to inventory management challenges, including spoilage, obsolescence, and the risk of stockouts at the retail level.

Short shelf-life products require tight coordination between production planning, inventory levels, and demand forecasting. Any misalignment between supply and demand—whether due to inaccurate forecasts, changes in consumer purchasing behavior, delays in distribution, or disruptions in retail execution—can result in either excess inventory that must be discounted or discarded, or insufficient inventory that limits sales and damages customer satisfaction.

In addition, the just-in-time nature of our production model limits our ability to build buffer inventory to accommodate demand spikes, seasonal promotions, or expansion into new geographies. If we overproduce relative to sell-through, we may be forced to recognize inventory write-downs or incur additional waste and disposal costs. If we underproduce, we risk out-of-stock situations that can erode consumer trust, reduce retailer confidence, and result in lost sales opportunities.

As we scale and introduce new products or enter new distribution channels, the complexity of managing a high-velocity, short shelf-life inventory will increase. If we are unable to accurately forecast demand, maintain optimal inventory turnover, or execute logistics and replenishment consistently, our operating results and brand reputation could be materially and adversely affected.

Changes in consumer preferences—particularly away from fresh juice, citrus beverages, or premium-priced fresh products—could adversely affect demand for our offerings.

Our success depends on the continued consumer interest in fresh, cold-crafted, clean-label juice products, particularly those made from citrus fruits. The beverage industry is subject to rapid and unpredictable shifts in consumer trends, including evolving perceptions of health and wellness, ingredient preferences, price sensitivity, and sustainability concerns. If consumer demand for fresh juice products declines, or if preferences shift toward alternative beverages—such as sparkling waters, functional drinks, plant-based milks, or ready-to-drink coffees—our sales and growth prospects could be adversely affected. While many consumers value the clean label and quality benefits of fresh products, others may perceive premium-priced fresh products as discretionary, particularly in times of economic uncertainty or inflationary pressure.

Additionally, trends are often cyclical and influenced by social media, influencer marketing, and shifting scientific research. A change in public perception—whether driven by emerging nutritional data, changing dietary guidelines, or consumer advocacy—could reduce demand for juice generally, or citrus-based beverages specifically.

If we fail to anticipate or respond effectively to changes in consumer preferences, or if our brand does not resonate with evolving fresh, or value-driven trends, our products may lose relevance in the marketplace. As a result, our growth could slow, our competitive positioning could erode, and our business, financial condition, and results of operations could be materially harmed.

14

Our growth strategy depends on geographic expansion, which requires securing and equipping new facilities and may be costly and complex

A key component of our growth strategy is expanding our geographic footprint to reach new retail relationships and consumers in additional markets. Expansion will require us to identify, lease the space, and build out new production plants in strategic locations, currently projected to be in South Carolina and Arizona/Nevada. However, suitable real estate—particularly cold chain–capable infrastructure—may be difficult to secure at reasonable rates, especially in competitive industrial markets.

Leasing and developing new plants involves significant upfront investment, including build-out costs, refrigeration systems, production equipment, regulatory compliance, and workforce training. We may also face delays due to zoning, permitting, or construction bottlenecks, which could postpone our entry into new markets or strain existing operations.

Furthermore, as we grow into new regions, we may face logistical challenges, fragmented supply chains, and inconsistent customer preferences, which could limit our ability to replicate success at scale. If we are unable to secure and equip facilities in a timely and cost-effective manner, or if new locations fail to operate efficiently or meet demand, our expansion plans and overall business performance could be adversely affected.

Our growth depends on expanding distribution through new retail relationships and deeper penetration with existing accounts; failure to secure or maintain these relationships on favorable terms may limit our revenue potential.

Our ability to grow revenue, expand geographically, and build brand equity depends in large part on our success in securing new retail distribution and increasing the number of stores, SKUs, and shelf placements with existing retail outlets. We currently rely on a concentrated group of national and regional grocery chains to carry our products, and as we expand into new markets, our growth will require the onboarding of additional large-format retailers, club stores, value grocers, and specialty channels.

Retailers have significant discretion in determining which products to stock, the amount of shelf space allocated, and the timing and terms of any listings. In addition, our products may be tested in limited regions or stores before receiving broader distribution, which can lengthen the sales cycle or limit scalability.

Retailers also periodically reset planograms or adjust category strategies, which may result in discontinuation of underperforming SKUs, reallocation of shelf space to competitors, or a shift in focus away from cold-crafted juice entirely. If our products do not meet velocity expectations, or if we fail to deliver consistent fill rates or quality, retailers may reduce our footprint or terminate distribution.

Moreover, consolidation in the retail sector may increase the bargaining power of large chains and further intensify competition for shelf space. If we are unable to enter into new retail relationships or grow existing accounts on commercially favorable terms, or if any of our major retail customers reduce or discontinue their purchases, our ability to scale could be constrained. This could materially and adversely affect our business, financial condition, and future growth prospects.

15

We depend heavily on third-party retailers and in some cases brokers, to market and sell our products; their shelf prioritization, execution, or financial health may directly impact our performance.

Our ability to generate revenue and grow market share depends significantly on the performance of third-party retailers who control the placement, merchandising, promotion, and replenishment of our products. We do not own or operate our own retail stores. As we expand our distribution, we will rely on grocery chains, club stores, specialty grocers, and foodservice outlets to offer our products to consumers. Likewise, we will depend on regional and national transportation providers to fulfill orders and deliver our products from our cold-storage plant to retail locations while maintaining temperature integrity.

These third parties operate independently and may make decisions based on their own internal priorities, financial performance, or competitive dynamics, rather than our interests. We have limited control over how our products are stocked or presented in stores, whether they are promoted effectively, or how quickly inventory is replenished. Poor in-store execution—such as inconsistent stocking, limited product visibility, or inadequate cold storage space—can negatively impact sales velocity and consumer perception.

If retailers choose to reduce shelf space allocated to our UltraFreshTM products or reallocate space to competing products, our visibility and sales may decline. Similarly, if our transportation providers fail to deliver product in a timely and temperature-compliant manner, or if they experience financial instability, labor disruptions, or operational failures, it could result in product spoilage, missed shipments, or damaged customer relationships.

In addition, many of our retail customers sell competing products, and they may prioritize their own private-label offerings or those of larger, more established brands. We must continuously demonstrate value and performance to maintain shelf presence and retailer commitment.

Any significant disruption in the performance or relationships with these third-parties—whether due to execution failures, strategic realignment, or financial distress—could materially and adversely affect our sales, brand reputation, and financial results.

Our high-tech driven, centralized production systems are core to our efficiency and quality standards; technical failures or cybersecurity incidents could disrupt operations or result in data loss.

We rely on advanced, high-tech powered technologies across our centralized production system to drive operational efficiency, standardize quality, manage inventory, and ensure traceability throughout our cold chain. These systems are integral to optimizing yields, reducing human error, monitoring critical control points in food safety, and maintaining consistency across our product lines. Although we believe we have workarounds in place, any failure or compromise of these systems—whether due to software malfunction, equipment failure, integration issues, or external cyber threats—could significantly disrupt our business.

We are also subject to cybersecurity threats, including unauthorized access, phishing attacks, ransomware, data breaches, and insider threats. A successful cyberattack could compromise sensitive operational data, disrupt our production or logistics, and require significant remediation costs. Additionally, we store confidential business and supply chain information in digital systems; any unauthorized disclosure or data loss could damage our competitive position and stakeholder relationships.

Although we maintain security protocols, backup systems, and third-party audits, no system is immune to failure or attack. If our systems were to be compromised or disrupted for any significant period of time, our ability to produce, deliver, and sell our products could be materially and adversely affected, with lasting impacts on our brand reputation and financial performance.

16

We rely on third-party logistics providers for delivery of our products to our product outlets; any breakdown or delay could damage product integrity and customer trust.

Our ability to deliver fresh, cold-crafted juice products to retailers and customers in a timely manner while maintaining strict temperature controls is highly dependent on a network of third-party logistics providers. These third parties are responsible for the refrigerated transportation and delivery of our perishable goods—functions that are essential to upholding our freshness promise and product safety.

Because we do not own or directly control these logistics operations, we are subject to risks related to their reliability, capacity, and performance. Any breakdowns in this extended cold chain—including equipment failures, power outages, labor shortages, delivery delays, or mismanagement—could result in temperature excursions, spoilage, or product degradation. Even brief lapses in refrigeration can render our products unsellable and lead to increased waste, customer complaints, and damage to our brand reputation.

Additionally, high transportation costs, limited availability of refrigerated freight, or disruptions caused by extreme weather, geopolitical events, pandemics, or regulatory changes may constrain our ability to move inventory efficiently and profitably. If our logistics providers experience financial distress or operational setbacks, or if we are unable to secure adequate cold chain capacity to support our expansion, our ability to fulfill customer orders and scale geographically could be significantly hindered.

We may also face increased exposure as we enter new regions and establish additional distribution nodes. If we are unable to maintain strong relationships and enforce performance standards with our logistics and cold storage providers, we risk compromising product integrity and losing customer trust—both of which could materially and adversely affect our business, operating results, and brand equity.

Inflationary pressures, rising freight or packaging costs, tariffs, and supply chain disruptions could materially affect our cost structure and financial condition.

We are subject to a variety of macroeconomic and supply chain factors that can increase our operating costs and impact our profitability, including inflation, rising input costs, labor shortages, international trade dynamics, and transportation constraints. In recent years, the food and beverage industry has experienced widespread inflationary pressures across packaging materials, fuel, labor, and freight—all of which are relevant to our cost structure.

Our products rely on specialized inputs such as fresh citrus, recyclable PET and glass bottles, refrigerated freight, and energy-intensive cold storage infrastructure. Cost increases in any of these areas—whether due to raw material shortages, supplier pricing actions, tariffs, or global commodity volatility—can materially impact our gross margins. In particular, refrigerated logistics tend to be more sensitive to diesel fuel prices, driver availability, and seasonal demand spikes, which can further amplify volatility.

Additionally, our business could be adversely affected by international trade developments, including changes in tariff policy, import/export restrictions, or customs delays. Approximately half of our citrus is sourced domestically, while the remainder is imported from Mexico, creating direct exposure to tariff-induced cost increases on our primary raw material. Beyond citrus we may rely on imported packaging materials, machinery, or seasonal specialty produce, further amplifying our vulnerability to trade disruptions.

Tariffs on Mexican citrus imports would directly increase our raw material costs and impact gross margin across our product portfolio. Similarly, tariffs on packaging materials or food processing equipment could materially affect both our ongoing operational costs and capital expenditure requirements for facility expansion. Disruptions in global trade routes or custom delays could also interrupt our supply chain, potentially affecting production schedules and increasing inventory carrying costs to maintain buffer stock. These trade related cost increases may be difficult to immediately pass through to retail customers, potentially compressing margins until pricing adjustments can be negotiated and implemented.

17

We may face difficulties in forecasting demand accurately, which could lead to excess inventory, underproduction, missed revenue opportunities, or higher working capital needs.

Accurately forecasting consumer demand is essential to managing our production schedules, inventory levels, procurement of raw materials, and supply chain logistics—especially given the short shelf life and temperature sensitivity of our products. However, forecasting demand for fresh, cold-crafted juice across multiple SKUs, regions, and retail customers is inherently challenging, particularly as we expand into new markets and launch new products.

Our forecasts are based on historical sales data, retailer feedback, promotional calendars, and internal assumptions about market growth, consumer preferences, and shelf performance. These inputs can be affected by unpredictable factors such as changes in consumer behavior, competitive activity, seasonality, macroeconomic conditions, weather, and promotional effectiveness. These can negatively affect our gross margins and increase waste.

Conversely, if we underestimate demand, we may experience out-of-stocks, lost sales, and missed revenue opportunities—particularly during peak seasons or promotional periods. Shorting orders can also erode retailer confidence, damage our brand reputation, and cause consumers to switch to competing products.

Additionally, inaccuracies in forecasting can lead to suboptimal purchasing decisions and inefficient utilization of raw materials, packaging, and production resources. This can tie up working capital and strain our ability to respond flexibly to market shifts.

As our distribution footprint broadens and the complexity of our operations increases, the risks associated with demand forecasting may be amplified. If we fail to implement and maintain effective demand planning systems and processes, our operational efficiency, customer satisfaction, and financial performance could be materially and adversely affected.

If we fail to effectively manage our growth, including geographic expansion and increased retail distribution, our operations and customer experience could suffer.

We have experienced, and expect to continue to experience, rapid growth in our business, including expansion into new geographic markets, scaling of production capacity, and increased retail distribution. Effectively managing this growth will require significant investments in operational infrastructure, personnel, systems, logistics, and quality control. If we are unable to scale our operations in a disciplined and maintainable manner, we may encounter challenges that negatively impact product quality, fulfillment reliability, customer experience, and overall efficiency.

Geographic expansion introduces operational complexity. Each new territory may involve distinct consumer preferences, and supply chain constraints, which could slow our rollout or require more resources than anticipated. Delays or underperformance in the commissioning of our planned facilities for example, could limit our ability to serve key regions and meet retailer expectations.

Increased retail distribution also demands higher standards for consistency, service levels, and speed of execution. Failure to fulfill retailer orders on time, maintain planogram compliance, or deliver a consistently fresh product could result in the loss of shelf space, strained customer relationships, and reputational harm. Moreover, if our internal systems and processes—such as demand planning, quality control, or customer service—fail to keep pace with our growth, it could lead to operational breakdowns and diminished consumer trust.

Hiring and retaining qualified personnel to support this growth, particularly in operations, supply chain, and sales, may also present challenges in a competitive labor environment. In addition, expanding our product lines or entering new channels (e.g., foodservice, e-commerce) may require capabilities we have not yet fully developed.

If we are unsuccessful in managing the operational, financial, and organizational demands of growth, our ability to scale profitably and deliver a consistent, high-quality customer experience may be compromised, which could materially and adversely affect our business, results of operations, and brand reputation.

18

We may be subject to legal challenges related to the accuracy of our health and wellness claims.

The food and beverage industry is frequently targeted by consumer litigation and regulatory scrutiny related to the accuracy and interpretation of health and wellness claims. The fresh juice and wellness beverage sector has been particularly subject to such challenges in recent years. We market our products using descriptors such as “cold-crafted,” “never heated,” and “no HPP,” among others. Our “UltraFreshTM” and “fresh” claims are central to our value proposition and competitive differentiation, making any successful challenge to this terminology potentially more damaging to our business model. While we make every effort to ensure that our marketing is accurate and complies with applicable laws, certain terms may be subject to varying interpretations or challenged as misleading or inadequately substantiated.

Additionally, although some of our products do not contain added sugar, others do, and consumers or regulators may question how these products are labeled and/or marketed. As regulatory standards and consumer expectations around product claims continue to evolve, we may face increased scrutiny of our marketing practices even for previously accepted industry terminology.

Agencies such as the FDA, FTC, and various state attorneys general have increased enforcement actions in recent years, and private class action lawsuits over product labeling and advertising have become common in the industry.

If we are required to defend against legal claims related to our product descriptions or advertising, we could incur substantial legal costs, be required to change our labeling or marketing materials, modify our manufacturing processes or documentation requirements, or pay fines or settlements. Even unfounded allegations can harm our brand reputation and divert management attention from core business operations.

Our future success depends on our ability to attract, retain, and develop key employees and senior leadership.

Our future growth and operational success depend heavily on the continued contributions of our senior leadership team and key personnel across operations, supply chain, product innovation, sales, and marketing. In particular, the vision and leadership of our Chief Executive Officer, Horatio Lonsdale-Hands, and the experience he has with growing a successful fresh juice business and our Executive Chairman, Bryan Herr, with his experience with also growing a successful fresh business that led to having long term industry relationships, including with fruit growers in both Mexico and the US, are critical to executing our strategic plan, maintaining strong retail and supplier relationships, and guiding the expansion of our brand and platform.

As a company operating in a competitive and rapidly evolving industry, we must attract and retain employees with specialized expertise in cold chain logistics, high-tech powered production, perishable inventory management, and food and beverage marketing. The labor market for such talent is highly competitive, especially in growth regions like Texas, South Carolina, and Arizona/Nevada, where we are expanding our footprint. We may face challenges in filling key roles or retaining top performers due to market demand, compensation expectations, limited local talent pools, or cultural fit.

Additionally, as we scale, our need for experienced leaders capable of managing larger teams, navigating complex regulatory environments, and sustaining our culture of innovation will increase. The loss of one or more members of our leadership team or other essential employees—whether due to voluntary departure, retirement, illness, or other reasons—could result in loss of institutional knowledge, disruption of our operations, and delays in executing key initiatives.

We may also be limited in our ability to offer equity-based or other long-term incentive compensation to attract top-tier candidates, particularly during or after the IPO. If we are unable to recruit, develop, and retain a highly skilled and motivated workforce aligned with our mission and growth strategy, our ability to scale effectively, innovate, and achieve our business objectives could be materially and adversely affected.

19

We may require additional capital to support our growth strategy or operations, and such financing may not be available on acceptable terms or at all, which could limit our ability to scale.

To execute our growth strategy—including expanding production capacity, scaling our cold chain logistics infrastructure, entering new geographic markets, launching new products, and supporting working capital needs—we may need to raise additional capital in the future. Our ability to secure financing will depend on a number of factors, including market conditions, interest rates, investor sentiment toward our industry, and our operating performance and financial condition at the time of the financing.

We may seek additional funds through public or private equity offerings, debt financings, asset-backed lending, or strategic partnerships. However, such financing may not be available to us on commercially reasonable terms, or at all. If we raise funds through the issuance of equity or convertible securities, our existing stockholders could experience dilution, and any new securities may have rights, preferences, or privileges senior to those of our Common Stock. If we raise funds through debt financing, we may incur significant interest obligations and be subject to restrictive covenants that could limit our operational flexibility.

Moreover, reliance on outside capital increases our exposure to macroeconomic volatility, including tightening credit conditions, higher interest rates, or disruptions in financial markets. If we are unable to obtain adequate financing when needed, or if we are forced to do so under unfavorable terms, we may be unable to invest in critical initiatives, respond to competitive pressures, or scale our operations in line with demand.

Any failure to secure sufficient capital to support our growth could delay or prevent the execution of our strategic objectives and materially and adversely affect our business, financial condition, and prospects.

Disruptions in the worldwide economy may adversely affect our business, financial condition, results of operations and cash flows

Adverse and uncertain economic conditions may affect distributor, retailer, foodservice and consumer demand for our products or impact our costs due to changes in the foreign exchange rate and tariffs as we source approximately half of our citrus from Mexico. In addition, our ability to manage normal commercial relationships with our suppliers and third party logistics providers and creditors may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns. In addition, consumers may choose to purchase private label products rather than branded products because they are generally less expensive. Retailers may become more conservative in response to these conditions and seek to reduce their inventories or limit the range of our products that they offer. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing retailers, our ability to attract new customers and consumers, the financial condition of our customers and consumers and our ability to provide products that appeal to consumers at the right price. Cost pressures or inflation could challenge our ability to do so. Prolonged unfavorable economic conditions may have an adverse effect on our business, financial condition, results of operations and cash flows.

Climate change, or legal or market measures to address climate change, may negatively affect our business and operations.

There is growing concern that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. If climate change has a negative effect on the agricultural productivity of the crops we rely on, we may be subject to decreased availability or less favorable pricing for the citrus and other raw materials that are necessary for our current or any future products. Climate changes may also require us to find fruit suppliers in new geographic areas if the location for best production of citrus changes, which will require changes to our supply network and investing time and resources with new sources, thereby potentially increasing our costs of production. In addition, there is no guarantee that we will be able to maintain the quality and taste of our products as we transition to sourcing citrus in new geographic areas.

20

Fluctuations in business conditions may unexpectedly impact our reported results of operations and financial condition.

We experience fluctuations in our financial performance, as a result of a variety of factors, including the timing of our or our competitors’ promotional activities, the timing of product introductions and merchandise mix, as well as seasonal fluctuations in demand for beverage products that typically result in higher revenues for such products during summer months. Our net sales and profitability are impacted by the timing and size of such sales and promotion incentives. New product introductions and shelf resets at our customers may also cause our results of operations to fluctuate. Due to these fluctuations, historical period-to-period comparisons of our results of operations are not necessarily indicative of future period-to-period results, impacting comparability of our quarterly results year-over-year.

Our insurance may not provide adequate levels of coverage against claims or otherwise protect us from all risks to which we are exposed, or we may be unable to find insurance with sufficient coverage at a reasonable cost.

We believe that we maintain insurance customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, or that we may not have identified as risks. Moreover, if we do not make policy payments on a timely basis, we could lose our insurance coverage, or if a loss is incurred that exceeds policy limits, our insurance provider could refuse to cover our claims, which could result in increased costs. If we are unable to make successful claims on our insurance for any potential losses, then we may be liable for any resulting costs, which could cause us to incur significant liabilities. Although we believe that we have adequate coverage, if we lose our insurance coverage and are unable to find similar coverage elsewhere or if rates continue to increase, or if claims are made that are not covered by insurance or exceed coverage levels, it may have an adverse impact on our business, financial condition, results of operations and cash flows.

Members of our management team have limited experience in operating a public company, and regulatory compliance may divert their attention from the day-to-day management of our business.

Our management team has very limited experience managing a publicly-traded company, and limited experience complying with the increasingly complex laws and regulations pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert their attention away from the day-to-day management of our business, which would adversely impact our business operations. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States and to meet the other regulatory compliance needs of a public company may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly once we are no longer an emerging growth company, we will incur significant legal, regulatory, insurance, finance, accounting, investor relations, and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements and costs of recruiting and retaining non-executive directors. We also have incurred and will incur costs associated with the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and related rules implemented by the SEC, and the applicable stock exchange. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. Our management will need to devote a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities and the smooth running of the business. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions and other regulatory action, and potentially civil litigation.

21

Risks Relating to Legal and Regulatory Requirements

Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Selling food and beverages for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell or involving our suppliers, could result in the discontinuance of sales of these products or cessation of our relationships with such suppliers, or otherwise result in increased operating costs, lost sales, regulatory enforcement actions or harm to our reputation. Shipment of adulterated or misbranded products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is more than our policy limits or not covered by our policies would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients and raw materials, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination, regulatory noncompliance, and/or retail customer noncompliance whether or not caused by our actions, could compel us or our retail customers, depending on the circumstances, to conduct a recall in accordance with United States Food and Drug Administration, or the FDA, regulations and comparable foreign laws and regulations, as well as other regulations and laws in the other jurisdictions in which we operate. Product recalls could result in significant losses due to their associated costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing retail customers and shelf space or e-commerce prominence, and a potential negative impact on our ability to attract new customers and consumers, and maintain our current customer and consumer base due to negative consumer experiences or because of an adverse impact on our brands and reputation. The costs of a recall could exceed or be outside the scope of our existing or future insurance policy coverage or limits. While we maintain batch and lot tracking capability to identify potential causes for any discovered problems, there is no guarantee that in the case of a potential recall, we will effectively be able to isolate all product that might be associated with any alleged problem, or that we will be able to quickly and conclusively determine the root cause or narrow the scope of the recall. Our potential inability to affect a recall quickly and effectively, or manage the consumer and retailer communication in a way that mitigates concerns, might create adverse effects on our business and reputation, including large recall and disposal costs and significant loss of revenue.

In addition, food and beverage companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we, like any food company, could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. The FDA enforces laws and regulations, such as the Food Safety Modernization Act, that require companies like us to analyze, prepare and implement mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition, results of operations and cash flows. Most countries in which we operate have comparable regulations that we endeavor to comply with, but any failure to meet regulators or customers’ expectations could impact our business in these markets and have a material adverse effect on our reputation as well as our business, financial condition, results of operations and cash flows.

22

Failure to comply with federal, and state laws and regulations relating to data privacy, data protection, advertising and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to data privacy, data protection, advertising and consumer protection, could adversely affect our business, financial condition, results of operations and cash flows.

We collect, maintain, and otherwise process significant amounts of personally identifiable information and other data relating to our customers and employees. Additionally, we rely on a variety of marketing techniques, including email and social media marketing, and we are subject to various laws and regulations that govern such marketing and advertising practices. We are subject to numerous state, and federal laws, rules and regulations govern the collection, use and protection of personally identifiable information.

In the United States, federal and state laws impose limits on, or requirements regarding the collection, distribution, use, security and storage of personally identifiable information of individuals and there has also been increased regulation of data privacy and security particularly at the state level. For example, in 2018, California enacted the California Consumer Privacy Act, or the CCPA, which came into effect in January 2020, and gives California residents expanded rights to their personal information, provides for civil penalties for violations and provides a private right of action for data breaches that is expected to increase data breach litigation, and in November 2020, California voters passed the California Privacy Rights Act which takes effect in 2023 and significantly expands the CCPA. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning data privacy, data protection, and information security in the United States and other jurisdictions at all levels of legislature, governance, and applicability. We cannot yet fully determine the impact that these or future laws, rules, and regulations may have on our business or operations.

Further, we rely on a variety of marketing techniques and practices to sell our products and to attract new customers and consumers, and we are subject to various current and future data protection laws and obligations that govern marketing and advertising practices. For example, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes specific requirements for commercial email messages in the United States. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Laws and regulations regarding the use of these cookies and other current online tracking and advertising practices could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and cash flows.

Consumer resistance to the collection and sharing of the data used to deliver targeted advertising, increased visibility of consent or “do not track” mechanisms as a result of industry regulatory or legal developments, the adoption by consumers of browser settings or “ad-blocking” software, and the development and deployment of new technologies could materially impact our ability or our media buyers’ ability to collect data or to efficiently and effectively deliver relevant promotions or media, which could materially impair the results of our operations.

Additionally, some providers of consumer devices, web browsers and application stores have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may also be bound by contractual requirements applicable to our collection, use, processing, and disclosure of various types of data, including personally identifiable information, and may be bound by self-regulatory or other industry standards relating to these matters. Our collection and use of consumer data is also subject to our privacy policies, including online privacy policies. The proliferation of data privacy laws in variation creates increased risk of non-compliance and increased costs of maintaining compliance. Additionally, while we strive to comply with our posted policies and all applicable laws, regulations, other legal obligations and certain industry standards, laws, rules, and regulations concerning data privacy, data protection, and data security evolve frequently and may be inconsistent from one jurisdiction to another or may be interpreted to conflict with our practices or in a manner that is inconsistent from one jurisdiction to another.

23

The adoption of further data privacy and security laws may increase the cost and complexity of implementing any new offerings in other jurisdictions. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any international, federal or state data privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal or contractual obligations relating to data privacy or consumer protection could adversely affect our reputation, brands and business, and may result in regulatory investigations, claims, proceedings or actions against us by governmental entities, customers, suppliers or others, class actions, or other liabilities or may require us to change our operations and/or cease using certain data sets. Any such claims, proceedings or actions could hurt our reputation, brands and business, force us to incur significant expenses in defense of such proceedings or actions, distract our management, increase our costs of doing business, result in a loss of customers and third-party providers and result in the imposition of significant damages liabilities or monetary penalties.

Litigation or legal proceedings could expose us to significant liabilities and have a negative impact on our reputation or business.

From time to time, we may be party to various claims and litigation proceedings. We evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

For example, approximately six years ago, we encountered a third-party opposition from a kombucha company using the name “Buddha” during our trademark application process in Canada. After evaluating the costs and benefits of pursuing the opposition, we determined that Canadian trademark registration was not necessary for our U.S. market development strategy and abandoned the application. While this decision did not impact our U.S. operations or brand protection, it illustrates the potential complexities and costs associated with international trademark conflicts, particularly where similar or phonetically similar brand names may create confusion in foreign markets.

Even when not merited, the defense of these claims or lawsuits may divert our management’s attention, and we may incur significant expenses in defending these lawsuits. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could have a material adverse effect on our financial position, cash flows or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and potentially prevent us from selling or manufacturing our products, which would make it more difficult to compete effectively or to obtain adequate insurance in the future.

Furthermore, while we maintain insurance for certain potential liabilities, such insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs.

Taxes imposed on the sale of certain of our products by federal, state and local governments in the United States could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. There has also been a trend among some public health advocates to recommend additional governmental regulations concerning the marketing and labeling/packaging of the beverage industry. Additional or revised regulatory requirements, whether labeling, packaging, tax or otherwise, could have a material adverse effect on our financial condition, consumer demand and results of operations.

24

Failure to comply with requirements to design, implement and maintain effective internal controls could have a material adverse effect on our business and stock price.

As a privately-held company, we were not required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404. As a public company, we will be subject to significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. In addition, we will be required, pursuant to Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the completion of this Offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Once we are no longer an “emerging growth company,” our auditors will be required to issue an attestation report on the effectiveness of our internal controls on an annual basis.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing (if required) by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report (to the extent it is required to issue a report), investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our Common Stock.

Risks Relating to Our Information Technology and Intellectual Property

We rely heavily on our information technology systems, as well as those of our third-party vendors and businesses, for our business to effectively operate and to safeguard confidential information; any significant failure, inadequacy, interruption or data security incident could adversely affect our business, financial condition, results of operations and cash flows.

We use information technology systems, infrastructure and data in substantially all aspects of our business operations. Our ability to effectively manage our business and coordinate the manufacturing, sourcing, distribution and sale of our products depends significantly on the reliability and capacity of these systems. We are critically dependent on the integrity, security and consistent operations of these systems. We also collect, process and store numerous classes of sensitive, personally identifiable and/or confidential information and intellectual property, including customers’ and suppliers’ information, private information about employees and financial and strategic information about us and the businesses with which we do business. The secure processing, maintenance and transmission of this information is critical to our operations.

25

Our systems and those of our third party vendors and businesses may be subject to damage or interruption from power outages or damages, telecommunications problems, data corruption, software errors, network failures, acts of war or terrorist attacks, fire, flood, global pandemics and natural disasters; our existing safety systems, data backup, access protection, user management and information technology emergency planning may not be sufficient to prevent data loss or long-term network outages. In addition, we and our third party vendors and businesses may have to upgrade our existing information technology systems or choose to incorporate new technology systems from time to time in order for such systems to support the increasing needs of our expanding business. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems could disrupt our business and result in transaction errors, processing inefficiencies and loss of production or sales, causing our business and reputation to suffer.

Further, our systems and those of our third-party vendors and businesses may be vulnerable to, and have experienced attempted, security incidents, attacks by hackers (including ransomware attacks, phishing attacks and other third-party intrusions), acts of vandalism, computer viruses, misplaced or lost data, human errors or other similar events. If unauthorized parties gain access to our networks or databases, or those of our third-party vendors or businesses, they may be able to steal, publish, delete, use inappropriately or modify our private and sensitive third-party information, including credit card information and other personally identifiable information. In addition, employees may intentionally or inadvertently cause data or security incidents that result in unauthorized release of personally identifiable or confidential information. Because the techniques used to circumvent security systems can be highly sophisticated, change frequently, are often not recognized until launched against a target (and even, in many cases, until after having been successfully launched for some time) and may originate from less regulated and remote areas around the world, we may be unable to proactively address all possible techniques or implement adequate preventive measures for all situations.

Security incidents compromising the confidentiality, integrity, and availability of our sensitive information and our systems and those of our third party vendors and businesses could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we, or our third party vendors or businesses, rely. Cybercrime and hacking techniques are constantly evolving. We and/or our third-party vendors and/or businesses may be unable to anticipate attempted security breaches, react in a timely manner, or implement adequate preventative measures, particularly given the increasing use of hacking techniques designed to circumvent controls, avoid detection, and remove or obfuscate forensic artifacts. We anticipate that these threats will continue to grow in scope and complexity over time and such incidents may occur in the future, and could result in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information (including personally identifiable information) that we handle. As we rely on a number of our third party vendors and businesses, we are exposed to security risks outside of our direct control, and our ability to monitor these third-party vendors’ and business partners’ data security is limited. While we employ a number of security measures designed to prevent, detect, and mitigate potential for harm to our users and our systems from the theft of or misuse of user credentials on our network, these measures may not be effective in every instance. Moreover, we or our third-party vendors or businesses may be more vulnerable to such attacks in remote work environments, which have increased in response to the COVID-19 pandemic. Additionally, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to these incidents.

Any such breach, attack, virus or other event could result in additional costly investigations and litigation exceeding applicable insurance coverage or contractual rights available to us, civil or criminal penalties, operational changes or other response measures, loss of consumer confidence in our security measures, and negative publicity that could adversely affect our business, reputation, financial condition, results of operations and cash flows.

26

In addition, if any such event resulted in access, disclosure or other loss or unauthorized use of information or data, such as customers’ and suppliers’ information, private information about employees and financial and strategic information about us and our businesses, whether actual or perceived, could result in legal claims or proceedings, regulatory investigations or actions, and other types of liability under laws that protect the privacy and security of personally identifiable information, including federal, state and foreign data protection and privacy regulations, violations of which could result in significant penalties and fines. The cost of investigating, mitigating and responding to potential security breaches and complying with applicable breach notification obligations to individuals, regulators and others can be significant and the risk of legal claims in the event of a security breach is increasing. For example, the CCPA creates a private right of action for certain data breaches. Further, defending a suit, regardless of its merit, could be costly, divert management attention and harm our reputation. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductibles or co-insurance requirements, could adversely affect our reputation, business, financial condition, results of operations and cash flows. Any material disruption or slowdown of our systems or those of our third-party vendors or businesses, could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our risks are likely to increase as we continue to expand, grow our customer base, and process, store, and transmit increasing amounts of proprietary and sensitive data. In addition, although we seek to detect and investigate all data security incidents, security breaches and other incidents of unauthorized access to our information technology systems, and data can be difficult to detect. Any delay in identifying such breaches or incidents may lead to increased harm and legal exposure of the type described above.

We may be unable to adequately protect our intellectual property or may face claims that we infringe the intellectual property of others.

Our success depends in part on our ability to protect proprietary processes, trade secrets, know-how, product formulations, brand trademarks, and other confidential information that differentiate our business and brand. We rely on a combination of trademark laws, trade secret protection, non-disclosure agreements, and other contractual arrangements to safeguard these assets. However, these protections may not be sufficient to prevent unauthorized use, reverse engineering, or disclosure by employees, contractors or competitors.

We have not sought patent protection for certain operational processes, including proprietary techniques and AI-driven systems. Instead, we depend on trade secret protection and confidentiality. However, trade secrets are inherently difficult to protect, and we cannot ensure that our agreements will prevent unauthorized disclosure or use. In some cases, others may independently develop similar formulations or technologies, which would limit our ability to assert trade secret rights.

Our trademarks, including those related to our brand and product names, are valuable assets that support our market identity and consumer recognition. However, we may not be able to register or enforce trademarks in all jurisdictions, and the scope of our trademark rights may be challenged or narrowed. Third parties may also adopt similar marks, particularly in regions where our trademarks are not yet registered, leading to consumer confusion and dilution of brand value. In some instances, we have entered into coexistence or settlement agreements that limit our ability to use or enforce certain marks in specific markets or categories.

In addition to challenges in protecting our own intellectual property, we may face claims that our products, packaging, marketing, or business practices infringe on the intellectual property rights of others. Even if meritless, these claims can be expensive, time-consuming, and disruptive to our operations. If we are found to infringe, we may need to obtain licenses (which may not be available on favorable terms), rebrand, or redesign products or packaging. We could also be subject to damages, settlements, or inventory write-offs.

Any failure to adequately protect our intellectual property, or defend against infringement claims, could materially and adversely affect our brand equity, competitive position, and financial condition.

27

Risks Relating to This Offering

There has been no prior public market for our Common Stock. An active market may not develop or be sustainable, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our Common Stock prior to this Offering. The initial public offering price for our Common Stock was determined through negotiations between us and the underwriter and may vary from the market price of our Common Stock following the completion of this Offering. An active or liquid market in our Common Stock may not develop upon completion of this Offering or, if it does develop, it may not be sustainable. In the absence of an active trading market for our Common Stock, you may not be able to resell any shares you hold at or above the initial public offering price or at all. We cannot predict the prices at which our Common Stock will trade.

The price of our Common Stock may be volatile, and purchasers of our Common Stock could incur substantial losses.

Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Common Stock at or above the IPO price. The market price for our Common Stock will be influenced by many factors, including, but not limited to:

●	the success of our staffing arrangements and the marketing of our services;

●	the recruitment or departure of key personnel;

●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;

●	market conditions in the industries in which we compete and issuance of new or changed securities;

●	analysts’ reports or recommendations;

●	the failure of securities analysts to cover our Common Stock after this Offering or changes in financial estimates by analysts;

●	the inability to meet the financial estimates of analysts who follow our Common Stock;

●	the issuance of any additional securities of ours;

●	investor perception of our company and of the industry in which we compete; and

●	general economic, political, and market conditions.

A portion of the proceeds from the shares offered in this offering will be used to redeem 500,000 shares of common stock held by Horatio Lonsdae-Hands, one of our co-founders and the Chief Executive Officer of the Company.

We will redeem 500,000 shares of Common Stock for $3,750,000 from our co-founder and Chief Executive Officer, Horatio Lonsdale-Hands, payable upon the closing of this Offering. Therefore, we will use a significant portion of the gross proceeds from this Offering to pay for the Stock Redemption, which will reduce the amount of funds from the Offering we have for expansion of the Company operations and working capital. Notwithstanding the Stock Redemption, the continuing equity position of the our co-founder and Chief Executive Officer, Horatio Lonsdale-Hands may still be in an amount to be able to influence the direction of the Company and our ability to raise capital in the future.

Our directors and executive officers will continue to have significant influence over matters submitted to shareholders, which may limit your ability to influence the outcome of shareholder votes and could create conflicts of interest.

Following this offering, Horatio Lonsdale-Hands, Bryan Herr, and Bernard Lucien Nussbaumer, who serve as members of our board of directors and as members of senior management, will beneficially own approximately 60.77% of the outstanding common stock. As a result, they will be able to exert substantial influence over matters subject to shareholder approval, including the election and removal of directors, amendments to our organizational documents, and approval of mergers, acquisitions, or other significant corporate transactions. This concentration of ownership could delay or prevent a change in control, discourage a potential acquirer from making a takeover proposal, or otherwise adversely affect the market price of our common stock.

In addition, because Mr. Lonsdale-Hands and Mr. Herr hold both management positions and significant shareholdings, their interests may not always align with those of our other shareholders. As a result, they may make decisions that could conflict with or differ from the interests of other shareholders generally.

A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

All of the Common Stock being sold in this offering will be freely tradable without restrictions or further registration under the federal securities laws unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining shares of Common Stock issued and outstanding upon the closing of this offering, approximately 78.95% are restricted securities as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the United States public market only if registered or if they qualify for an exemption from registration, including by reason of Rules 144 or 701 under the Securities Act. All of our restricted Common Stock will be eligible for sale in the public market 360 days following the effective date of the registration for this Offering, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144, and also the lock-up agreements described under “Underwriting” in this prospectus. Additionally, we intend to register all our Common Stock that we may issue under our employee benefit plans. Once we register these shares of Common Stock, they can be freely sold in the public market upon issuance, unless pursuant to their terms these share awards have transfer restrictions attached to them. Sales of a substantial number of shares of our Common Stock, or the perception in the market that the holders of a large number of shares intend to sell their Common Stock, could reduce the market price of our Common Stock.

28

If our listing application for our Common Stock is not approved by the NYSE, we will not be able to consummate the Offering and will terminate the Offering.

If our listing application is not approved by the NYSE, we will not be able to consummate the Offering and will terminate the offering. Once listed, if we fail to continue to have our Common Stock listed on the NYSE our stockholders will find it more difficult to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

We are authorized to issue “blank check” preferred stock without stockholder approval, which could adversely impact the rights of holders of our Common Stock.

Our articles of incorporation authorize us to issue up to 10,000,000 shares of “blank check” preferred stock, meaning our board of directors can designate the rights and preferences of classes or series of such preferred stock without stockholder approval. Any preferred stock we issue in the future may rank ahead of our Common Stock in terms of dividend priority or liquidation premiums and may have greater voting rights than our Common Stock. In addition, such preferred stock may contain provisions allowing those shares to be converted into shares of Common Stock, which could dilute the value of Common Stock to current stockholders and could adversely affect the market price, if any, of our Common Stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of our company. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

If our shares of Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The Securities and Exchange Commission, or the SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on the NYSE or another national securities exchange and if the price of our Common Stock is less than $5.00, our Common Stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may reduce the trading activity in the secondary market for our Common Stock, and therefore, stockholders may have difficulty selling their shares.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.235 billion of revenue in a fiscal year, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Common Stock to be less attractive as a result, there may be a less active trading market for our Common Stock, and their trading prices may be more volatile.

29

If you purchase our Common Stock in the offering, you will suffer immediate and substantial dilution of your investment.

The IPO price of the Common Stock is substantially higher than the net tangible book value per share. Therefore, if you purchase Common Stock in the offering, your interest will be diluted immediately to the extent of the difference between the IPO price and the net tangible book value per share after this offering. See “Dilution.”

We have broad discretion in the use of our net proceeds from the Common Stock sold in the offering and may not use them effectively.

Our management will have broad discretion in the application of the portion of the net proceeds it receives from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our Common Stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds received by the Company. The failure of our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Common Stock to decline. Pending their use, we may invest our net proceeds from this Offering in a manner that does not produce income, or that loses value. See “Use of Proceeds” in this prospectus.

We do not intend to pay dividends on our Common Stock and consequently, your only opportunity to achieve a return on your investment is if the price of our Common Stock appreciates.

We do not plan to declare dividends on shares of our Common Stock in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our Common Stock appreciates, which may not occur, and you sell your Common Stock at a profit. There is no guarantee that the price of our Common Stock that will prevail in the market after this Offering will ever exceed the price that you pay for the Common Stock.

There has been no independent valuation of our stock, which means that our Common Stock may be worth less than the offering price in the offering.

The per share purchase price in the offering has been determined by us without independent valuation of our shares of Common Stock. We established the offering price based on management’s estimate of the valuation of the Company’s shares of Common Stock and discussions with the underwriter of the Offering. This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of our shares. Our shares of Common Stock may have a value significantly less than the offering price, and the shares may never obtain a value equal to or greater than the offering price.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our Common Stock could be negatively affected.

30

Future issuances of debt or equity securities, which rank senior to our Common Stock upon any bankruptcy or liquidation or other basis, may adversely affect the level of return you may be able to achieve from an investment in our Common Stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our Common Stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of Common Stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Common Stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Common Stock.

Delaware law and provisions in our certificate of incorporation and bylaws could make a merger, tender offer or proxy contest more difficult, limit attempts by our stockholders to replace or remove our current management and depress the market price of our Common Stock.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon the closing of this offering may discourage, delay or prevent a merger, acquisition or other change in control of us or tender offer that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include that:

● restrict the forum for certain litigation against us to Delaware or the federal courts, as applicable;

● our board of directors has the exclusive right to expand the size of our board of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

● our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

● a special meeting of stockholders may be called only by the chair of the board of directors, the chief executive officer, or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

● our amended and restated certificate of incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

● our board of directors may alter our bylaws without obtaining stockholder approval;

● the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our amended and restated bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors;

● stockholders must provide advance notice and additional disclosures in order to nominate individuals for election to the board of directors or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company; and

● our board of directors is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

As a result of the shutdown of the federal government, we have determined to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of adverse consequences, including the potential for a need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order issued preventing use of the registration statement, and a corresponding stock price decline, litigation, reputational harm or other negative results.

The registration statement of which this prospectus forms a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the dated is filed with the Commission, in lieu of the Commission declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement. These or similar events could cause the trading price of our common stock to decline, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

31

USE OF PROCEEDS

We estimate that the net proceeds to us from our issuance and sale of shares of Common Stock in this Offering will be approximately $18,083,179, assuming an IPO price of $7.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $20,873,179. Each $1.00 increase (decrease) in the assumed IPO price of $7.50 per share would increase (decrease) the net proceeds to us from this Offering by approximately $2,480,000, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 100,000 in the number of Common Stock we are offering would increase (decrease) the net proceeds to us from this Offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $697,500, assuming the assumed IPO price stays the same.

The principal purposes of this Offering are to increase our capitalization and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this Offering. However, we currently intend to use the net proceeds we receive from this Offering as follows:

●	Approximately $5 million to lease, develop and furnish a new production plant in South Carolina to service the East Coast;

●	Approximately $5 million to lease, develop and furnish a new production facility in Arizona/Nevada to service the West Coast;

●	$3,750,000 million will be used to pay for the redemption of 500,000 shares of Common Stock held by Mr. Horatio Lonsdale-Hand, one of our co-founders and the Chief Executive Officer of the Company;

●	The remainder is expected to be used for working capital, and other general corporate purposes, including the continuing capex initiatives in the Dallas plant and additional costs associated with being a public company.

This expected use of the net proceeds that the Company will receive from this Offering represents our intentions based on our current plans and business conditions, which could change as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development, our revenue, marketing, and manufacturing efforts, any collaborations that we may enter into with third parties for our products and any unforeseen cash needs. As a result, our management will retain broad discretion over allocating the net proceeds from this offering.

Pending our use of our net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and US government securities.

32

DIVIDEND POLICY

Prior to this Offering, the Company was constituted as a limited liability company. Because a limited liability company is a pass through for tax purposes, and the limited liability company members were taxed on any profit of the Company in the respective tax year, the Company made distributions of the profit. In connection with this Offering, we have converted our business enterprise to a taxable “C” corporation, which is not a pass through tax entity.

Going forward, as a taxable corporation, we intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects, and other factors the board of directors deems relevant and subject to the restrictions contained in any future financing instruments.

33

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025, as follows:

● on an actual basis before the completion of the Conversion;

● on a pro forma to give effect to (i) our issuance and sale of shares of Common Stock by the Company in this Offering at an assumed IPO price of $7.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and therefore providing net proceeds of approximately $18,083,179 (assuming no exercise by the underwriter of its option to purchase additional shares from us) and (ii) the completion of the Conversion.

The information presented below on an “as adjusted” basis is illustrative only. Our capitalization following the closing of this Offering will be adjusted based on the actual IPO price and other terms of this Offering of the Common Stock determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, and other financial information contained in this prospectus.

	As of
	June 30, 2025 (Unaudited) (in thousands)
	Actual	Pro Forma
Cash	$1,702	$19,925
Total indebtedness	0	0
Common stock, $0.001 par value; 90,000,000 shares authorized; 10,000,000 shares issued and outstanding; Preferred stock, $0.001 par value, 10,000,000 shares authorized and 0 share issued and outstanding	3,385	20,000
Additional paid in capital	0	10
Total capitalization	$3,385	$20,010

The number of shares of our Common Stock to be outstanding upon completion of this Offering is based on 10,000,000 shares of our Common Stock outstanding as of June 30, 2025, after giving effect to the proposed Conversion, and excludes:

●	266,667 (306,667 shares of Common Stock if the full amount of the overallotment option is exercised) shares of Common Stock issuable upon the exercise of the Underwriter’s Warrants;

●	1,800,000 shares of Common Stock issuable upon exercise or conversion of outstanding convertible securities, options and reserved for issuance under the equity incentive plan to be adopted by the Company.

34

DILUTION

If you invest in our Common Stock in this Offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed IPO price of $7.50 per share and the pro forma net tangible book value per share immediately upon the consummation of this Offering of the Common Stock by the Company. Net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding.

As of June 30, 2025, our actual net tangible book value was $3,385,000 and our actual net tangible book value per share was $0.34, assuming 10 million shares outstanding.

After giving effect to the Conversion, the Stock Redemption, and our sale of shares of Common Stock in this Offering at an assumed IPO price of $7.50 per share, after deducting estimated underwriting discounts, our pro forma net tangible book value would have been approximately $20,010,000, or approximately $1.58 per share (assuming no exercise of the underwriter’s option to purchase additional shares). This amount represents an immediate and substantial dilution of $5.92 per share to new investors purchasing Common Stock in this Offering by the Company. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$7.50
Net tangible book value per share as of June 30, 2025	$0.34
Increase in pro forma net tangible book value per share to new investors attributable to this Offering	$1.24
Pro forma net tangible book value per share after giving effect to this Offering	$1.58
Dilution per share to new investors participating in this Offering	$5.92

A $1.00 increase (decrease) in the assumed IPO price of $7.50 per share would increase (decrease) the pro forma net tangible book value by approximately $2,656,677, or approximately $0.21 per share, and increase (decrease) the dilution per share to new investors by approximately $0.015 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option to purchase additional share, and assuming no exercise of the Underwriter’s Warrants), in each case payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 100,000 shares offered by us would increase (decrease) our pro forma net tangible book value by approximately $750,000, or $0.05 per share and increase (decrease) the dilution per share to new investors by approximately $0.003 per share, assuming the assumed IPO price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma information discussed above is illustrative only and will change based on the actual IPO price and other terms of this Offering determined at pricing.

If the underwriter exercises its over-allotment option in full to purchase the additional 400,000 shares sold by the Company in the Offering, the pro forma net tangible book value per share after this Offering would be $1.70 per share, and the dilution to new investors would be $0.01 per share, in each case assuming an IPO price of $7.50 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The number of shares of our Common Stock to be outstanding upon completion of this offering will be 12,666,667 shares assuming no exercise of the over-allotment by the underwriter, which is based on 10,000,000 shares of our common stock outstanding as of the date of this prospectus, and excludes, as of the date of this prospectus:

●	266,667 shares of Common Stock (306,667 shares of Common Stock if the over-allotment is exercised in full) issuable upon the exercise of the Underwriter’s Warrants, and
●	1,800,000 shares of Common Stock issuable upon exercise or conversion of outstanding convertible securities, options and reserved for issuance under the equity incentive plan to be adopted by the Company.

35

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with “Summary Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This management’s discussion and analysis, and other parts of this prospectus, contain forward-looking statements based upon current beliefs, plans, and expectations that involve risks, uncertainties, and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements due to several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to understand the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the “Cautionary Note Regarding Forward-Looking Statements and Industry and Market Data” section in this prospectus. Unless otherwise indicated, the historical financial information presented in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” does not give pro forma effect to the Conversion.

Overview

Buda Juice, LLC (the Company) was founded in Dallas, Texas in October 2013. We operate in a highly competitive beverage industry, focused on UltraFreshTM, juice production for business-to-business (B2B) distribution.

Buda Juice offers a growing portfolio of UltraFreshTM, cold-crafted citrus-based beverages designed to meet the evolving preferences of consumers wanting ‘fresh’ products and the operational needs of modern grocery retailers. Buda Juice offers a core branded line, a Buda Fresh® value-forward range, and select white-label/private label solutions—each built on the same cold-crafted citrus platform and produced in our centralized, Juice HACCP- and SQF-certified facility. This multi-tiered strategy allows us to serve a broad range of customers while maintaining high margins, operational leverage, and product consistency. These products are sold in the produce department refrigerated sections and, in some stores, also on the perimeter beverage set. Our product portfolio consists of:

Products

(1) Buda Juice (Organic)

●	Wellness shots in 2 oz format
●	Available in 2-pack and 6-pack glass bottle configurations

(2) Buda Fresh – Value-Forward Offering (Non-Organic)

●	12 oz Lime Juice, 16 oz and 128 oz Lemon Juice
●	Fresh Orange and Grapefruit juice (16 oz and 52 oz)
●	Fresh Citrus-based line of Lemonades and Limeades (16 oz and 52 oz)

(3) Private Label Products (Non-organic and Organic)

●	Fresh Citrus Line (52 oz)
●	Fresh Citrus-based line of Lemonades and Limeades (16 oz and 52 oz)

36

We exercise strong financial discipline when managing our business and executing on our growth strategies, and our financial performance reflects that. While many companies at our stage and with our growth profile adopt a “growth-at-all-cost” mindset, we have always been focused on production safety first, profitable, responsible, and sustainable growth.

Our recent historical financial performance reflects the strides we have made to scale and grow our business:

●	For the year ended December 31, 2024, we reported net sales of $11.2 million, representing a 20.2% increase from $9.3 million for the year ended December 31, 2023. For the six months ended June 30, 2025, we reported net sales of $6.5 million, representing a 17% increase from $5.5 million for the six months ended June 30, 2024.
●	For the year ended December 31, 2024, we generated gross profit of $5.2 million, representing a margin of 46% and a 27.3% increase from $4 million for the year ended December 31, 2023. For the six months ended June 30, 2025, we generated gross profit of $3 million, representing a 10.3% increase from $2.7 for the six months ended June 30, 2024.
●	For the year ended December 31, 2024, our net income was $3.5 million, representing a margin of 32% and a 58% increase from our net income of $2.2 million and a margin of 24% for the year ended December 31, 2023. For the six months ended June 30, 2025, our net income was $1.9 million, representing a margin of 30% and a 16.1% increase from $1.7 million for the six months ended June 30, 2024.
●	We have traditionally experienced minimal capital expenditures given our asset-light model. We believe that our operating cash flow, access to credit facilities, and this Offering, will provide us with sufficient capability to support our growth plans.

Key Factors Affecting Our Performance

We believe that the growth of our business and our future success are dependent upon many factors, the most important of which are as follows:

Trustworthiness of our Brand

We have developed a strong and trusted brand that we believe has been integral to the growth and health of our business. In addition, we are continuously developing and sharpening our communication tactics to ensure that our story and mission are understood and resonate with consumers. The success and reputation of our brand is critical to the growth of our business and our future success. We aim to grow our brand by expanding distribution and investing in marketing to attract new consumers. To grow and maintain the health of our brand we must invest in sales and marketing and execute on our sales strategy to develop and deepen consumers’ connection to our brands.

Relationship with Growers and our Asset-Light Supply Chain Model

We believe our relationships with growers and our asset-light supply chain model have been integral to our ability to scale efficiently and compete effectively in the marketplace. Our strategic approach leverages existing long-term relationships, infrastructure, and expertise across the value chain. We have developed long-term relationships with growers, which has enabled us to receive the best fruit and competitive pricing. We contract established refrigerated transportation providers who manage the movement of raw materials from our suppliers directly to our production plant, ensuring product freshness and quality while minimizing capital investment. For outbound distribution, we optimize delivery with direct delivery, through third party refrigerated transportation providers, to retailers’ centralized distribution centers that efficiently serve multiple store locations.

Freshly Squeezed Citrus In-Store is Operationally Complex

Offering freshly squeezed juice in-store presents significant operational challenges that have historically prevented most supermarket retailers from capturing this category. Traditional fresh juice operations require substantial capital investment, dedicated refrigerated storage for perishable produce, protocols to maintain optimal freshness, while implementing rigorous food safety protocols. The combination of high operational complexity, significant capital requirements, and the high cost of training and labor for specialized expertise has created sufficient barriers to leave it out of reach for most retailers.

37

Continue investing and developing operational efficiencies

To attain the production levels and efficiencies that propel our company, we have consistently grown and invested in our manufacturing process by implementing technology and automation throughout various stages. This approach has enabled us to optimize safety, enhance product quality, increase production output, maximize sanitation procedures, and reduce operational costs.

Components of Our Results of Operations

Net Sales

Our company generates revenue solely from product sales, including branded and private-label fresh juice products. Sales are made to wholesale distributors and retailers. Revenue is recognized at a point in time when control of the product transfers to the customer, which typically occurs upon delivery and customer acceptance.

Cost of Goods Sold

Cost of goods sold is comprised of the costs of raw materials and packaging utilized in the manufacture of products, in-bound freight charges, as well as certain internal transfer costs.

Gross Profit and Gross Margin

Gross profit is net sales less cost of goods sold, and gross margin is gross profit as a percentage of net sales. Gross profit has been, and will continue to be, affected by various factors, including the mix of products we sell, the channel through which we sell our products, the promotional environment in the marketplace, manufacturing costs, and commodity prices. We expect that our gross margin will fluctuate from period to period depending on the interplay of these variables.

Management believes gross margin provides investors with useful information related to the profitability of our business prior to considering all of the operating costs incurred. Management uses gross profit and gross margin as key measures in making financial, operating and planning decisions and in evaluating our performance.

Operating Expenses

Delivering and Handling Expenses

Shipping and handling costs are comprised of purchasing and receiving, inspection, warehousing, transfer freight, and other costs associated with product distribution after manufacture and are included as part of operating expenses.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) include marketing expenses, promotional expenses, and general and administrative expenses. Marketing and promotional expenses consist primarily of costs incurred promoting and marketing our products and are primarily driven by investments to grow our business and retain customers. General and administrative expenses include payroll, employee benefits, and other headcount-related expenses associated with supply chain and operations, finance, information technology, human resources and other administrative-related personnel, as well as general overhead costs of the business, including research and development for new innovations, rent and related facilities and maintenance costs, depreciation and amortization, and legal, accounting, and professional fees. We expense all SG&A as incurred.

Other Income (Expense), Net

Other Income

Other income consists of interest income earned on our cash and cash equivalents and insurance proceeds.

Interest income / (expense)

Interest expense consists of interest payable on our credit facilities while interest income consists of interest earned on our cash balances.

38

Results of Operations

Comparison of the Six Months Ended June 30, 2025 and 2024.

The following table summarizes our results of operations for the six months ended June 30, 2025 and 2024, respectively:

	Six Months Ended June 30,		Change
	2025	2024	Amount	Percentage
	(in thousands)		(in thousands)
Net sales	$6,547	$5,598	$950	17.0%
Cost of goods sold	3,542	2,872	670	23.3%
Gross profit	$3,005	$2,725	$280	10.3%
Operating expenses:
Delivery and handling	273	291	(18)	-6.2%
Selling, general and administrative	803	684	119	17.4%
Total operating expenses	$1,076	$975	$101	10.3%
Income from operations	$1,929	$1,750	$179	10.2%
Other income (expense):
Other income	22	0	22	-
Interest income / (expense)	26	(48)	74	153.1%
Net income	$1,977	$1,702	$275	16.1%

Net sales increased $950, or 17.0%, to $6,547 for the six months ended June 30, 2025, from $5,598 for the six months ended June 30, 2024. The increase was driven by an increase in sales by our primary customer while also a change in our business model away from retail sales during the first six months of 2024.

Gross Profit

	Six Months Ended June 30,		Change
	2025	2024	Amount	Percentage
	(in thousands)		(in thousands)
Cost of goods sold	$3,542	$2,872	$670	23.3%
Gross profit	3,005	2,725	280	10.3%
Gross margin (percentage of net sales)	45.9%	48.7%

Cost of goods sold increased $670, or 23.3%, to $3,542 for the six months ended June 30, 2025, from $2,872 for the six months ended June 30, 2024. The increase was primarily driven by an increased volume of materials required to fulfill sales of our primary customer.

Gross profit increased by $280, or 10.3%, to $3,005 for the six months ended June 30, 2025, from $2,725 for the six months ended June 30, 2024. This was primarily driven by an increase in sales by our primary customer.

Operating Expenses

	Six Months Ended June 30,		Change
	2025	2024	Amount	Percentage
	(in thousands)		(in thousands)
Delivery and handling expense	$273	$291	$(18)	-6.2%
Selling, general and administrative	803	684	119	17.4%
Total operating expenses	$1,076	$975	101	10.3%

Delivery and Handling Expense

Delivery and handing expense decreased by $18, or 6.2%, to $273 for the six months ended June 30, 2025, from $291 for the six months ended June 30, 2024. The decreased delivery and handling expense consists of a decrease in certain retail related delivery expenses when the Company closed all remaining retail stores in 2024, but those decreases were offset by an increase in third-party freight expense as a result of additional sales and delivery frequency in 2025.

Selling, General and Administrative Expenses

Selling, general, and administrative expense increased by $119, or 17.4%, to $803 for the six months ended June 30, 2025, from $684 for the six months ended June 30, 2024. The increase in selling, general and administrative expense was primarily driven by a decrease in retail related expenses such as rent and personnel, while offset with an increase in marketing and administrative personnel expenses.

39

Other Income / (Expense), Net

	Six Months Ended June 30,		Change
	2025	2024	Amount	Percentage
	(in thousands)		(in thousands)
Other income / (expense)	$22	$-	$22	-
Interest income / (expense)	26	(48)	74	153.1%
Total other income / (expense)	$47	$(48)	96	200%

Other income

Other income was $22 for the six months ended June 30, 2025, with no other income being recognized for the six months ended June 30, 2024. The other income was a result of insurance proceeds received due to a previous property loss.

Interest income / (expense)

Interest income was $26 for the six months ended June 30, 2025, while the Company incurred $48 of interest expense for the six months ended June 30, 2024. The change from interest expense to interest income is a result of the Company’s line of credit being paid off during 2024 and no further borrowing during the six months ended June 30, 2025, while also earning interest on daily cash balances.

Liquidity and Capital Resources

In the past few years, we have financed our operations primarily through cash generated from our business operations and proceeds on borrowings through our credit facilities. We had $1,701 and $1,260 of cash and cash equivalents as of June 30, 2025, and 2024, respectively.

Considering recent market conditions and our business assumptions, we have reevaluated our operating cash flows and cash requirements and believe that current cash, cash equivalents, future cash flows from operating activities and cash available under our credit facility will be sufficient to meet our anticipated cash needs, including working capital needs, capital expenditures and contractual obligations for at least 12 months from the issuance date of the financial statements included herein and the foreseeable future.

Short-Term Cash Requirements

Our short-term cash requirements primarily include working capital needs to support inventory build, payroll, marketing, and other operating expenses, as well as approximately $190,000 of lease obligations due within the next 12 months. We expect to fund these requirements with cash on hand, cash generated from operations, and borrowings under our credit facility, if needed.

Long-Term Cash Requirements

Our long-term cash requirements include approximately $820,000 in lease obligations due beyond 12 months, along with anticipated capital expenditures to support our planned regional production facilities. These facilities will represent material investments and are expected to be funded through a combination of operating cash flows and financing activities. We may also pursue additional equity or debt financing in order to acquire or invest in complementary business, products, and/or new IT infrastructure. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all.

Lease Commitments

As of June 30, 2025, we were party to non-cancelable operating lease agreements related to our production facility and office space. Future minimum lease payments under this agreement total approximately $1.0 million dollars, with $190,000 due within the next 12 months and $820,000 due thereafter through 2030. These commitments represent a significant use of cash and we expect to fund them through a combination of existing cash balances and cash flows from operations.

40

Cash Flows

The following tables summarize our sources and uses of cash (amounts in thousands):

	Six Months Ended June 30,		Change
	2025	2024	Amount	Percentage
	(in thousands)		(in thousands)
Cash flows provided by (used in)
Operating activities	$1,833	$1,821	$12	0.7%
Investing activities	(270)	(414)	144	34.7%
Financing activities	(1,748)	(1,573)	(175)	-11.1%
Net decrease in cash and cash equivalents	$(185)	$(166)	$(19)	-11.6%

As of June 30, 2025, the Company provided approximately $1,833 of cash from operating activities compared to cash provided of $1,821 for the same period in 2024.

As of June 30, 2025, the Company had approximately $1,702 cash and cash equivalents and no debt. This compares to $1,260 of cash and $1,256 of total debt related to our credit facility.

Operating Activities

Our main source of operating cash is payments received from our customers. Our primary use of cash in operating activities are for cost of goods sold, and selling, general and administrative expenses.

During the six months ended June 30, 2025, net cash provided by operating activities increased nominally by $12 or 0.7%, to $1,833 as compared to $1,821 the six months ended June 30, 2024. Though the increase in cash provided by operating activities was not materially changed period over period in total, the continued strong results had allowed the Company to keep accounts payable at a normal level for the six months ended June 30, 2025, as opposed to the same period in 2024. Additionally, there was approximately $140 in cash used in preparation for a potential registration filing.

Investing Activities

During the six months ended June 30, 2025, net cash used by investing activities decreased $144, or 34.7%, to $270 as compared to $414 the six months ended June 30, 2024. The decrease in investing activities was due to a reduction of capital spending on equipment used to produce goods to be sold.

Financing Activities

During the six months ended June 30, 2025, net cash used in financing activities increased $175 or 11.1%, to $1,748 as compared to $1,573 the six months ended June 30, 2024. The increase in financing activities was primarily driven by the cash distributions paid to members of the Company for pass-through tax purposes that included tax liabilities for 2024 as well as 2025. Cash distributions to members were $1,748 and $819 for the six months ended June 30, 2025 and 2024, respectively. In addition, for the six months ended June 30, 2024 there were $754 of debt repayments made on the line of credit while no payments were made for the six months ended June 30, 2025, due to the Company having no balance on the line of credit during that time.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 defines a five-step model that requires entities exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying the performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Revenue is recognized at a point in time when control of the product transfers to the customer, which typically occurs upon delivery and customer acceptance. Each contract includes a single performance obligation to transfer control of the product to the customer. Our revenue is recognized net of allowances for returns, discounts, credits and any taxes collected from consumers.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that would meet the criteria for a distinct good or service that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent fulfillment costs, which are included in cost of goods sold, rather than revenue.

41

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 4 to our financial statements.

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities.

As of June 30, 2025, the outstanding amounts related to our revolving credit facility incur interest fees at variable interest rates and are affected by changes in the general level of market interest rates. However, there was no outstanding balance on the credit facility as of June 30, 2025.

Inflation Risk

Inflation generally affects us by increasing our cost of transportation, labor and manufacturing costs. In recent years, we have seen fluctuating transportation costs caused by global supply chain disruptions or geopolitical instability and general inflation effects, which may cause pressure on our costs and margins. During the six months ended June 30, 2025, general inflationary pressures continue to increase the certain elements of our cost of goods and operating expenses. There have been continued discussions about additional tariffs and other import related fees, on goods, including those imported and while the specifics are unclear, if tariffs are implemented on goods from other countries where our company does business, they may raise our company’s cost of importation of ingredients and require our company to adjust its pricing or strategy.

Credit Risk

We are exposed to concentration of credit risk from our major customers. As of June 30, 2025, sales to one customer represented approximately 97% of our net sales. We have not experienced credit issues with this customer. Although we do not maintain provisions for potential credit losses, we evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts and customer credits need to be recorded. Significant economic disruptions or a slowdown in the economy could result in substantial additional charges.

Customer Concentration Risk

For the six months ended June 30, 2025, one customer represented approximately 97% of net sales, compared to 95% and 90% for the years ended December 31, 2024 and 2023, respectively. Our results remain highly dependent on this customer, and any reduction or loss of business could materially affect our revenue and profitability.

In 2025, we began actively pursuing customer diversification, initiating discussions with several large retailers. These efforts led to a new account with a national retailer with initial store rollouts underway and additional expansion expected later this year. While this represents meaningful progress, revenue from these accounts has not yet been significant, and we expect our customer concentration to remain high in the immediate term.

Results of Operations

Year Ended December 31, 2024 and 2023.

The following table summarizes our results of operations for the years ended December 31, 2024 and 2023, respectively:

	Year Ended December 31,
	2024	2023
	(in thousands)	(in thousands)
Net sales	$11,274	$9,380
Cost of goods sold	6,065	5,289
Gross profit	$5,209	$4,091
Operating expenses:
Delivery and handling	501	475
Selling, general and administrative	1,296	1,202
Total operating expenses	$1,798	$1,677
Income from operations	$3,411	$2,414
Other income (expense):
Other income	252	26
Interest expense	(89)	(178)
Total other income (expense)	$163	$(152)
Net income	$3,574	$2,262

Net sales increased $1,894, or 20.2%, to $11,274 for the year ended December 31, 2024, from $9,380 for the year ended December 31, 2023. The increase was primarily driven by an increase in sales volume and additional products.

Gross Profit

	December 31, 2024	December 31, 2023
	(in thousands)	(in thousands)
Cost of goods sold	$6,065	$5,289
Gross profit	$5,209	$4,091
Gross margin (percentage of net sales)	46%	44%

Cost of goods sold increased $869, or 16.7%, to $6,065 for the year ended December 31, 2024, from $5,289 for the year ended December 31, 2023. The increase was primarily driven by an increased volume of materials required to fulfill sales while also being offset by a decrease in per unit manufacturing cost.

Gross profit increased by $1,118, or 27.3%, to $5,209 for the year ended December 31, 2024, from $4,091 for the year ended December 31, 2023. This was primarily driven by an increase in sales, while also lowering the per unit manufacturing cost.

42

Operating Expenses

	December 31, 2024	December 31, 2023
	(in thousands)	(in thousands)
Delivery and handling expense	$501	$475
Selling, general, and administrative	1,296	1,202
Total operating expenses	$1,798	$1,677

Delivery and Handling Expense

Delivery and handing expense increased by $27, or 5.6%, to $501 for the year ended December 31, 2024, from $475 for the year ended December 31, 2023. The increased delivery and handling expense was primarily driven by additional freight out costs due to additional deliveries to our customers driven by the increased sales volume.

Selling, General and Administrative Expenses

Selling, general, and administrative expense increased by $94, or 7.8%, to $1,296 for the year ended December 31, 2024, from $1,202 for the year ended December 31, 2023. The increased SG&A expense was primarily driven by an increase of $45 in general facility upkeep, with the remaining consisting in other general increases in professional fees, security and other general business expenses.

Other Income (Expense), Net

	December 31, 2024	December 31, 2023
	(in thousands)	(in thousands)
Other income	$252	$26
Interest expense	(89)	(178)
Other income (expense), net	$163	$(152)

Other Income

Other income increased by $226, or 870.9%, to $252 for the year ended December 31, 2024, from $26 from December 31, 2023. The increase in other income period over period was due to insurance recovery as disclosed in Note 8 to our financial statements.

Interest Expense

Interest expense decreased by $89, or 50.0%, to $89 for the year ended December 31, 2024, from $178 from December 31, 2023. The decrease in interest expense period over period was due to the repayment of the outstanding principal balance of the credit facility.

Liquidity and Capital Resources

In the past few years, the Company has financed our operations primarily through cash generated from our business operations and proceeds on borrowings through our credit facilities. We had $1,887 and $1,426 of cash and cash equivalents as of December 31, 2024 and 2023, respectively.

Considering recent market conditions and our business assumptions, we have reevaluated our operating cash flows and cash requirements and believe that current cash, cash equivalents, future cash flows from operating activities and cash available under our credit facility will be sufficient to meet our anticipated cash needs, including working capital needs, capital expenditures and contractual obligations for at least 12 months from the issuance date of the financial statements included herein and the foreseeable future.

43

Our future capital requirements will depend on many factors, including our revenue growth rate, our working capital needs primarily for inventory build, our national footprint, the expansion of our marketing activities, the timing and extent of spending to support product development efforts, the introduction of new and enhanced products and the continued market consumption of our products. Our asset-light operating model has provided us with a low-cost nimble, and scalable supply chain, which allows us to adapt to changes in the market or consumer preferences while also efficiently introducing new products across our platform. We may seek additional equity or debt financing in the future in order to acquire or invest in complementary businesses, products and/or new IT infrastructures. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued product innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition.

We have an existing plant in Dallas, Texas. We are currently in the early stages of looking for a second regional cold-craft plant in South Carolina, which will serve as the cornerstone of our Southeast U.S. and East Coast expansion. Our third planned facility, currently contemplated is to be located in either Arizona or Nevada, and will serve as our West Coast production hub. Together, these three regional hubs—Texas (South Central), Florida/South Carolina (Southeast/East), and Arizona or Nevada (West)—will enable us to reach a majority of the U.S. population with refrigerated delivery under cold-chain-compliant conditions. By reducing average transit times and distances, we will be able to:

●	Preserve shelf life and nutrient density
●	Lower logistics and freight costs
●	Reduce spoilage and shrink for retail customers
●	Improve gross margins through localized production

Cash Flows

The following tables summarize our sources and uses of cash:

	December 31, 2024	December 31, 2023
	(in thousands)	(in thousands)
Cash flows provided by (used in):
Operating activities	$3,974	$2,228
Investing activities	(684)	(249)
Financing activities	(2,829)	(1,393)
Net increase in cash and cash equivalents	$461	$586

As of December 31, 2024, the Company used approximately $3,974 of cash from operating activities compared to cash used of $2,228 for the same period in 2023.

As of December 31, 2024, the Company had approximately $1,887 cash and cash equivalents and no debt. This compares to $1,426 of cash and $2,010 of total debt related to our credit facility for the same period in 2023.

Operating Activities

Our main source of operating cash is payments received from our customers. Our primary use of cash in operating activities are for cost of goods sold, and selling, general and administrative expenses.

During the year ended December 31, 2024, net cash provided by operating activities increased $1,746, or 78.4%, to $3,974 as compared to $2,228 the year ended December 31, 2023. The increase in cash provided by operating activities was substantially driven by growth in sales.

44

Investing Activities

During the year ended December 31, 2024, net cash used by investing activities increased $435, or 174.9%, to $684 as compared to $249 the year ended December 31, 2023. The increase in investing activities was due to purchases of equipment used to produce goods to be sold.

Financing Activities

During the year ended December 31, 2024, net cash used in financing activities increased $1,436, or 103.1%, to $2,829 as compared to $1,393 the year ended December 31, 2023. The increase in financing activities was primarily driven by the repayment of the credit facility.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 defines a five-step model that requires entities exercise judgment when considering the terms of contract(s), which include (1) identifying the contract or agreement with a customer, (2) identifying the performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. Revenue is recognized at a point in time when control of the product transfers to the customer, which typically occurs upon delivery and customer acceptance. Each contract includes a single performance obligation to transfer control of the product to the customer. Our revenue is recognized net of allowances for returns, discounts, credits and any taxes collected from consumers.

The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that would meet the criteria for a distinct good or service that could cause revenue to be allocated or adjusted over time.

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities.

As of December 31, 2024, the outstanding amounts related to our revolving credit facility incur interest fees at variable interest rates and are affected by changes in the general level of market interest rates. However, there was no outstanding balance on the credit facility as of December 31, 2024.

Inflation Risk

Inflation generally affects us by increasing our cost of transportation, labor and manufacturing costs. In recent years, we have seen fluctuating transportation costs caused by global supply chain disruptions or geopolitical instability and general inflation effects, which may cause pressure on our costs and margins. During the year ended December 31, 2024 and 2023, general inflationary pressures continue to increase the other elements of our cost of goods and operating expenses. Recently, there have been discussions about potential tariffs and other import related fees, on goods, including those imported and while the specifics are unclear, if tariffs are implemented on goods from other countries where our company does business, they may raise our company’s cost of importation of ingredients and require our company to adjust its pricing or strategy.

Credit Risk

We are exposed to concentration of credit risk from our major customers. As of December 31, 2024 and 2023, sales to one customer represented approximately 95% of our net sales. We have not experienced credit issues with this customer. We have not experienced any losses in such accounts and believes it is not exposed to significant risk. Significant economic disruptions or a slowdown in the economy could result in substantial additional charges.

45

BUSINESS

Overview

Buda Juice is pioneering a new category in beverages-UltraFreshTM juice-offering cold-crafted citrus-based drinks that are never pasteurized, never HPP- processed, never UV- treated and always cold. We combine clean label simplicity, high-tech enhanced cold chain logistics and vertically integrated production to deliver a consistently safe fresh product at scale. Our vision is to make UltraFreshTM juice the new standard, providing clean-living beverages in every grocery store across the U.S., without compromise on safety, taste or nutrients. Our end-to-end cold chain platform delivers always cold, freshly crafted juice, lemonades and wellness shots to grocery retailers in Texas. We have positioned ourselves to take over an underserved market segment that bridges the gap between shelf-stable products and operationally prohibitive in-store juicing, enabling any retailer to offer truly fresh juice without infrastructure investment or operational complexity.

Our breakthrough lies in solving the industry’s fundamental challenge: delivering fresh-crafted quality on a retail scale. While traditional juice companies rely on heat pasteurization, UV treatment or high-pressure processing that degrades flavor and nutrients, and in-store juicing remains limited to less than 5% of grocery stores due to operational barriers, we maintain 35°F temperature control from fruit to shelf. This cold chain process, combined with our centralized production model and food safety protocols, delivers products with 8-12 day shelf life - long enough for retail distribution yet fresh enough to preserve the authentic taste consumers demand.

Buda Juice has created a new category within the juice industry: UltraFreshTM juice: a solution that captures the purity, vibrancy, and nutrition of freshly cold crafted juice, made possible through our cold-chain infrastructure and centralized production model. Unlike traditional juice products that rely on heat pasteurization, UV or high-pressure processing (HPP), or the operational complexity of in-store squeezing.

This UltraFreshTM process eliminates the traditional industry tradeoffs. The juice industry has historically operated under significant compromises: achieving shelf life through pasteurization, UV or HPP at the cost of flavor and nutrient degradation.

Our platform addresses this market gap by enabling grocery chains to offer always cold, freshly cold-crafted juice without the operational burden that traditional in-store preparation requires. In-store juice preparation requires dedicated, certified clean spaces with specialized equipment, processes, and labor, investments that most retailers have not accounted for and are unwilling to make. Our centralized production model directly addresses these operational challenges while delivering fresh delicious and safe products

We have validated our model through strong financial performance, growing revenue from $5.6 million in 2022 to $11.2 million in 2024, representing a 41.8% CAGR. Currently operating from our Dallas plant, we are executing a disciplined geographic expansion strategy with planned facilities in South Carolina (2026) and Arizona or Nevada (2027), which will enable us to serve a large percentage of the U.S. population.

Our market opportunity extends far beyond where we are today. Within the $55.5 billion U.S. juice market1, we are uniquely positioned to capture share across multiple segments: the $8.7 billion refrigerated juice category2, the growing wellness shot market, and the expanding private label segment. As we transition from regional proof-of-concept to national platform, we project revenue to expand significantly as we complete our three-hub infrastructure and diversify across retail, food service, and direct-to-consumer channels

1 Source: IMARC Group, “United States Fruit Juice Market: Industry Trends, Share, Size, Growth, Opportunity and Forecast 2024-2032,” https://www.imarcgroup.com/united-states-fruit-juice-market-statistics

2 Source: Chloe Alverson, “2025 State of the Beverage Industry: Innovation breathes new life into juice market,” Beverage Industry, July 17, 2025, https://www.bevindustry.com/articles/97650-2025-state-of-the-beverage-industry-innovation-breathes-new-life-into-juice-market

46

Product Portfolio

Our product portfolio consists of fresh citrus juice, fresh citrus-based line of lemonades and wellness shot offerings across multiple brand lines and retail customers, all produced using our cold chain process:

Products

Buda Juice (Organic)

●	Wellness shots in 2 oz format

●	Available in 2-pack and 6-pack glass bottle configurations

Buda Fresh – Value-Forward Offering (Non-Organic)

●	Fresh 12 oz Lime Juice, 16 oz and 128 oz Lemon Juice

●	Fresh Orange and Grapefruit Juice (16 oz, 32 oz and 52 oz)

●	Fresh Citrus-based Lemonades and Limeades (16 oz and 52 oz)

Private Label Products (Non-organic and Organic)

●	Fresh Citrus Line (52 oz)

●	Fresh Citrus-based Lemonades and Limeades (52 oz)

Our product portfolio demonstrates both brand diversification and private label manufacturing capabilities, allowing us to serve multiple market segments while leveraging our core cold chain production platform. The organic wellness shots represent our premium positioning and our fresh citrus juices, fresh citrus-based lemonades and private label offerings provide broader market access and volume scale in the UltraFreshTM category.

The strategic focus on citrus as our foundational ingredient provides exceptional product development flexibility and speed-to-market advantages. Since citrus serves as the natural base for our entire portfolio, from fresh orange juice to tasty lemonades, we can rapidly innovate by pairing this stable, high-quality foundation with seasonality, trends, and functional ingredients.

Market Opportunity

The United States fruit juice market represents a substantial opportunity, valued at $55.5 billion in 2024 and projected to reach $77.5 billion by 2033, growing at a compound annual growth rate of 3.8%, according to IMARC Group. Within this market, supermarkets and hypermarkets account for 60% to 70% of total juice sales, aligning directly with our retail-focused business model. 3

Most grocery retailers don’t offer freshly squeezed juice due to operational complexities. This underserved market represents substantial opportunity for our centralized UltraFreshTM model, enabling retailers to offer premium products without operational burden across refrigerated fresh citrus juice, citrus-based line of lemonades and wellness shots.

3 Source: DataHorizzon Research, “Juice Market Size, Trends, Growth & Analysis Report – 2033,” DataHorizzon Research, https://datahorizzonresearch.com/juice-market-54509

47

Nearly two-thirds of Americans consume juice at least once per week, with Generation Z and Millennials representing the largest and fastest-growing consumer segments. These demographics prioritize health, convenience, and flavor variety in their beverage choices. Primary purchase drivers across all consumer segments include products featuring real or natural ingredients, no artificial flavors or colors, vitamin or mineral fortification, and low or reduced sugar content. Consumers demonstrate strong preference for fresh, intensely flavored products that deliver health benefits, creating favorable conditions for premium fresh juice offerings4.

Within the juice market and more specifically the lemonade segment, there is significant growth momentum with a global market valuation of $9.7 billion in 2024, with industry forecasts projecting market expansion to $16.7 billion by 2034, reflecting a compound annual growth rate of 6.3%. The U.S. represents about 27% of the global lemonade market. Consumers are becoming health-conscious, driving demand for beverages that offer natural ingredients and essential nutrients. Lemonade, rich in vitamin C has gained significant traction among individuals looking for hydration with added wellness benefits.5

With one in three consumers believing that natural ingredients are the best way to make beverages healthier, we believe the freshly-squeezed juice category remains underpenetrated relative to traditional juice products and we believe that there is no one that has achieved scale in this segment.

Competition and Competitive Positioning

We operate in the large and fragmented U.S. juice market, where we are driving the UltraFreshTM category: always cold-crafted fresh citrus delivered through centralized production. Our competitive landscape consists of multiple segments, each with distinct processing methods, shelf life characteristics, and value propositions.

Competitive Landscape by Processing Method

The juice market is segmented based on production methodology, each segment representing different trade-offs between shelf life, nutritional integrity, and taste.

Heat-Processed Juice: Traditional pasteurization including ‘light’ or ‘Gourmet’ pasteurization remain the dominant processing method in the juice industry, extending shelf life between 60 days to 12 months but significantly degrading flavor compounds and heat-sensitive nutrients. Major players include Tropicana (PepsiCo), and Minute Maid, Simply Orange (Coca-Cola). These products achieve broad distribution through extensive networks and marketing scale, but we believe cannot match the flavor profile of fresh juice.

High-Pressure Processing (HPP): HPP technology extends shelf life to 30-90 days while maintaining better nutritional content than heat processing. Key competitors utilizing this method include Suja Juice, Naked, Evolution Fresh, and Bolthouse Farms. While positioned as premium, HPP still alters molecular structure, and we believe cannot achieve true fresh taste.

Cold-Pressed: Boutique juice bars offer 3-5 day shelf life products, but we believe face challenges with inconsistent quality, high production costs, and limited distribution capability. Most operate through direct-to-consumer or limited specialty retail channels.

In-Store Fresh-Squeezed: Select premium retailers and certain regional chains offer in-store juicing. However, this model faces significant operational constraints including labor intensity, food safety complexity, equipment maintenance, inconsistent quality, and limited SKU variety. We believe less than 5% of U.S. grocery stores have in-store juicing capabilities.

4 Source: Innova Market Insights, “Juice Market Trends in the US,” published ~1.2 years ago, https://www.innovamarketinsights.com/trends/juice-market-trends-in-the-us/

5 Source: Research and Markets via GlobeNewswire, “Lemonade Industry to Reach $16.7 Billion by 2034 as Demand for Healthy, Natural Beverages Rises,” published April 9, 2025, available at https://www.globenewswire.com/news-release/2025/04/09/3058290/0/en/Lemonade-Industry-to-Reach-16-7-Billion-by-2034-as-Demand-for-Healthy-Natural-Beverages-Rises.html

48

Key Elements of Our UltraFreshTM Process

Buda Juice’s core innovation, and primary competitive advantage, is our continuous cold chain process that maintains products at 35°F throughout the entire supply chain. This system enables us to deliver UltraFreshTM, always fresh cold-crafted juice to retailers and consumers with uncompromised flavor, nutritional integrity, and food safety.

Orchard Selection and Cold Storage: We source tree picked citrus fruits, including Valencias, lemons, limes, and grapefruits. Immediately after harvest, fruits are transferred into refrigerated environments to prevent degradation and preserve essential vitamins and antioxidants.

Centralized Production Facility: Our state-of-the-art, centralized juicing plant operates at a consistent 35°F and is certified under both Juice HACCP (Hazard Analysis and Critical Control Points) and SQF (Safe Quality Food) standards. The facility is optimized for microbial safety, juice clarity, and flavor preservation while reducing contamination risks associated with decentralized operations.

High-tech Powered Automation: We incorporate automation and high-tech innovation across our production line to optimize consistency, improve yield, and reduce labor costs. Our systems monitor juice flow, temperature stability, washing processes, sanitation cycles, and bottling precision, enabling us to maintain exceptionally high quality and safety standards at scale.

Cold Chain Distribution: From our facility to retail shelves, every bottle maintains refrigerated conditions without interruption. We work with cold chain logistics providers to ensure our UltraFreshTM products arrive at retailers with safety as first priority and their nutrient profile, taste, and shelf life fully intact.

The 35°F temperature control is vital for food safety and quality, as it slows bacterial growth and prevents the proliferation of spoilage organisms and pathogens on produce surfaces. The controlled cold chain preserves nutrients and flavor by slowing enzymatic reactions and oxidation that can degrade vitamins, extends shelf life by reducing water loss and preventing premature spoilage, and prevents browning by inhibiting enzymes like polyphenol oxidase.

Our quality assurance process begins with comprehensive inspection of each fruit delivery, evaluating multiple markers including ripeness, contamination, mold presence, pH levels, Brix levels, and visual quality indicators. We have developed a proprietary wash system receiving validation from a leading university research institution. Our manufacturing facilities maintain high cleaning and sanitizing standards, with standardized processes designed to promote safety, cleanliness, and control humidity levels to prevent mold and bacterial growth.

Customer Concentration and Diversification Progress

We have had significant retail customer concentration. A single customer represented approximately 97% of our net sales for the six months ended June 30, 2025, compared to 95% and 90% for the years ended December 31, 2024 and 2023, respectively. This increasing concentration highlights our dependence on this customer.

In 2025, we launched diversification initiatives and successfully onboarded a new national retailer, with initial store rollouts currently underway. While this represents an important step in broadening our customer base, revenues from new customers remain immaterial, and we expect customer concentration to continue in the immediate term. We remain focused on expanding into additional regional and national retailers to mitigate this risk over time.

Our Business Strategy

Geographic Expansion Strategy

We are executing a disciplined, infrastructure-led expansion strategy to establish national distribution capabilities for our UltraFreshTM cold-crafted citrus-based juice platform. Our three-facility hub model is designed to serve a large percentage of the U.S. population while maintaining product integrity through minimized transportation distances and optimized delivery timelines. We will be building the production infrastructure at these locations and lease the space.

49

Current Operations: Texas Hub

Our Dallas, Texas, production plant serves as our primary manufacturing and distribution center, validating our operational model and cold chain capabilities. This 38,000-square-foot plant maintains both HACCP and SQF certifications and currently services the South Central United States. The coverage area of this facility is Texas, Oklahoma, Louisiana, and Arkansas, Mississippi, and New Mexico.

Phase Two: Southeast Hub - South Carolina ( projected to be 2026)

We intend to establish our second production facility in South Carolina, with operations expected to commence in the second half of 2026. This facility will serve the Southeast and Mid-Atlantic regions. We believe it will require approximately $5 million for leasehold improvements, equipment, and operational setup.

Phase Three: Western Hub – Arizona/Nevada (projected to be 2027)

Our third facility, planned for Arizona or Nevada with targeted operations beginning in the second half of 2027, will enable us to serve Western U.S. markets. This facility will serve the West and Northwest regions, including California, Arizona, Nevada, Utah, Colorado, Oregon and Washington State. We believe it will require approximately $5 million for leasehold improvements, equipment, and operational setup.

Sales and Distribution Strategy

We have achieved our current growth through a capital-efficient sales model that leverages strategic relationships and the inherent product differentiation of our UltraFreshTM platform. To date, our sales and development efforts have been led by our Chief Executive Officer and our Executive Chairman, with support from one dedicated marketing professional. This lean structure has proven effective in establishing our initial market presence and validating our business model.

As we expand our geographic footprint and retail customers, we are in discussions with several regional and national retailers. Our leadership team’s extensive industry relationships provide direct access to senior decision-makers at major retail chains.

Marketing and Brand Building

We are committed to expanding brand awareness through targeted education strategies that emphasize the distinctive taste, quality, and integrity of our cold-chain-dependent juice. Sampling plays a role in converting trial into loyalty, as consumers consistently appreciate the superior taste and sensory profile of our products. To accelerate adoption and awareness, we plan to expand in-store demonstration programs and allocate marketing resources to key markets.

Online grocery remains one of the fastest-growing segments in the industry, and we plan to develop and support marketing programs to capture growth in this dynamic channel.

As we continue with our successful private label offering, we will also plan to directly increase our branded product distribution, and we anticipate measured increases in marketing investment to build brand awareness and drive consumer purchasing. Our marketing strategy will focus on in-store activation through sampling programs, targeted digital campaigns focusing on UltraFreshTM positioning to consumers, and strategic promotional programs aligned with retailer objectives.

50

Channel Expansion

Beyond our core grocery retail focus, we have identified significant untapped opportunities in complementary channels including restaurants, bars, hotels, and institutional food service. These channels value our combination of premium quality, food safety certification, and operational simplicity. We plan to develop dedicated sales resources to pursue these opportunities as we establish production capacity in new regions.

Our differentiated product positioning provides advantages in the sales process. Our UltraFreshTM platform offers this segment a unique value proposition that delivers fresh and ‘ready to serve’ products at approximately the cost of raw produce they are currently buying but without labor or capital costs.

Competitive Advantages and Barriers to Entry

We believe our business model creates significant competitive advantages that are difficult for both emerging and legacy beverage companies to replicate. These advantages stem from five key operational and strategic barriers:

End-to-End Cold Chain Infrastructure: Our continuous 35°F cold chain system requires substantial investment, specialized operational expertise, and complex logistics coordination. This infrastructure is difficult to replicate and enables us to maintain consistent product quality and integrity throughout the supply chain.

Asset-Light Model: We have strategically integrated critical production processes while maintaining capital efficiency through selective outsourcing. This structure provides quality control at essential points in our supply chain while preserving operational flexibility and margin optimization.

Established Grower Relationships: We maintain long-term relationships with citrus growers that ensure a consistent supply of premium fruit at competitive prices. These relationships, developed over multiple growing seasons, provide supply chain stability that would require years for competitors to replicate.

Retail Network: Our executive team, led by our Executive Chairman, brings decades of experience and established relationships with major U.S. grocery retailers. Our Executive Chairman has previously founded, scaled, and successfully exited companies in the “fresh” category with distribution in leading national chains. These existing relationships significantly reduce the time and cost typically required to secure retail authorization and shelf placement. Our demonstrated ability to drive category growth while simplifying operations for retail customers has created strong retailer loyalty that reinforces our competitive position.

Strategic Retail Relationship Model: We serve as a comprehensive solution provider that addresses the operational challenges of offering fresh-squeezed juice for large grocery retailers. Our model eliminates the need for retailers to invest in dedicated clean spaces, specialized equipment, trained labor, and food safety management that in-store juicing requires. Traditional in-store squeezing presents numerous challenges including labor-intensive preparation, costly equipment maintenance, food safety complexity, inconsistent output, inefficient use of valuable store space and the cost of increasing labor. Our centralized, Juice HACCP production facility ensures consistent quality and shelf-life while eliminating these operational complexities and associated liabilities. This turnkey solution creates significant value for the retail customer, making us an indispensable category provider rather than simply a vendor.

These combined advantages create substantial barriers to entry, and we believe they will drive us to market leadership as we scale up our operations.

Supplier Orders

Our relationships with retail and distribution partners are generally based on standard purchase order arrangements rather than long-term written contracts. Customer orders are transmitted electronically through an industry-standard electronic data interchange (“EDI”) platform, which provides a secure and efficient means of placing, processing, and tracking orders. Once received, orders are automatically integrated into our internal systems, enabling timely confirmation, fulfillment, and coordination with our cold-chain logistics to ensure product quality is maintained through delivery.

Distribution Methods

We distribute our products to retailers primarily through third-party cold-chain logistics providers and regional/national distributors that transport finished goods from our production facility to retailer distribution centers and stores. These relationships are non-exclusive and are entered into under customary commercial terms.

Our distributors and logistics vendors are required to maintain continuous refrigerated handling at a specified temperature of 35°F, which is verified prior to loading, and trailers must be at the required temperature before product is loaded for transport. Vendors are obligated to carry insurance sufficient to cover product loss due to mishandling or temperature non-conformance, and our agreements contain standard provisions regarding insurance, indemnification, compliance with food-safety regulations, audit/inspection rights, and limitations of liability.

We retain the right to discontinue a vendor’s services at any time, without penalty, for any reason and without prior notice. We believe qualified cold-chain providers are numerous and competitively priced, and if a provider relationship is discontinued, we expect we could transition lanes to alternate providers without significant disruption.

51

Intellectual Property

Trademark Portfolio

We have developed a comprehensive trademark portfolio in the United States to protect our brand identity and product innovations. As of December 31, 2024, we own thirteen registered trademarks and have two pending applications, providing protection for our core brands and proprietary processes.

Registered Trademarks

Our registered trademark portfolio in the United States include:

●	BUDA JUICE® - Our flagship brand registered in the United States (2015)

●	FRESH35® - Registered in the United States (2024), protecting our fresh juice positioning, 35 as a nod to the temperature of our facility.

●	COLDPRESSED 35°® - Registered in the United States (2018), emphasizing our unique temperature-controlled process.

●	ZEN® product line - Including ZEN BLUE ALGAE (2024, U.S.), ZEN GRAPEFRUIT (2020, U.S.), and ZEN ORANGE (2020, US), protecting our wellness shot varieties .

●	RAW ORGANIC REAL® - Registered in the United States (2015) for our organic positioning.

●	C-PAK® - Registered in the United States (2019) for our packaging.

Pending Applications

We have two strategic trademark applications pending in the US:

●	BUDA FRESH™ - Filed March 2024, covering our fresh juice line.

●	ULTRA FRESH™ - Filed December 2024, protecting our pioneering juice category positioning.

Trade Secrets and Proprietary Processes

Beyond our registered trademarks, we maintain valuable trade secrets and proprietary processes that provide competitive advantages:

●	Proprietary Wash System – Validated by a leading university research institution, our washing process maximizes pathogen removal while preserving fruit integrity.

●	Cold Chain Protocols - Detailed operational procedures for maintaining 35°F temperature control throughout our supply chain.

●	Production Formulations - Proprietary recipes for our fresh cold-crafted citrus-based line of Lemonades and Limeades.

Our intellectual property strategy focuses on protecting both our consumer-facing brands and our operational innovations. We work with a leading law firm to maintain and expand our trademark portfolio as we enter new markets and launch new products. As we scale nationally, we will continue to invest in protecting our brand identity and proprietary processes that differentiate us in the marketplace.

We do not currently maintain a patent portfolio, having determined that our competitive advantages are most effectively protected through trade secrets, proprietary operational processes, regulatory certifications, and specialized infrastructure investments. Our core differentiators include proprietary production methodologies, food safety protocols, and continuous cold chain systems that we believe derive greater strategic value when maintained as confidential trade secrets rather than disclosed through patent filings.

52

Regulatory Compliance

Federal and State Regulatory Framework

As a producer of fresh juice products, our manufacturing operations are subject to FDA oversight under 21 CFR Part 120 (Juice HACCP regulation), which requires validated 5-log pathogen reduction protocols. In Texas, we fall under the Texas Department of State Health Services (DSHS) regulations, which set the standards for safety in the state. As we expand to other states, we will continue to operate under FDA and Juice HACCP requirements while also complying with each state’s specific health department requirements.

We maintain NSF certification, SQF Food Safety Code certification (GFSI-recognized, annually recertified), and USDA organic certification for our organic product lines and all products are Kosher Certified. Our Juice HACCP-certified personnel and third-party testing through Food Safety Net Services ensure ongoing compliance.

Suppliers

We source our raw materials from a limited number of suppliers located in California, Arizona, and Mexico. Our supplier relationships are based primarily on the quality of the products they provide. Some suppliers have represented more than 10% of our total product purchases in a given year. For example, in 2024 Full Harvest Technologies, Inc., and C.K.S. Packaging, Inc., accounted for more than 10% of our purchases, while in 2023, neither accounted for more than 10%. This shift reflects our ability to select suppliers based on product quality and availability rather than dependence on any single supplier.

Although we have the ability to substitute among suppliers, there can be no assurance that alternative suppliers would always be able to provide products on a timely basis, at comparable prices, or at the same level of quality. As our business grows, we intend to continue to expand and diversify our supplier base to reduce concentration risk and ensure continuity of supply.

Seasonality in Demand and Suppliers

Our business experiences moderate seasonality, with higher consumption during the summer months when hot weather drives increased demand for refreshing beverages. During peak summer periods, we typically see a 20-30% increase in sales volume as consumers seek out cold, healthy refreshment options. Our citrus juice products, particularly lighter citrus and tropical blends, resonate strongly during these warmer months when hydration and refreshment become top priorities for consumers.

Our supply chain also faces seasonality challenges, particularly with citrus fruits that have distinct growing seasons. To ensure year-round availability of fresh, high-quality citrus, we’ve strategically diversified our sourcing across multiple growing regions. We work with growers in California, Arizona, and Texas, timing our procurement to align with each region’s optimal harvest periods. When domestic citrus is out of season or to supplement supply during peak demand, we also source from growers in Mexico, taking advantage of their complementary growing seasons. This geographic diversification ensures consistent access to fresh citrus while maintaining our quality standards and certification requirements.

While this seasonality creates some fluctuation in both revenue and sourcing throughout the year, our diverse product portfolio helps mitigate extreme swings.

Employees

As of March 31, 2025, we had approximately 40 full-time employees.

Properties and Facilities

We entered into a Commercial Lease Agreement with Lewis Warehouse Management Group LLC for 21,476 square feet for our corporate office, commencing on April 1, 2020, and continuing through July 31, 2025. The base rental schedule is as follows:

-	April 1, 2020 – July 31, 2020 $0.00
-	August 1, 2020 – July 21, 2021 $8,900.00
-	August 1, 2021 – July 31, 2022 $9,216.00
-	August 1, 2022 – July 31, 2023 $9,306.00
-	August 1, 2023 – July 31, 2024 $9,398.00
-	August 1, 2024 – July 31, 2025 $9,843.00

53

We amended the original Commercial Lease Agreement which extended the lease expiration to July 31, 2030.

Under the amended lease, the new base rental includes increasing the space from 22,000 square feet to 38,000 square feet. The fee schedule shall be as follows:

-	August 1, 2025 – July 31, 2026 $15,552.00
-	August 1, 2026 – July 31, 2027 $16,151.00
-	August 1, 2027 – July 31, 2028 $16,814.00
-	August 1, 2028 – July 31, 2029 $17,476.00
-	August 1, 2029 – July 31, 2030 $18,234.00

Legal Proceedings

Occasionally, we may be involved in various disputes and litigation matters that arise in the ordinary course of business.

Corporate Information

We filed a certificate of formation as a limited liability company in the state of Texas on October 23, 2013.

We plan to undertake a statutory conversion from Buda Juice, LLC a Texas limited liability company to Buda Juice, Inc. a Delaware corporation in connection with this Offering (the “Conversion”). The Conversion will be effected in accordance with the Texas Business Organizations Code and the Delaware General Corporation Law. As part of this process, Buda Juice, LLC will adopt a plan of conversion pursuant to Section 10.101 of the Texas Business Organizations Code, which must then be approved in accordance with the Buda Juice, LLC’s governing documents and Texas law. Following approval, Buda Juice, LLC will file a certificate of conversion with the Texas Secretary of State and obtain a certificate of account status from the Texas Comptroller of Public Accounts confirming that it is in good standing for the purposes of conversion. In Delaware, Buda Juice, LLC will file a certificate of conversion and a certificate of incorporation with the Delaware Secretary of State and comply with all applicable Delaware legal requirements, including appointing a registered agent, maintaining a registered office in Delaware, and paying applicable fees and taxes. Upon the Conversion becoming effective pursuant to applicable legal requirements of the States of Texas and Delaware, Buda Juice, Inc. will thereafter exist as a Delaware corporation, continuing as the same entity for all legal purposes, with all of the rights, privileges, and obligations of the Buda Juice, LLC preserved without the need to wind up its affairs. We plan to consummate the Conversion immediately before the closing of this offering.

Our principal executive offices are located at 4030 Black Gold Drive, Dallas, Texas 75247, and our telephone number is (214) 308 5003. Our website address is www.budajuice.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase our Common Stock.

54

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age as of the date of this prospectus, and position of the individuals who serve as directors and executive officers of the Company. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of our directors and executive officers as well as brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Executive Officers
Horatio Lonsdale-Hands	69	Co-Founder, and Chief Executive Officer
Clint Bowers*	48	Chief Financial Officer Nominee
Karina Farquharson	47	Vice President, Marketing & Data Analytics

Directors
Bryan Herr	65	Director, Executive Chaiman
Bernard Lucien Nussbaumer (co-founder)	73	Director
Don Short	73	Director Nominee
Horatio Lonsdale-Hands	69	Director
Doug Burris	53	Director Nominee
Marie Quintana	69	Director Nominee

* Clint Bowers has been appointed to serve as the Chief Financial Officer of the Company effective upon the pricing of this offering.

Executive Officers

Horatio Lonsdale-Hands, Co-Founder, and Chief Executive Officer

Horatio Lonsdale-Hands combines over 40 years of experience in the food and beverage, telecommunications, and hospitality industries in senior management. Previously, he had been involved in multiple companies in the food and hospitality industries, holding positions including Chairman and Chief Executive Officer, President and board member.

From 2000 to 2013, he was Co-Founder and President of Advance Global Communications, Inc., (AGC) a company involved in international telecommunications and an early adopter of voice over IP (VoIP) technology from 1989 through 1998, Lonsdale-Hands was Co-Founder, Chairman and Chief Executive Officer of ZuZu, Inc., a fast-casual restaurant chain and is credited with coining the term “Fast Casual. From 1982 to 1988, he was Co-Founder and President of Nipper’s Champagne Clubs, a hospitality company that focused on upscale entertainment venues with locations in Montecito and Beverly Hills, California.

Chairman and Chief Executive Officer Lonsdale-Hands has served on the Boards or Executive Committee of Arby’s Inc., Advance Global Communication, ZuZu, Inc., and the Rodeo Drive Committee.

He was educated at Harrow School in the UK. He is certified in HACCP and food safety.

Bryan Herr, Executive Chairman

Bryan Herr combines over 40 years of experience in the food and beverage industry in senior management. Previously, he is a pioneer in the value-added produce and fresh food sectors, holding positions including Co-Founder and Chief Executive Officer of Country Fresh, investor, advisor, and board member.

55

From 1988 through 2017, Herr was the Co-Founder and Chief Executive Officer of Country Fresh, Inc., a leading producer and distributor of freshly cut fruits and vegetables. Under his leadership, the company expanded to 9 processing plants nationwide and supplied major retailers such as Walmart, Kroger, and Publix. In 2017, Bryan Herr sold Country Fresh and then bought the company back in 2021.

Byan Herr is also currently a director of Buda Juice. He is also actively involved as an investor and advisor to Buda Juice, in addition to being an advisor, investor and board member across multiple businesses and engaged in a range of philanthropic endeavors.

Clint Bowers, Chief Financial Officer Nominee

Clint Bowers combines over 20 years of experience in corporate finance, accounting, and strategic advisory in senior management. Previously, he had been involved in multiple companies in the finance and beverage industries, holding positions including Vice President, Corporate Controller, Director of Finance, Director of Treasury, and Founder.

From 2013 through 2014, Chief Financial Officer, Clint Bowers was the Vice President and Corporate Controller for Borden Dairy Company, a $2 billion beverage company. From 2009 to 2012, he was Assistant Corporate Controller, Director of Finance and Director of Treasury for Borden Dairy Company, where he held various key financial leadership roles. In 2015, he founded and is CEO of Smart Business Concepts, a Dallas-based accounting and advisory firm that focused on providing outsourced CFO, controller, and accounting services to growth-stage businesses nationwide.

Clint Bowers has also previously been a Board Member and President of a local non-profit private school in Dallas, Texas. He holds a bachelor’s degree in accounting and finance from Texas A&M University’s Mays Business School and is a Certified Public Accountant (CPA).

Karina Farquharson, Vice President, Marketing & Data Analytics

Karina Farquharson combines over 20 years of experience in marketing, data analytics, and strategic planning in senior management. She has been involved in multiple companies in the retail and financial services industries, holding positions including Senior Merchandise Planner, Marketing Analyst and Business Analyst.

From 2005 to 2013, Farquharson held several analyst positions including Senior Merchandise Planner and Online Merchandise Planner for Neiman Marcus, a luxury retail company, where she led strategic planning and performance analysis for key product categories. From 2002 to 2004, she was a Marketing and Business Analyst for Capital One, a financial services company focused on customer insights and campaign optimization.

She holds a master’s degree in Integrated Marketing Communications (IMC) from the Medill School at Northwestern University and a Graduate Certificate in Marketing from the Cox School of Business at Southern Methodist University. She earned her Bachelor of Arts degree in Economics and the Honors Program in Mathematical Methods in the Social Sciences at Northwestern University, graduating magna cum laude with departmental honors.

Directors

Bernard Lucien Nussbaumer

Bernard Lucien Nussbaumer is a Co-Founder of Buda Juice and combines over 30 years of experience in media and business ventures in senior management, following a career as an entrepreneur and producer. Previously, he had been involved in multiple companies in the media, production, and environmental sectors, holding positions including Co-Founder, Producer, and board member.

56

He is Co-Founder of Plan T, a non-profit environmental organization focused on sustainability and reforestation initiatives.

Doug Burris

Doug Burris combines over 37 years of experience in the food and grocery retail industry in senior management. Previously, he had been involved in multiple companies in the fresh food and retail sectors, holding positions including Chief Executive Officer, Senior Executive, and board member.

From 2021 through current, Burris is the Chief Executive Officer of Country Fresh, Inc., one of the largest producers and distributors of freshly cut fruits and vegetables in the United States, operating 9 processing plants nationwide and serving major national retailers including Walmart, Kroger, and Publix. From 1988 to 2001, he held senior management positions at H-E-B, a leading grocery retailer, where he gained extensive experience in retail operations and supply chain management.

Doug Burris is also currently CEO and Board director of CMM, J.Skinner Baking & Country Fresh.

He has an undergraduate degree from Texas A&M and holds any MBA from Texas A&M.

Donald Short

Donald Short combines over 30 years of experience in the global beverage industry in senior management. Previously, he had been involved in multiple divisions of The Coca-Cola Company, holding positions including Worldwide Chief Executive Officer and President.

From 2002 through 2006, Short was the Worldwide Chief Executive Officer and President of Minute Maid, an $8 billion division of The Coca-Cola Company. From 1997 to 2000, he was CEO and President of The Coca-Cola Company India, overseeing strategic and operational initiatives in one of the company’s fastest-growing markets. From 2000 to 2002, he was CEO and President of The Coca-Cola Company Middle East and Africa, a division focused on international expansion and market development across emerging economies.

Donald Short is also currently a director of Boomerang Pies, Theater Aspen, Nasher Sculpture Center and Founder and CEO of The New Artisan Distillery.

He has an undergraduate degree from University of North Carolina at Pembroke.

Marie Quintana

Marie Quintana combines over 30 years of experience in corporate leadership across healthcare, consumer goods, technology, and retail industries. Previously, she had been involved in multiple Fortune 500 companies, holding positions including Senior Executive, Board Member, and Strategic Advisor.

From 2018 through2022, Director Quintana was Chief Marketing Officer and Executive Vice President of Communications at Tenet Healthcare and co-chaired the Environmental, Social, and Governance Board Committee. From 2005-2012 at PepsiCo was Senior Vice President of Multicultural Sales and Marketing, from 2003-2005, she was Vice President of Global IT Strategy and from 1998 to 2003 was Vice President of Technology. From 1996 to 1998 was an executive at Perot Systems doing special projects for Ross Perot, Sr.

Marie Quintana currently serves or has served on the board of The Governing Board of Directors of the Detroit Medical Center, Board Director of Fetch Rewards, Board Director of Network for Executive Women, Board Director of Catholic Charities of Dallas and President of The Tenet Healthcare Foundation.

57

She has been nationally recognized among the Top 50 Hispanic Women in Business by Hispanic Business Magazine, one of the Top 50 Women in Grocery by Progressive Grocer, and a Top 5 Latina Executive by Latina Style Magazine. In 2022, she received the Latino Leaders Maestro Award for Professional Achievement.

She has an undergraduate degree from Louisiana State University and a has a master’s from Tulane University.

Family Relationships

Karina Farquharson, Vice President of Marketing, is wife of the CEO, Horatio Lonsdale-Hands.

Board Composition and Election of Directors

Our board of directors will consist of six members upon consummation of the Conversion.

Director Independence

Under Rule 303A of the NYSE American Rules, a director will only qualify as an “independent director” if, our board of directors affirmatively determines that the person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of [   ], a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has reviewed the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each [   ], [  ], and [  ], is an “independent director” as defined under Rule 303A of the NYSE American Rules. Our board of directors also determined that [   ], [   ], and [   ] will comprise our audit committee following this offering, [   ], [   ], and [   ] will comprise our compensation committee following this offering, and [  ], [  ], and [  ] will comprise our nominating and corporate governance committee following this offering, satisfy the independence standards for such committees established by the SEC and the NYSE rules, as applicable. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our board of directors has not adopted a formal policy regarding the separation of the offices of Chief Executive Officer and Chairman of the board of directors. Rather, the board of directors believes that different leadership structures may be appropriate for the Company at different times and under different circumstances, and it prefers flexibility in making this decision based on its evaluation of the relevant facts at any given time.

Under our current Board leadership structure, the Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company.

Role of the Board in Risk Oversight

We face a number of risks, including those described under the caption “Risk Factors” contained elsewhere in this prospectus. Our board of directors believes that risk management is an important part of establishing, updating and executing on our business strategy. Our board of directors has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of our company. Our board of directors focuses its oversight on the most significant risks facing us and, on our processes, to identify, prioritize, assess, manage and mitigate those risks. Our board of directors receives regular reports from members of our senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While our board of directors has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

58

Board Committees

Following this Offering, we will have the following board of directors’ committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The anticipated composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Upon our listing on the NYSE, each committee’s charter will be available under the Corporate Governance section of our website at https://budajuice.com/ The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee. The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	discussing our risk management policies;

●	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

●	reviewing and discussing with management our compliance with the FCPA;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by the United States Securities and Exchange Commission (“SEC”) rules.

After this offering, we expect that the initial members of our audit committee will be [   ], [   ], and [   ]. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. Our board has determined that Barrett Evans is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. Under the SEC rules, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that Barrett Evans is independent under the heightened audit committee independence standards of the SEC and the NYSE.

As allowed under the applicable rules and regulations of the SEC and the NYSE, we intend to phase in compliance with the audit committee composition requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

59

Compensation Committee. The compensation committee’s responsibilities include:

●	reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

●	overseeing and administering our cash and equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

After this offering, we expect the members of our compensation committee will be [   ], [   ], and [  ]. Each of the members of our compensation committee is independent under the applicable rules and regulations of NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:

●	identifying individuals qualified to become board members;

●	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

●	developing and recommending to our board of directors’ corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

●	overseeing a periodic evaluation of our board of directors.

After this offering, we expect that the members of our nominating and corporate governance committee will be [   ], [   ], and [   ]. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of NYSE relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Ethics and Code of Conduct

We will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions prior to the consummation of the offering. Upon our listing on the NYSE, our code of business conduct and ethics will be available under the Corporate Governance section of our website at https://budajuice.com/. In addition, we intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

60

Clawback Policy

We will adopt a clawback policy that complies with the requirements of Rule 10D-1 under the Exchange Act and the applicable listing standards of the NYSE prior to the consummation of the offering. Under this policy, in the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, we will recover reasonably promptly from our current and former executive officers the amount of erroneously awarded incentive-based compensation received during the three completed fiscal years preceding the date we are required to prepare the restatement.

The policy applies to incentive-based compensation that is received on or after the effective date of the applicable listing standards. We will recover erroneously awarded compensation except to the extent that our board of directors, or a committee thereof, determines that recovery would be impracticable due to certain limited exceptions permitted by Rule 10D-1 and the listing standards.

We will not indemnify any current or former executive officer against the loss of erroneously awarded compensation under the policy.

Cybersecurity

We have implemented and maintain various information security measures designed to protect against unauthorized access to or from our information systems, including physical, electronic, and procedural safeguards. These measures include firewalls, intrusion detection and prevention systems, regular security assessments, employee training, and incident response procedures. We also maintain cyber insurance coverage, though this coverage may not be adequate to cover all potential losses.

Despite our security measures, our information technology and infrastructure may be vulnerable to cyberattacks or breaches due to employee error, malfeasance, or other disruptions. We have experienced, and expect to continue to experience, cybersecurity threats and incidents, although to date none have had a material impact on our business or operations. As we grow and process increasing amounts of consumer data through our e-commerce platform and retail customers’ systems, we may become a more attractive target for cyberattacks.

We are subject to various laws and regulations relating to privacy and data security, including with respect to the collection, storage, use, transmission, and protection of personal information and other consumer data. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement actions against us, including fines, imprisonment of company officials, and public censure, claims for damages by consumers and other affected individuals, damage to our reputation, and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, and results of operations.

61

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

The following sets forth the compensation paid by us to our named executive officers during the fiscal years ended 2024 and 2023.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Horatio Lonsdale-Hands	2024	144,000	0	0	0	0	144,000
Chief Executive Officer	2023	144,000	0	0	0	0	144,000

Karina Farquharson	2024	60,000	0	0	0	0	60,000
Vice President, Marketing	2023	60,000	0	0	0	0	60,000

Incentive Award Plans

The Company has maintained an incentive award arrangement designed to recognize the contributions of employees and certain service providers. This plan included provisions that would have provided participants with an opportunity to receive a payout in the event of a qualifying change of control. As no such change of control has occurred, and in light of the Company’s current corporate structure and proposed public offering, these prior awards will expire at the time of our conversion from LLC to Inc. without value and will not be redeemable.

In acknowledgment of the critical role that our employees have played in the Company’s development to date, and to align their interests with the Company’s long-term growth and success, we have undertaken a valuation analysis using the Black-Scholes option pricing model. This model was used to reasonably estimate the economic value associated with the prior awards, which has informed the structure and scope of new grants under our forthcoming equity incentive program.

In connection with this offering, we intend to adopt the 2025 Incentive Award Plan (the “2025 Plan”) upon listing on the NYSE, subject to stockholder approval. The 2025 plan will permit the grant of a variety of equity-based and cash-based awards to eligible employees, directors, and consultants, with the goal of attracting, motivating, and retaining individuals who will contribute to our long-term success as a public company.

Director Compensation

The Company will be compensating its non-employee directors with equity awards upon completion of the Company’s listing on NYSE, subject to stockholder approval of the 2025 Plan. Each independent director will be granted equity awards under the 2025 plan equal to 0.5% of the Company’s total issued and outstanding equity. In addition, directors who serve as a committee chair will receive an additional 0.1% of the Company’s total issued and outstanding equity for each committee chaired, and the lead independent director will receive 0.1% of the Company’s total outstanding equity. The Company plans to implement the equity compensation plan for the non-employee members of the board of directors upon listing on NYSE.

Indemnification Agreements

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We also will purchase directors’ and officers’ liability insurance in the amount of $5,000,000.

62

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Currently we do not have any related party transactions required to be disclosed other than the credit facility which is supported by personal guarantees from Horatio Lonsdale-Hands, Bryan Herr, and Bernard Nussbaumer, as described below:.

On July 8, 2016, the Company entered into a financing agreement with Zions Bancorporation, N.A., doing business as Amegy Bank (“Amegy”), for a revolving line of credit. The original facility provided up to $2,010,000 in borrowings and had an 8-year term, maturing on July 8, 2024.

On July 20, 2024, the agreement was amended to increase the borrowing capacity from $2,000,000 to $3,000,000 and extend the availability to July 8, 2025. On July 9, 2025, availability was extended to July 8, 2026. Interest on borrowings is variable, based on the Prime Rate as published in The Wall Street Journal, and was 8.5% per annum as of the amendment date.

The Company repaid the full outstanding balance of the facility on October 4, 2024. As of December 31, 2024, there were no outstanding borrowings, and the full $3,000,000 remained available under the line of credit.

The facility is supported by personal guarantees from the three members of the Company’s Board of Directors, Bryan Herr, Bernard Lucien Nussbaumer, and Horatio Lonsdale-Hands. These guarantees were reaffirmed as part of the July 20, 2024 amendment.

Policies and Procedures for Related Person Transactions

Our board will adopt a written related person transaction policy to be effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved will be the lesser of $120,000 or 1% of the average of our year-end total assets for the last two completed fiscal years, in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

63

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of [   ], 2025 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock (other than named executive officers and directors);

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The number of shares of Common Stock beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our Common Stock before this Offering is based on 10,000,000 shares of Common Stock outstanding as of the date of this prospectus after giving effect to the Conversion. Percentage ownership of our Common Stock after the Offering is based on 12,166,667 shares of Common Stock outstanding after the offering and giving effect to the Stock Redemption. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, restricted units, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of [    ], 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

To calculate a stockholder’s percentage of beneficial ownership of Common Stock, we must include in the numerator and denominator those shares of Common Stock, as well as those shares of Common Stock underlying options, warrants and convertible securities, that such stockholder is considered to beneficially own. Shares of Common Stock, and Common Stock underlying options, warrants and convertible securities, held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating the beneficial ownership of each of the stockholders may be different.

To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

	Beneficial Ownership Before the Offering Common Stock		Beneficial Ownership After the Offering Common Stock (4)
Name of Beneficial Owner(1)	Shares	%(2)	Shares	%
5% Stockholders:
2469447 Ontario Ltd. (3)	769,418	7.69%	769,418	6.07%

Executive Officers and Directors:
Horatio Lonsdale-Hands (5)	2,337,051	23.37%	1,837,051	18.45%
Clint Bowers		0.00%	0	0%
Karina Farquharson		0.00%	0	0%
Bryan Herr	2,455,966	24.56%	2,455,966	19.39%
Bernard Lucien Nussbaumer	2,904,860	29.05%	2,904,860	22.93%
Don Short	0	0.00%	0	0%
Doug Burris	100,158	1.00%	100,158	0.79%
Marie Quintana	0	0%	0	0%
All directors and executive officers as a group (5)	8,567,813	85.67%	8,067,453	67.64%

(1)	Except as otherwise indicated, the address for the executive officers and directors is 4030 Black Gold Drive, Dallas, Texas, 75247
(2)	Based on 10,000,000 shares of Common Stock outstanding as of the date of the prospectus after giving effect to the proposed Conversion.
(3)	Travis Bell may be deemed to exercise voting and investment control over the common stock held by 2469447 Ontario Ltd. The business address for Travis Bell is 861 Sunningdale Bend, Mississauga, Ontario L5J1G1, Canada.
(4)	The percentage in “Beneficial Ownership After the Offering Common Stock” reflects the reduced percentage due to the sale of shares of Common Stock by the Company and the Stock Redemption.
(5)	The percentage in “Beneficial Ownership After the Offering Common Stock” reflects the reduced percentage due to the Stock Redemption.

64

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our articles of incorporation and bylaws. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

The Company is authorized to issue an aggregate of 100,000,000 shares. The authorized capital stock is divided into 90,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date of this prospectus, there were 10,000,000 shares of our Common Stock outstanding, held by 10 stockholder of record and 0 shares of our preferred stock outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. The holders of outstanding shares of Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock is entitled to one vote.

Dividends. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board of directors from time to time out of assets or funds of the Company legally available therefor.

Liquidation. Subject to the rights of holders of any series of outstanding preferred stock, holders of shares of Common Stock have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Rights and Preferences. Holders of our Common Stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series.

Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

65

Underwriter’s Warrants

Upon the closing of this Offering, there will be up to 266,667 (306,667 shares of Common Stock if the full amount of the overallotment option is exercised) shares of Common Stock issuable upon exercise of the Underwriter’s Warrants. See “Underwriting - Underwriter’s Warrants” below for a description of the Underwriter’s Warrants.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Specifically, among other things, our certificate of incorporation and our bylaws will provide:

● do not provide for cumulative voting in the election of directors;

● provide for the exclusive right of the board to elect a director to fill a vacancy created by the expansion of the board or the resignation, death, or removal of a director by stockholders;

● requires that a special meeting of stockholders may be called only by the board, or by a committee of the board that has been designated by the board;

● limits the liability of, and provides indemnification to, our directors and officers;

● controls the procedures for the conduct and scheduling of stockholder meetings;

● specifies advance notice procedures that stockholders must comply with in order to nominate candidates to the board or to propose matters to be acted upon at a stockholders’ meeting

Limitations on Liability and Indemnification of Officers and Directors

The General Corporation Law of the State of Delaware (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability, indemnification, and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law

Listing

We have applied to list our Common Stock on the NYSE under the symbol “BUDA”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

66

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this Offering, there was no public market for our Common Stock, and no predictions can be made about the effect, if any, that market sales of our Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors - Risks Relating to this offering - A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.” Furthermore, although we intend to apply to have our Common Stock listed on the NYSE, we cannot assure you that there will be an active public trading market for our Common Stock.

Upon the closing of this offering, based on the number of shares of our Common Stock outstanding as of the date of this prospectus, we will have an aggregate of 12,666,667 shares of our Common Stock outstanding. Of these shares of our Common Stock, all of the 2,666,667 shares sold in this Offering (or 3,066,667 shares if the underwriter exercises in full its option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule144 under the Securities Act, whose sales would be subject to the Rule144 resale restrictions described below, other than the holding period requirement.

Of the remaining shares of our Common Stock, approximately 10,000,000 will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 12-month lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately 10,000,000 shares of our Common Stock will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up and Market Standoff Agreements

All of our directors, executive officers and stockholders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our Common Stock, options to acquire shares of our Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 12 months following the date of this prospectus, without the prior written consent of the underwriter. However, our co-founder and CEO, Horatio Lonsdale-Hands will be able to sell up to $1,250,000 worth of Common Stock after 90 days from the closing of this Offering and the Company will be able to register those shares under a registration statement. See the section entitled “Underwriting.”

Rule 144

Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “brokers transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three month-period that does not exceed the greater of:

●	1% of the number of our Common Stock then outstanding, which will equal approximately 93,150 shares of our Common Stock immediately after this Offering; or

●	the average weekly reported trading volume in shares of our Common Stock on the NYSE during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC with respect to such sale.

Affiliates resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, officers, directors, consultants or advisors who purchases shares of our Common Stock from us in connection with a compensatory stock or option plan or other written agreement executed before the effective date of the registration statement under the Securities Act is entitled to resell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of ours can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of ours can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

67

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this Offering, but does not purport to be a complete and comprehensive analysis of all potential tax consequences. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not addressed herein. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to non-U.S. holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

● U.S. expatriates and certain former citizens or long-term residents of the United States;

● persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

● banks, insurance companies, and other financial institutions;

● brokers, dealers or traders in securities or currencies;

● persons that hold more than 5% of our Common Stock, directly or indirectly;

● “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

● corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

● partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

● tax-exempt organizations or governmental organizations;

● persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

● persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

● persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

● qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

● persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement; and

● tax-qualified retirement plans.

68

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner (or person or entity treated as a partner) will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE AND DOES NOT SERVE AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither a “U.S. person,” nor an entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, such distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “- Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

69

Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a properly completed and executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities (e.g., partnerships) rather than corporations or individuals.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Common Stock constitute U.S. real property interests, or USRPIs, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

70

With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least 50% of our business assets. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a non-U.S. holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on FATCA, payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRAS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and applicable Treasury Regulations (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

71

UNDERWRITING

We have entered into an underwriting agreement, dated [●], 2025, with MDB Capital, the operating name for Public Ventures, LLC, acting as the sole book-running manager. Subject to the terms and conditions of the underwriting agreement, MDB Capital as the underwriter will purchase from the Company, and the Company has agreed to sell to it, an aggregate of 2,666,667 shares of Common Stock.

The underwriting agreement between the Company and MDB Capital provides that the obligations of the underwriter to pay for and accept delivery of the shares of Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The shares of Common Stock are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the shares of Common Stock offered by this prospectus if any such shares are taken.

We have agreed to indemnify the underwriter and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

We have granted a 45-day option to the underwriter to purchase from the Company up to 400,000 additional shares of Common Stock solely to cover over-allotments, if any. If the underwriter exercises the option in full, the total maximum underwriting discounts and commissions payable will be $1,610,000, and the total proceeds net of full amount of the potential discounts and commissions, to us, before expenses, will be approximately $21,390,002.

Discounts and Commissions

The underwriter proposes to offer the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter. Any shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.315 per share.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commission is 7% of the public offering price and assumes the underwriting commission is applied to all the shares of Common Stock to be sold in the offering.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$7.50	$20,000,000	$23,000,000
Underwriting discount payable by Company (7%)	$.2625	$1,400,000	$1,610,000
Proceeds to Company, before expenses, to us	$6.9750	$18,600,000	$21,390,000

72

The registration statement, of which this prospectus is a part, registers for sale warrants, to be issued by the Company to the underwriter in connection with the offering, to purchase up to 266,667 shares of Common Stock (or up to 306,667 shares of Common Stock if the underwriter’s over-allotment option is exercised in full) to be issued to the underwriter, which will have an exercise price of $9.375 (125% of the public offering price). The warrants will represent 10% of the shares of Common Stock being sold by the Company in this Offering. The Company has also agreed to pay to the underwriter in connection with the offering a non-accountable expense allowance of $100,000.

Our total estimated expenses of the Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $516,823.

Over-Allotment Option

We have granted a 45-day option to the underwriter to purchase up to 400,000 additional shares of Common Stock, equal to 15% of the shares of Common Stock sold in the IPO by the Company, solely to cover over-allotments, if any, at the public offering price, less underwriting discounts and commissions.

Underwriter’s Warrant

Upon closing of this Offering, we have agreed to sell to the underwriter or its designees as part of the underwriter compensation, warrants to purchase up to 266,667 shares of Common Stock (or up to 306,667 shares of Common Stock if the underwriter’s over-allotment option is exercised in full), which is equal to 10% of the aggregate number of shares of Common Stock sold by the Company in this Offering (the “Underwriter’s Warrants”). The Underwriter’s Warrants will be exercisable at a per share exercise price equal to $9.375 (125% of the public offering price per share in this Offering). The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days after the effective date of the registration statement of which this prospectus is a part until the five year anniversary of the effective date of the registration statement.

The Underwriter’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up. The underwriter (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying the warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants will be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We and our executive officers, directors, director nominees, and employees have agreed pursuant to “lock-up” agreements not to, or are subject to other restrictions so that they may not, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our Common Stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for 365 days from the date of this prospectus. However, our co-founder and CEO, Horatio Lonsdale-Hands will be able to sell up to $1,250,000 worth of Common Stock after 90 days from the closing of this Offering, and the Company will be able to register those shares under a registration statement.

73

Market

We have applied to list our Common Stock on the NYSE under the symbol “BUDA”. Prior to this Offering, there has been no established trading market for the shares of Common Stock.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the Offering, the underwriter may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares of securities than they are required to purchase in the Offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of securities in the Offering. The underwriter may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the Offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriter in the open market before the completion of the Offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in an open market.

The underwriter makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in the Offering. The underwriter may agree to allocate a number of shares of securities to the underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, the underwriter and/or their affiliates in the future may provide to us, various advisory, investment and commercial banking and other services in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter or any of their affiliates for any further services for fees and commissions.

74

Pricing of the Offering

The public offering price was determined by negotiations between us and the underwriter. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our assets, our intellectual property portfolio and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriter can assure investors that an active trading market for the shares will develop or that, after the Offering, the shares will trade in the public market at or above the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are “accredited investors”, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario). Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. As this prospectus is not being filed and receipted by any provincial securities commission in Canada, any remedies or rights of rescission normally available under a prospectus are not available to such purchasers. Canadian accredited purchasers should consult with a legal advisor to determine what rights they may have in the event of misrepresentation in this prospectus.]

LEGAL MATTERS

The validity of the shares of Common Stock covered by this prospectus will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. Certain legal matters relating to the Offering will be passed upon for the underwriter by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York.

EXPERTS

The financial statements of Buda Juice, LLC as of and for the years ended December 31, 2024 and 2023 appearing in this prospectus have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

75

F-1

Buda Juice LLC

Condensed Balance Sheets

(Amounts in Thousands)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash	$1,702	$1,887
Accounts receivable	500	395
Inventory	483	374
Prepaid expenses and other current assets	187	41
Total current assets	2,872	2,697

Property and equipment, net of accumulated depreciation of $2,006 and $1,850, respectively	1,084	969
Operating lease right-of-use asset	14	65
Total assets	$3,970	$3,731

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$504	$449
Other current liabilities	71	58
Operating lease liability, current portion	10	68
Total current liabilities	585	575
Total liabilities	585	575
Members’ equity
Members’ equity	3,757	5,505
Accumulated deficit	(372)	(2,349)
Total equity	3,385	3,156
Total liabilities and members’ equity	$3,970	$3,731

See accompanying notes to the unaudited condensed financial statements

F-2

Buda Juice LLC

Condensed Statements of Operations (Unaudited)

(Amounts in Thousands)

	Six Months Ended
	June 30, 2025	June 30, 2024
Net sales	$6,547	$5,598
Cost of goods sold	3,542	2,872
Gross profit	3,005	2,725

Operating expenses:
Delivery and handling expense	273	291
Selling, general and administrative expense	803	684
Total operating expenses	1,076	975

Income from operations	1,929	1,750

Other income / (expense)	22	-
Interest income / (expense), net	26	(48)

Net income	$1,977	$1,702

Unaudited proforma earnings per common share [1]
Basic	$0.16	$0.13
Diluted	$0.11	$0.10

Unaudited proforma weighted average shares outstanding
Basic	10,000	10,000
Diluted	14,000	14,000

[1] Adjusted for proforma effect of federal corporate tax rate of twenty-one percent to reflect conversion from LLC to Inc.

See accompanying notes to the unaudited condensed financial statements

F-3

Buda Juice LLC

Condensed Statements of Changes in Members’ Equity (Unaudited)

(Amounts in Thousands)

	Members’ Equity	Accumulated Deficit	Total Members’ Equity
BALANCE – January 1, 2024	$6,324	$(5,923)	$401
Net income	-	1,702	1,702
Distributions	(819)	-	(819)
BALANCE – June 30, 2024	5,505	(4,221)	1,284
BALANCE – January 1, 2025	5,505	(2,349)	3,156
Net income	-	1,977	1,977
Distributions	(1,748)	-	(1,748)
BALANCE – June 30, 2025	$3,757	$(372)	$3,385

See accompanying notes to the unaudited condensed financial statements

F-4

Buda Juice LLC

Condensed Statements of Cash Flows (Unaudited)

(Amounts in Thousands)

	Six Months Ended
	June 30, 2025	June 30, 2024

Net income	$1,977	$1,702
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	156	133
Amortization of right to use asset	50	50

Changes in assets and liabilities:
Accounts receivable	(105)	(285)
Inventory	(109)	(29)
Prepaid expenses and other current assets	(146)	(11)
Accounts payable and other current liabilities	68	314
Payments on operating lease obligations	(58)	(53)
Net cash provided by operating activities	1,833	1,821

Cash flows from investing activities
Capital spending of property and equipment	(270)	(414)
Net cash used for investing activities	(270)	(414)

Cash flows from financing activities
Net payments of line of credit	-	(754)
Cash distributed to owners	(1,748)	(819)
Net cash used for financing activities	(1,748)	(1,573)

Net decrease in cash and cash equivalents	(185)	(166)
Cash and cash equivalents at beginning of year	1,887	1,426
Cash and cash equivalents at end of period	$1,702	$1,260
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$72

See accompanying notes to the unaudited condensed financial statements

F-5

BUDA JUICE LLC

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

1.	BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Regulation S-X and do not include all the information and disclosures required by generally accepted accounting principles in the United States of America (“GAAP”). The Company has made estimates and judgments affecting the amounts reported in the Company’s condensed financial statements and the accompanying notes. The actual results experienced by the Company may differ materially from the Company’s estimates. The condensed financial information is unaudited but reflects all normal adjustments that are, in the opinion of management, necessary to provide a fair statement of results for the interim periods presented. These condensed financial statements should be read in conjunction with the Company’s audited financial statements, which includes additional information on our significant accounting policies outlined in Note 2 – Summary of Significant Accounting Policies, as well as the methods and assumptions used in our estimates for the years ended December 31, 2024 and 2023. The balance sheet as of December 31, 2024, was derived from the Company’s audited 2024 financial statements.

The results of operations for the six months ended June 30, 2025, are not necessarily indicative of the results that may be expected for the full year ended December 31, 2025.

The accompanying financial statements reflect the application of certain significant accounting policies as described below and elsewhere in these notes to the financial statements.

2.	FAIR VALUE MEASUREMENTS

We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in our financial statements. We categorize assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are both unobservable and significant to the overall fair value measurements reflecting an entity’s estimates of assumptions that market participants would use in pricing the asset or liability.

Our balance sheets include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, for which the carrying amounts approximate fair value due to their short-term maturity. As of the reporting date, the Company did not have any financial instruments measured at fair value on a recurring basis or any variable-rate credit facilities.

3.	SEGMENT INFORMATION

The Company operates as a single reportable segment under ASC 280, Segment Reporting. The Company’s chief operating decision maker (CODM) is the Board of Directors (BOD), which includes the chief executive officer and executive chairman of the BOD. The CODM reviews financial information on a basis for purposes of allocating resources and evaluating financial performance.

F-6

Description of Products and Services

The Company derives revenues primarily from its product line of cold-crafted citrus-based beverages, which are mostly sold directly to large grocery chains via third-party delivery services.

Factors Used to Identify Reportable Segments

The Company has one reportable segment, as business activities are managed on a basis. Revenues are derived exclusively in the United States, specifically in Texas.

Measurement of Segment Profit or Loss

The accounting policies applied to our segment follow those applied to the Company as a whole. The CODM assesses performance and allocates resources based on net income, which is the same as net income reported in the statements of income. The CODM uses net income to evaluate return on assets, decide on reinvestments or dividends, monitor budget versus actual results, and benchmark against competitors. This measure also informs management compensation decisions.

The Company does not have intra-entity sales or transfers.

The following table presents information about reported segment revenue, significant segment expenses, and profit or loss for the six months ended June 30, 2025 and 2024.

	Six Months Ended
	June 30, 2025	June 30, 2024
	(in thousands)
Revenue	$6,547	$5,598
Significant expenses:
Cost of goods sold	3,542	2,872
Delivery and handling	273	291
Salaries and employee benefits	223	179
Depreciation expense	156	133
Repair and maintenance	56	56
Lease expense	83	84
Rent and utilities	40	84
Professional fees	80	51
Marketing	54	10
Other expenses / (income)	63	135
Net income (Segment Profit or Loss)	$1,977	$1,702

The segment’s net income reconciles directly to the Company’s net income, with no adjustments required. Segment assets are measured as total assets, which were $3,970 as of June 30, 2025, and $3,731 as of December 31, 2024.

Entity-Wide Disclosures

Revenues by Product or Service

Although the Company operates in one segment, revenues from external customers are disaggregated by major product lines as follows:

Revenue Source	June 30, 2025	June 30, 2024
	(in thousands)
Branded – Organic	$742	$1,008
Branded – Non-Organic	2,935	2,838
Private Label/Other	2,870	1,751
Total revenue	$6,547	$5,598

Geographic Information

Revenues are attributed to geographic areas based on customer location. Long-lived assets are attributed on physical location. All revenues and assets are derived in the United States, specifically Texas, and are presented as such in the statements of income and balance sheets.

Major Customers

Revenues from one customer represented approximately $6,341 (97% of net sales) for the six months ended June 30, 2025 and $5,310 (97% of net sales) for the six months ended June 30, 2024. No other customer accounted for 10% or more of total net sales.

F-7

4.	ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

In November 2024, the FASB issued guidance to improve the disclosure of expenses in commonly presented expense captions. The new guidance requires a public entity to provide tabular disclosure, on an annual and interim basis, of amounts for the following expense categories: (1) purchases of inventory, (2) employee compensation, (3) depreciation and (4) intangible asset amortization, as included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement that contains any of the expense categories noted. Additionally, on an annual and interim basis, a qualitative description is required for amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. The guidance also requires certain amounts that are currently required to be disclosed to be included in the same tabular disclosure as these disaggregation requirements. Furthermore, on an annual and interim basis, a public entity is required to separately disclose selling expenses and annually, disclose a description of the selling expenses. The guidance is effective for 2027 annual reporting, and in the first quarter of 2028 for interim reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2027 annual reporting and each quarter thereafter, on a prospective basis.

In December 2023, the FASB issued guidance to enhance transparency of income tax disclosures. On an annual basis, the new guidance requires a public entity to disclose: (1) specific categories in the rate reconciliation, (2) additional information for reconciling items that are equal to or greater than 5% of the amount computed by multiplying income (or loss) from continuing operations before income tax expense (or benefit) by the applicable statutory income tax rate, (3) income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes, with foreign taxes disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than 5% of total income taxes paid, (4) income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign, and (5) income tax expense (or benefit) from continuing operations disaggregated between federal (national), state and foreign. The guidance is effective for fiscal year 2025 annual reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2025 annual reporting, on a prospective basis.

5.	ACCOUNTS RECEIVABLE AND CREDIT RISK (ASC 326)

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable on an ongoing basis. As of June 30, 2025 management determined that all receivables were fully collectible; therefore, no allowance for doubtful accounts has been recorded.

For the six months ended June 30, 2025 and 2024, the Company derived a significant portion of its revenue from a limited number of customers which is disclosed in Note 3 – Segment Information. The Company does not require collateral and maintains credit policies intended to reduce overall credit risk.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine if there are no expected credit losses in certain circumstances. We evaluate the credit worthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Credit Risk

Credit risk is the risk of financial loss if a customer or counterparty fails to meet its contractual obligations. The Company manages this risk by performing credit evaluations of its customers and maintaining an ongoing review of their financial condition. Based on its review, management believes that credit risk is minimal and collection of outstanding receivables is probable.

As of June 30, 2025, accounts receivable totaled, in thousands, $500.

F-8

6.	INVENTORY

Inventory, net consist of the following (in thousands):

	June 30, 2025	December 31, 2024
	(in thousands)
Raw materials and packaging	$478	$369
Finished goods	5	5
Total inventory	$483	$374

7.	PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following (in thousands):

	June 30, 2025	December 31, 2024
	(in thousands)
Leasehold improvements	$582	$399
Furniture and equipment	2,455	2,368
Vehicles	52	52
Total Cost	3,089	2,819
Accumulated depreciation and amortization	(2,006)	(1,850)
Net book value	$1,084	$969

Depreciation expense for the six months ended June 30, 205, and 2024 was $156 and $133, respectively.

During the six months ended June 30, 2024 and 2023, the Company did not dispose of any assets.

8.	LINE OF CREDIT

As of June 30, 2025, there were no outstanding borrowings, and the full $3,000 remained available under the line of credit.

The facility is supported by personal guarantees from all three members of the Company’s Board of Directors. These guarantees were reaffirmed as part of the July 20, 2024 amendment. There were no capitalized transaction costs related to the amendment, as the amended facility had a remaining term of 12 months at the time of execution. Related fees were expensed as incurred.

9.	LEASES

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company leases its corporate office and warehouse facilities under a non-cancelable operating lease agreement. The lease commenced on February 7, 2020, for a facility located at Dallas, Texas, comprising approximately 21,476 square feet. Leases with an initial term of 12 months or less are not included on the balance sheets.

In accordance with ASC 842, the Company recognizes a right-of-use (ROU) asset and corresponding lease liability for its operating lease based on the present value of future lease payments over the lease term, discounted using the Company’s incremental borrowing rate. At lease commencement, the applicable discount rate was 3.25%. Lease expense is recognized on a straight-line basis over the lease term. The lease terminates in July 2025.

	June 30, 2025	December 31, 2024
	(in thousands)
Weighted-average remaining lease term	1 month	7 months
Weighted-average discount rate	3.25%	3.25%

As of June 30, 2025, and December 31, 2024 operating lease liabilities pertaining to its office and warehouse facility totaled $10 and $68, respectively.

As of June 30, 2025 and December 31, 2024, the Company recognized the following related to its operating lease:

Description	June 30, 2025	December 31, 2024
	(in thousands)
Lease expense	$83	$172
ROU asset – gross	550	550
Less: accumulated amortization	(536)	(485)
ROU asset – net	$14	$65
Lease liability - current	10	68
Lease liability – non-current	-	-

F-9

Amortization of right-of-use assets for the six months ended June 30, 2025 and 2024 is $50 and $50, respectively.

Future minimum lease payments under the non-cancelable operating lease as of June 30, 2025 and December 31, 2024, are as follows:

Year	June 30, 2025	December 31, 2024
	(in thousands)
2025	$(10)	$(69)
Total lease payments	(10)	(69)
Less: imputed interest	-	1
Present value of lease liability	$(10)	$(68)

On February 2, 2025, the Company entered into a First Amendment to its existing lease agreement for its corporate headquarters and production plant located in Dallas, Texas. The amendment extends the lease term for an additional 60 months beginning August 1, 2025 and adds approximately 16,380 square feet of adjacent space, bringing the total leased premises to approximately 37,856 square feet. The amendment includes annual base rent increases ranging, in thousands, from $16 to $18 per month over the extended term and provides for two additional 60-month renewal options.

As of June 30, 2025, the financial statements do not reflect the impact of this lease amendment. In accordance with ASC 842, the Company will remeasure the lease liability and right-of-use asset in the period the modification becomes effective.

10.	INCOME TAX PASSTHROUGH

The Company is a limited liability company (LLC) and is treated as a pass-through entity for U.S. federal and applicable state income tax purposes. Accordingly, the Company does not incur federal income taxes at the entity level. Instead, each member is individually responsible for reporting their share of the Company’s income, deductions, and credits on their personal tax returns. As such, no provision for federal income taxes has been included in the accompanying financial statements.

In certain jurisdictions, the Company may be subject to state and local income taxes, minimum fees, or gross receipts taxes. These amounts, if any, are included in general and administrative expenses on the accompanying statements of operations.

For additional information see Note 12 – Subsequent Events

Uncertain Tax Positions

The Company evaluates its tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. Management has concluded that there are no uncertain tax positions requiring recognition in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.

11. RELATED PARTY TRANSACTIONS

The Company evaluated its transactions and relationships in accordance with ASC 850, Related Party Disclosures. For the six months ended June 30, 2025 and June 30, 2024, there were no material related party transactions that require disclosure in the accompanying financial statements other than the credit facility is supported by personal guarantees from all three members of the Company’s Board of Directors which is disclosed in Note 8.

12.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through August 26, 2025, the date the financial statements were available to be issued.

On July 31, 2025, the Board of Directors (“the Board”) met and approved the following:

●	the Board has determined that it is for a proper purpose and in the best interest of the Company to file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register shares of Common Stock and to engage in an initial public offering of up to $20 million (excluding any over-allotments) in aggregate number of shares of Common Stock. This will include $15 million directly to the Company plus up to 15% for bankers’ allocation, plus $5 million to the CEO, Horatio Lonsdale-Hands.
●	Prior to the effectiveness of this Registration Statement, the Company intends to convert Buda Juice LLC, a Texas limited liability company, into Buda Juice, Inc., a Delaware corporation, in connection with this offering (the “Conversion”). Upon effectiveness of the Conversion and immediately prior to the closing of this offering, Buda Juice, LLC will become Buda Juice, Inc., a Delaware corporation, and will be taxed as a C corporation for U.S. federal income tax purposes. The effect of this change in tax status, including the recognition of deferred tax assets and liabilities under the applicable accounting standards, will be reflected in the Company’s financial statements for the period in which the Conversion becomes effective. At this time, the Company is unable to reasonably estimate the financial effect of this change in tax status.
●	the Board desires to appoint certain individuals to serve as members of the Board of Buda Juice, Inc. upon the Conversion.
●	the Board has determined it is in the best interest of the Company to adopt a new equity incentive plan (the “New Equity Incentive Plan”) that includes a 15% option pool of the Company’s fully diluted capitalization, designated specifically for employees and executives.
●	The Board has determined that it is in the best interest to list the Company’s common stock on Nasdaq or the NYSE

In July 2025, the Company issued an additional 200,000 shares as it relates to the Equity Equivalent Participation Plan to a strategic consultant of the Company.

Management will continue to evaluate the impact of this event on future financial reporting and disclosure obligations.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of

Buda Juice LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Buda Juice LLC (collectively, the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2025.

New York, NY
August 8, 2025

F-11

Buda Juice LLC

Balance Sheets

As of December 31, 2024 and December 31, 2023

(Amounts in Thousands)

	As of December 31, 2024	As of December 31, 2023

ASSETS
Current assets
Cash	$1,887	$1,426
Accounts receivable	395	367
Inventory	374	408
Prepaid expenses and other current assets	41	32
Total current assets	2,697	2,233

Property and equipment, net of accumulated depreciation of $1,850 and $1,576, respectively	969	559
Operating lease right-of-use asset	65	173
Total assets	$3,731	$2,965

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$449	$273
Other current liabilities	58	100
Operating lease liability, current portion	68	113
Line of credit payable	-	2,010
Total current liabilities	575	2,496

Operating lease liability, net of current portion	-	68
Total liabilities	575	2,564
Members’ equity
Members’ equity	5,505	6,324
Accumulated deficit	(2,349)	(5,923)
Total equity	3,156	401
Total liabilities and members’ equity	$3,731	$2,965

See accompanying note to the financial statements

F-12

Buda Juice LLC

Statements of Operations

For the years Ended December 31, 2024 and 2023

(Amounts in Thousands)

	Years Ended December 31,
	2024	2023

Net sales	$11,274	$9,380
Cost of goods sold	6,065	5,289
Gross profit	5,209	4,091

Operating expenses:
Delivery and handling expense	501	475
Selling, general and administrative expense	1,296	1,202
Total operating expenses	1,798	1,677

Income from operations	3,411	2,414

Other income	252	26
Interest expense, net	(89)	(178)

Net income	$3,574	$2,262

Unaudited proforma earnings per common share [1]
Basic	$0.28	$0.18
Diluted	$0.20	$0.13

Unaudited proforma weighted average shares outstanding
Basic	10,000	10,000
Diluted	14,000	14,000

[1] Adjusted for proforma effect of federal corporate tax rate of twenty-one percent to reflect conversion from LLC to Inc.

See accompanying note to the financial statements

F-13

Buda Juice LLC

Statements of Changes in Members’ Equity

For the Years Ended December 31, 2024 and 2023

(Amounts in Thousands)

	Members’ Equity	Accumulated Deficit	Total Members’ Equity
BALANCE – January 1, 2023	$6,724	$(8,185)	$(1,461)
Net income	-	2,262	2,262
Distributions	(400)	-	(400)
BALANCE – December 31, 2023	6,324	(5,923)	401
Net income	-	3,574	3,574
Distributions	(819)	-	(819)
BALANCE – December 31, 2024	$5,505	$(2,349)	$3,156

See accompanying note to the financial statements

F-14

Buda Juice LLC

Statements of Cash Flows

For the Years Ended December 31, 2024 and 2023

(Amounts in Thousands)

	December 31, 2024	December 31, 2023
Cash flows from operating activities
Net income	$3,574	$2,262
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	274	190
Amortization of right to use asset	108	105

Changes in assets and liabilities:
Accounts receivable	(28)	(105)
Inventories	34	23
Prepaid expenses and other current assets	(46)	80
Accounts payable and other current liabilities	171	(220)
Payments on operating lease obligations	(113)	(107)
Net cash provided by operating activities	3,974	2,228

Cash flows from investing activities
Capital spending of property and equipment	(684)	(256)
Proceeds from sale of fixed assets	-	7
Net cash used for investing activities	(684)	(249)

Cash flows from financing activities
Net payments of line of credit	(2,010)	(983)
Net borrowings from owner	-	(10)
Cash distributed to owners	(819)	(400)
Net cash used for financing activities	(2,829)	(1,393)

Net increase in cash and cash equivalents	461	586
Cash and cash equivalents at beginning of year	1,426	840
Cash and cash equivalents at end of year	$1,887	$1,426
Supplemental disclosures of cash flow information:
Cash paid for interest	$89	$178

See accompanying note to the financial statements

F-15

BUDA JUICE LLC

NOTES TO THE FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Buda Juice LLC (the Company) was founded in Dallas, Texas in October 2013. The Company operates in a highly competitive beverage industry, focused on fresh, cold-crafted juice production for business-to-business (B2B) distribution. The Company mostly utilizes third-party delivery systems and operates within the State of Texas serving primarily large, national chain grocery stores.

The Company is currently contemplating to convert Buda Juice LLC, a Texas limited liability company, into Buda Juice, Inc., a Delaware corporation, in connection with a potential Initial Public Offering (the “IPO”). As of the date the financial statements were available to be issued, the IPO had not yet been completed, and no offering had been filed with the U.S. Securities and Exchange Commission.

For additional information see Note 15 – Subsequent Events

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statements Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the US (GAAP).

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make certain estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues, and expenses, as well as related disclosures. However, for the periods presented, the financial statements do not include any estimates considered to be significant to the overall presentation, with exceptions including concentration of credit risk, useful life estimates for depreciation and inventory.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term, highly liquid instruments with original maturities of three months or less at the time of purchase. Our cash accounts are maintained at various high-credit-quality financial institutions and may exceed federally insured limits. We have not experienced any losses in such accounts. As of December 31, 2024 and December 31, 2023, the Company did not hold any cash equivalents or investments classified as cash equivalents. Cash includes funds held in demand deposit accounts.

Concentration of Credit Risk

The Company maintains its cash balances with high-credit-quality financial institutions. As of December 31, 2024 and 2023, certain cash balances exceeded the Federal Deposit Insurance Corporation (FDIC) insured limits of $1,387 and $926, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk with respect to its cash balances.

Fair Value Measurements

We apply fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in our financial statements. We categorize assets and liabilities, based on the priority of the inputs to the valuation technique, into a three-level fair value hierarchy as set forth below. The three levels of the hierarchy are defined as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are both unobservable and significant to the overall fair value measurements reflecting an entity’s estimates of assumptions that market participants would use in pricing the asset or liability.

Our balance sheets include cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities, for which the carrying amounts approximate fair value due to their short-term maturity. As of the reporting date, the Company did not have any financial instruments measured at fair value on a recurring basis or any variable-rate credit facilities.

Segment Information

The Company operates as a single reportable segment under ASC 280, Segment Reporting. The Company’s chief operating decision maker (CODM) is the Board of Directors (BOD), which includes the chief executive officer and executive chairman of the BOD. The CODM reviews financial information on a basis for purposes of allocating resources and evaluating financial performance.

F-16

Description of Products and Services

The Company derives revenues primarily from its product line of cold-crafted citrus-based beverages, which are mostly sold directly to large grocery chains via third party delivery services.

Factors Used to Identify Reportable Segments

The Company has one reportable segment, as business activities are managed on a basis. Revenues are derived exclusively in the United States, specifically in Texas.

Measurement of Segment Profit or Loss

The accounting policies of the segment are consistent with those described in Note 2 (Summary of Significant Accounting Policies). The CODM assesses performance and allocates resources based on net income, which is the same as net income reported in the statements of income. The CODM uses net income to evaluate return on assets, decide on reinvestments or dividends, monitor budget versus actual results, and benchmark against competitors. This measure also informs management compensation decisions.

The Company does not have intra-entity sales or transfers.

Segment Financial Information

The following table presents information about reported segment revenue, significant segment expenses, and profit or loss for the years ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
	(in thousands)
Revenue	$11,274	$9,380
Significant Expenses:
Cost of goods sold	6,065	5,289
Delivery and handling	501	475
Salaries and employee benefits	318	315
Depreciation expense	274	190
Repair and maintenance	106	61
Lease expense	172	173
Rent and utilities	135	176
Professional fees	95	72
Marketing	50	91
Other expense / (income)	(16)	277
Net income (segment profit or loss)	$3,574	$2,262

The segment’s net income reconciles directly to the Company’s net income, with no adjustments required. Segment assets are measured as total assets, which were $3,731 as of December 31, 2024, and $2,965 as of December 31, 2023 (in thousands).

Entity-Wide Disclosures

Revenues by Product or Service

Although the Company operates in one segment, revenues from external customers are disaggregated by major product lines as follows:

Revenue Source	December 31, 2024	December 31, 2023
	(in thousands)
Branded – Organic	$1,854	$2,342
Branded – Non-Organic	5,866	4,396
Private Label/Other	3,553	2,641
Total Revenue	$11,274	$9,380

Geographic Information

Revenues are attributed to geographic areas based on customer location. Long-lived assets are attributed based on physical location. All revenues and assets as are derived in the United States, specifically Texas, and are presented as such in the statements of income and balance sheets.

F-17

Major Customers

Revenues from one customer represented approximately $10,679 (95% of total revenues) in 2024 and $8,427 (90% of total revenues) in 2023 (in thousands). No other customer accounted for 10% or more of total revenues.

Accounts Receivable

Accounts receivable consists solely of outstanding balances from product sales. Management evaluates the collectability of receivables based on known collection risks and the financial condition of customers. As of December 31, 2024 and 2023, no allowance for credit losses was recorded, as all balances were considered fully collectible.

Inventory

Inventory consists of raw materials, packaging materials, and finished goods. Inventory is stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out (FIFO) method. The Company does not maintain inventory allowances, as product returns are rare and immaterial. No reductions for excess or obsolete inventory were considered necessary as of December 31, 2024 and 2023.

Property and Equipment

Property and equipment, net are stated at historical cost less accumulated depreciation. Expenditures for maintenance, repairs, and routine replacements are charged to expense as incurred. Expenditures for major repairs and improvements that extend the useful lives of property and equipment are capitalized. When property or equipment is sold or otherwise disposed of, the asset and related accumulated depreciation are removed from the balance sheet and any gain or loss is included in income (loss) from operations in the accompanying statements of operations.

Depreciation is computed on a straight-line basis over the following useful lives:

Property and Equipment Type	Years of Depreciation
Furniture and equipment	3 - 7
Leasehold improvements	5 - 15
Vehicles	3 - 7

Management assesses the carrying value of property and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. For the years ended December 31, 2024 and 2023, the Company determined there were no indicators of impairment of its property and equipment.

For the years ended December 31, 2024 and 2023, research and development costs were expensed as incurred and were immaterial to the financial statements.

F-18

Accounts Payable

Accounts payable represent obligations to vendors for goods and services received prior to the end of the reporting period and are recorded at the invoiced amount. These liabilities are typically settled within the normal course of business and do not bear interest. The Company recognizes accounts payable when the related goods or services are received, regardless of whether the invoice has been received.

Line of Credit

The Company records borrowings under its line of credit as a liability when drawn upon. Interest is recognized as incurred based on the stated interest rate and terms of the agreement. Fees associated with establishing the line of credit are deferred and amortized over the term of the agreement as interest expense. Amounts available under the line of credit are based on the terms set forth in the agreement and may be subject to certain financial covenants and borrowing base limitations.

Leases

We lease our primary operations facility; includes production, distribution and administrative functions under non-cancelable lease agreements that expire on July 31, 2025. We recognize a right-of-use asset and lease liability for each lease with a contractual term of greater than 12 months at lease inception and have elected not to recognize leases with terms of 12 months or less.

On February 2, 2025, the Company entered into a First Amendment to its existing lease agreement for its corporate headquarters. As of December 31, 2024, the financial statements do not reflect the impact of this lease amendment. In accordance with ASC 842, the Company will remeasure the lease liability and right-of-use asset in the period the modification becomes effective.

We calculate right-of-use assets and lease liabilities based on the present value of the fixed minimum lease payments, including any estimated lease incentives, at lease commencement using an estimated incremental borrowing rate corresponding to the lease term and applied on a portfolio basis. We’ve elected not to separate lease and non-lease components on real estate leases.

Lease classification is determined as operating or finance at lease commencement, and expense recognition occurs over the lease term from the date we take possession of the property. For operating leases, expense is recognized on a straight-line basis. We record lease expense in our selling, general and administrative expenses. Variable lease costs are expensed as incurred and recognized in selling, general and administrative expenses.

For additional information, see Note 8 — Leases to the financial statements.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The assessment of recoverability of property and equipment and finite-lived intangible assets is performed at the component level, which is generally an individual shop, and requires judgment and an estimate of future undiscounted shop-generated cash flows. Estimates of fair values are based on the best information available and require the use of estimates, judgments, and projections. We test for recoverability by comparing the carrying value of the asset to the undiscounted cash flows. If the carrying value is not recoverable, we would recognize an impairment loss if the carrying value of the asset exceeds the fair value. We performed an annual assessment in the fourth quarter of 2024, which indicated no changes in circumstances or triggering events for impairment.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers (“ASC 606”). Revenue and costs of sales are recognized when control of the products transfers to our customer, which generally occurs upon delivery and customer acceptance. The Company’s performance obligations are satisfied at that time. The Company does not have any significant contracts with customers requiring performance beyond delivery, and contracts with customers contain no incentives or discounts that could cause revenue to be allocated or adjusted over time. Shipping and handling activities are performed before the customer obtains control of the goods and therefore represent a fulfilment activity rather than a promised service to the customer. All of the Company’s products are offered for sale as finished goods only, and there are no performance obligations required post-shipment for customers to derive the expected value from them.

F-19

The Company does not allow for returns, with rare exception, and except for damaged products when the damage occurred pre-fulfilment. Damaged product returns have historically been insignificant. Because of this, the stand-alone nature of our products, and our assessment of performance obligations and transaction pricing for our sales contracts, we do not currently maintain a contract asset or liability balance for obligations. We assess our contracts and the reasonableness of our conclusions on a quarterly basis.

Because of the stand-alone nature of the Company’s products, the limited variability in consideration, and the consistent satisfaction of performance obligations at a single point in time, there are no contract asset or liability balances recorded as of December 31, 2024 or 2023. The Company evaluates its revenue recognition policies quarterly to ensure continued compliance with ASC 606.

Cost of Goods Sold

Cost of goods sold is comprised of the costs of raw materials and packaging utilized in the manufacture of products, co-packing fees, repacking fees, in-bound freight charges, as well as certain internal transfer costs. Additionally, cost of goods sold includes direct production costs in excess of charges allocated to finished goods in production. Charges for labor and overhead allocated to finished goods are determined on a market cost basis, which may be lower than the actual costs incurred. Plant costs in excess of production allocations are expensed in the period incurred rather than added to the cost of finished goods produced. Expenses not related to the production of our products are classified as operating expenses.

Delivery and Handling Expense

Shipping and handling costs are comprised of purchasing and receiving, inspection, warehousing, transfer freight, and other costs associated with product distribution after manufacture and are included as part of operating expenses.

Members’ Equity

As a limited liability company (LLC), the Company does not issue capital stock. Ownership interests are represented by membership interests as defined in the Company’s operating agreement. Profits and losses are allocated to members in accordance with the terms of the operating agreement. Distributions to members are made at the discretion of the Company and in accordance with the operating agreement.

Members’ equity is presented in the accompanying financial statements as a single equity section, and no distinction is made between capital contributions and accumulated earnings unless otherwise required by the operating agreement or applicable law.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard became effective for the Company on January 1, 2024. In accordance with the guidance, the Company has implemented disaggregated operating expense disclosures within the notes to the financial statements. The adoption of ASU 2023-07 did not have a material impact on the Company’s results of operations, financial position, or cash flows.

F-20

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Other recent accounting pronouncements and guidance issued by the FASB, its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued guidance to improve the disclosure of expenses in commonly presented expense captions. The new guidance requires a public entity to provide tabular disclosure, on an annual and interim basis, of amounts for the following expense categories: (1) purchases of inventory, (2) employee compensation, (3) depreciation and (4) intangible asset amortization, as included in each relevant expense caption. A relevant expense caption is an expense caption presented on the face of the income statement that contains any of the expense categories noted. Additionally, on an annual and interim basis, a qualitative description is required for amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. The guidance also requires certain amounts that are currently required to be disclosed to be included in the same tabular disclosure as these disaggregation requirements. Furthermore, on an annual and interim basis, a public entity is required to separately disclose selling expenses and annually, disclose a description of the selling expenses. The guidance is effective for 2027 annual reporting, and in the first quarter of 2028 for interim reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2027 annual reporting and each quarter thereafter, on a prospective basis.

In December 2023, the FASB issued guidance to enhance transparency of income tax disclosures. On an annual basis, the new guidance requires a public entity to disclose: (1) specific categories in the rate reconciliation, (2) additional information for reconciling items that are equal to or greater than 5% of the amount computed by multiplying income (or loss) from continuing operations before income tax expense (or benefit) by the applicable statutory income tax rate, (3) income taxes paid (net of refunds received) disaggregated by federal (national), state, and foreign taxes, with foreign taxes disaggregated by individual jurisdictions in which income taxes paid is equal to or greater than 5% of total income taxes paid, (4) income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign, and (5) income tax expense (or benefit) from continuing operations disaggregated between federal (national), state and foreign. The guidance is effective for fiscal year 2025 annual reporting, with early adoption permitted, to be applied on a prospective basis, with retrospective application permitted. We will adopt the guidance when it becomes effective, in our 2025 annual reporting, on a prospective basis.

3.	REVENUE RECOGNITION

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Revenue Streams: The Company generates revenue solely from product sales, including branded and private-label fresh juice products. Sales are made to wholesale distributors, retailers, and through select third-party agents.

Performance Obligations and Timing of Revenue Recognition: Revenue is recognized as follows: Revenue is recognized at a point in time when control of the product transfers to the customer, which typically occurs upon delivery and customer acceptance, in accordance with FOB Destination terms. The Company does not retain any material rights or obligations after delivery. There are no significant warranties or return provisions.

Sales transactions are generally governed by electronic purchase orders through an integrated EDI system, with performance obligations limited to product delivery. In certain customer arrangements the Company provides promotional allowances or cost-sharing for marketing activities. These are not considered separate performance obligations and are accounted for as reductions to revenue or recorded within marketing expense, as appropriate.

F-21

Contract Balances: Accounts Receivable: Represents amounts billed and due from customers under customary payment terms. The Company currently offers payment terms of 10 days with a 2% early payment discount.

Deferred Revenue: The Company does not typically receive payment in advance of satisfying its performance obligations. There were no deferred revenue balances as of December 31, 2024 or December 31, 2023.

Significant Judgments: The Company’s contracts generally contain a single performance obligation, which is delivering the Company’s product to the customer. As such, no significant judgments were required in applying ASC 606 related to identifying performance obligations, determining transaction price, or allocating transaction price.

Revenue: The following table presents revenue by major source for the years ended December 31, 2024 and 2023:

Revenue Source	December 31, 2024	December 31, 2023
	(in thousands)
Product sales	$11,274	$9,380

Note: Revenue is presented net of discounts.

4.	ACCOUNTS RECEIVABLE AND CREDIT RISK (ASC 326)

Accounts receivables are recorded at the invoiced amount and do not bear interest. The Company evaluates the collectability of its accounts receivable on an ongoing basis. As of December 31, 2024 and 2023, management determined that all receivables were fully collectible; therefore, no allowance for doubtful accounts has been recorded.

For the years ended December 31, 2024 and 2023, the Company derived a significant portion of its revenue from a limited number of customers which is disclosed in Note 14 – Concentration of Risk. The Company does not require collateral and maintains credit policies intended to reduce overall credit risk.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine if there are no expected credit losses in certain circumstances. We evaluate the credit worthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Credit Risk

Credit risk is the risk of financial loss if a customer or counterparty fails to meet its contractual obligations. The Company manages this risk by performing credit evaluations of its customers and maintaining an ongoing review of their financial condition. Based on its review, management believes that credit risk is minimal and collection of outstanding receivables is probable.

As of December 31, 2024 and 2023, accounts receivable totaled, in thousands, $395 and $367, respectively.

F-22

5.	INVENTORY

Inventories, net consist of the following:

	December 31, 2024	December 31, 2023
	(in thousands)
Raw materials and packaging	$369	$403
Finished goods	5	5
Total inventory	$374	$408

6.	PROPERTY AND EQUIPMENT

Property and equipment are comprised of the following:

	December 31, 2024	December 31, 2023
	(in thousands)
Leasehold improvements	$399	$222
Furniture and equipment	2,368	1,861
Vehicles	52	52
Total cost	2,819	2,135
Accumulated depreciation and amortization	(1,850)	(1,576)
Net book value	$969	$559

Depreciation expense for the years ended December 21, 2024, and 2023 was $274 and $190, respectively.

During the year ended December 31, 2024, we did not dispose of any assets. During the year ended December 31, 2023, we disposed of fully depreciated assets of $13 and recorded a gain on sale of assets of $7.

7.	LINE OF CREDIT AGREEMENT

The Company’s credit facility consisted of the following:

	December 31, 2024	December 31, 2023
	(in thousands)
Line of credit	$-	$2,010
Less: Capitalized financing costs	-	-
Total	$-	$2,010

On July 8, 2016, the Company entered into a financing agreement with Zions Bancorporation, N.A., doing business as Amegy Bank (“Amegy”), for a revolving line of credit. The original facility provided up to $2,010   in borrowings and had an 8-year term, maturing on July 8, 2024.

On July 20, 2024, the agreement was amended to increase the borrowing capacity from $2,000 to $3,000 and extend the maturity to July 8, 2025. Interest on borrowings is variable, based on the Prime Rate as published in The Wall Street Journal, and was 8.5% per annum as of the amendment date.

The Company repaid the full outstanding balance of the facility on October 4, 2024. As of December 31, 2024, there were no outstanding borrowings, and the full $3,000,000 remains available under the line of credit.

The facility is supported by personal guarantees from Horatio Lonsdale-Hands, Bryan Herr, and Bernard Nussbaumer. These guarantees were reaffirmed as part of the July 20, 2024 amendment. There were no capitalized transaction costs related to the amendment, as the amended facility had a remaining term of 12 months at the time of execution. Related fees were expensed as incurred.

Interest expense related to amounts borrowed on the line of credit were $89 and $178 for year ended December 31, 2024 and December 31, 2023, respectively.

F-23

8.	LEASES

The Company determines whether a contract is, or contains, a lease at inception. Right-of-use assets represent the Company’s right to use an underlying asset during the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at lease commencement based upon the estimated present value of unpaid lease payments over the lease term. The Company leases its corporate office and warehouse facilities under a non-cancelable operating lease agreement. The lease commenced on February 7, 2020, for a facility located at Dallas, Texas, comprising approximately 21,476 square feet. Leases with an initial term of 12 months or less are not included on the balance sheets.

In accordance with ASC 842, the Company recognizes a right-of-use (ROU) asset and corresponding lease liability for its operating lease based on the present value of future lease payments over the lease term, discounted using the Company’s incremental borrowing rate. At lease commencement, the applicable discount rate was 3.25%. Lease expense is recognized on a straight-line basis over the lease term. The lease terminates in July 2025.

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term	7 months	19 months
Weighted-average discount rate	3.25%	3.25%

As of December 31, 2024, and 2023 operating lease liabilities pertaining to its office and warehouse facility totaled $68 and $181, respectively.

As of December 31, 2024 and 2023, the Company recognized the following related to its operating lease:

Description	December 31, 2024	December 31, 2023
	(in thousands)
Lease expense	$172	$173
ROU asset – gross	550	550
Less: Accumulated amortization	(485)	(377)
ROU asset – net	$65	$173
Lease liability - current	68	113
Lease liability – non-current	-	68

Amortization of right-of-use assets for the years ended December 31, 2024, and 2023 as $108 and $105, respectively.

Future minimum lease payments under the non-cancelable operating lease as of December 31, 2024 and 2023, are as follows:

Year	December 31, 2024	December 31, 2023
	(in thousands)
2025	$(69)	$(186)
Total lease payments	(69)	(117)
Less: imputed interest	1	4
Present value of lease liability	$(68)	$(113)

On February 2, 2025, the Company entered into a First Amendment to its existing lease agreement for its corporate headquarters and production plant located in Dallas, Texas. The amendment extends the lease term for an additional 60 months beginning August 1, 2025 and adds approximately 16,380 square feet of adjacent space, bringing the total leased premises to approximately 37,856 square feet. The amendment includes annual base rent increases ranging, in thousands, from $16 to $18 per month over the extended term and provides for two additional 60-month renewal options.

As of December 31, 2024, the financial statements do not reflect the impact of this lease amendment. In accordance with ASC 842, the Company will remeasure the lease liability and right-of-use asset in the period the modification becomes effective.

F-24

9.	LEGAL CONTINGENCIES

The Company is not currently a party to any material legal proceedings. From time to time, the Company may be subject to various claims, lawsuits, and legal proceedings in the ordinary course of business. However, management does not believe that the outcome of any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Employee Misappropriation and Insurance Recovery

On June 28, 2024, the Company identified a misappropriation of assets by a former employee involving unauthorized expenditures and the misuse of company funds. Upon discovery, the Company initiated an internal investigation and reported the matter to law enforcement and its insurance provider.

The total amount misappropriated was determined to be $103. The Company filed a claim under its commercial crime insurance policy, and the full amount was recovered through insurance proceeds and bank charge reversals. The recovery was received during the year ended December 31, 2024.

As of the date of these financial statements, no additional losses are expected, and the matter is considered resolved. The Company has evaluated its internal control environment and implemented enhanced procedures to mitigate future risk of similar incidents.

The insurance recovery is presented in the accompanying financial statements as other income.

10.	OPERATING EXPENSES

Operating expenses include the costs incurred in the normal course of business operations, excluding cost of goods sold. These expenses primarily consist of delivery and handling and salaries and wages.

For the years ended, operating expenses were as follows:

Operating Expenses	December 31, 2024	December 31, 2023
	(in thousands)
Delivery and handling	$501	$475
Salaries and employee benefits	318	315
Depreciation expense	274	190
Repair and maintenance	106	61
Lease expense	172	173
Rent and utilities	135	176
Professional fees	95	72
Marketing	50	91
Other general and administrative	146	124
Total operating expenses	$1,798	$1,677

Operating expenses are recognized as incurred and reported within the statements of operations.

F-25

11.	INCOME TAX NOTE PASSTHROUGH

The Company is a limited liability company (LLC) and is treated as a pass-through entity for U.S. federal and applicable state income tax purposes. Accordingly, the Company does not incur federal income taxes at the entity level. Instead, each member is individually responsible for reporting their share of the Company’s income, deductions, and credits on their personal tax returns. As such, no provision for federal income taxes has been included in the accompanying financial statements.

In certain jurisdictions, the Company may be subject to state and local income taxes, minimum fees, or gross receipts taxes. These amounts, if any, are included in general and administrative expenses on the accompanying statements of operations.

For additional information see Note 15 – Subsequent Events

Uncertain Tax Positions

The Company evaluates its tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. Management has concluded that there are no uncertain tax positions requiring recognition in the financial statements. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits in progress.

12.	RELATED PARTY TRANSACTIONS

The Company evaluated its transactions and relationships in accordance with ASC 850, Related Party Disclosures. For the years ended December 31, 2024 and December 31, 2023, there were no material related party transactions that require disclosure in the accompanying financial statements other than the credit facility is supported by personal guarantees from all three members of the Company’s Board of Directors which is disclosed in Note 7.

13.	EQUITY EQUIVALENT PARTICIPATION PLAN

The Company has adopted an Equity Equivalent Participation Plan (the “Plan”) that provides for the grant of Equity Equivalent Units (“EEUs”) to eligible employees, managers, and consultants. EEUs represent a right to receive a cash payment in connection with a Change in Control Transaction, as defined in the Plan. The EEUs do not provide any voting rights, ownership interest, or participation in profits or losses of the Company.

Grants under the Plan are made at the sole discretion of the Managers and are subject to specific vesting conditions, typically requiring the occurrence of a Change in Control. Upon such event, the Company is obligated to pay to the Participant a Cash-Out Payment equal to the appreciation in value of the EEUs over the initial grant value, as defined in each award agreement.

As of December 31, 2024 and 2023, no EEUs were outstanding, and no compensation expense or related liability has been recognized in connection with the Plan.

14.	CONCENTRATION OF RISK

The Company is subject to certain business risks and concentrations that may affect its operations and financial condition.

Customer Concentration

For the years ended December 31, 2024 and 2023, the Company derived a significant portion of its revenue from a limited number of customers. For the years ended December 31, 2024 and 2023, one customer represented 95% and 90%, respectively, of the Company’s total revenue for the periods.

For the years ended December 31, 2024 and 2023, one customer represented 83% and 94%, respectively, of the Company’s total accounts receivable.

F-26

Management monitors customer creditworthiness and believes the concentration does not represent a significant credit risk due to the financial strength of these customers and their payment history.

Supplier Concentration

For the year ended December 31, 2024 and 2023, the Company had vendors that each accounted for more than 10% of total product purchases. The Company relies on these vendors for sourcing key inventory and materials.

	% of Purchases
Supplier	2024	2023
Supplier A	12%	9%
Supplier B	10%	8%
Supplier C	5%	12%

The loss of any major supplier, or a significant disruption in supply from such vendors, could have a material adverse effect on the Company’s operations and financial results. Management continually evaluates supplier relationships and is developing contingency plans to mitigate the risk of supplier disruption.

15.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through August 8, 2025, the date the financial statements were available to be issued.

On July 31, 2025, the Board of Directors (“the Board”) met and approved the following:

●	the Board has determined that it is for a proper purpose and in the best interest of the Company to file a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register shares of Common Stock and to engage in an initial public offering of up to $20 million (excluding any over-allotments) in aggregate number of shares of Common Stock. This will include $15 million directly to the Company plus up to 15% for bankers’ allocation, plus $5 million to the CEO, Horatio Lonsdale-Hands.
●	Prior to the effectiveness of this Registration Statement, the Company intends to convert Buda Juice LLC, a Texas limited liability company, into Buda Juice, Inc., a Delaware corporation, in connection with this offering (the “Conversion”). Upon effectiveness of the Conversion and immediately prior to the closing of this offering, Buda Juice, LLC will become Buda Juice, Inc., a Delaware corporation, and will be taxed as a C corporation for U.S. federal income tax purposes. The effect of this change in tax status, including the recognition of deferred tax assets and liabilities under the applicable accounting standards, will be reflected in the Company’s financial statements for the period in which the Conversion becomes effective. At this time, the Company is unable to reasonably estimate the financial effect of this change in tax status.
●	the Board desires to appoint certain individuals to serve as members of the Board of Buda Juice, Inc. upon the Conversion.
●	the Board has determined it is in the best interest of the Company to adopt a new equity incentive plan (the “New Equity Incentive Plan”) that includes a 15% option pool of the Company’s fully diluted capitalization, designated specifically for employees and executives.
●	The Board has determined that it is in the best interest to list the Company’s common stock on Nasdaq or the NYSE

In July 2025, the Company issued an additional 200,000 shares as it relates to the Equity Equivalent Participation Plan to a strategic consultant of the Company.

Management will continue to evaluate the impact of this event on future financial reporting and disclosure obligations.

On February 2, 2025, the Company entered into a First Amendment to its existing lease agreement for its corporate headquarters. As of December 31, 2024, the financial statements do not reflect the impact of this lease amendment. In accordance with ASC 842, the Company will remeasure the lease liability and right-of-use asset in the period the modification becomes effective.

For additional information, see Note 8 — Leases to the financial statements.

F-27

Buda Juice, Inc.

2,666,667 Shares of Common Stock

PROSPECTUS

            , 2025

No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

Through and including [*], 2025 (the 25th day after the date of this Offering), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the Offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. Certain amounts are not estimated including the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and NYSE listing fee.

Amount
SEC registration fee	$3,736.60
FINRA filing fee	$3,087.50
NYSE Initial listing fee	$5,000.00
Accountants’ fees and expenses	100,000.00
Legal fees and expenses	$250,000.00
Transfer agent’s fees and expenses	5,000.00
Printing and Edgar expenses	30,000.00
Miscellaneous	15,000.00
Total expenses	$516,823.00

Item 14. Indemnification of Directors and Officers.

We are currently a Texas limited liability company. Immediately before our registration statement for this offering is declared effective, we will convert into a Delaware corporation and change our name from Buda Juice, LLC to Buda Juice, Inc. Upon completion of this conversion, we will be subject to the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, and agreement or otherwise.

Our certificate of incorporation provides that our directors and officers will not be liable to the Company or its stockholders for monetary damages to the fullest extent permitted by the DGCL. Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director or officer of the Company, will be limited to the fullest extent permitted by the amended DGCL. Our Charter and Bylaws provide that the Company will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

We expect to obtain directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities. In addition, we expect to enter into indemnification agreements with our current and future directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require us, among other things, to their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

II-1

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriter of the registrant and its executive officers and directors, and by the registrant of the underwriter, for certain liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1**	Initial Form of Underwriting Agreement
3.1**	Form of Certificate of Incorporation of Buda Juice, Inc., to be in effect upon the consummation of the Conversion
3.2**	Form of Bylaws of Buda Juice, Inc., to be in effect upon the consummation of the Conversion
4.2**	Form of Underwriter’s Warrants (included in the Form of Underwriting Agreement)
5.1**	Opinion of Lucosky Brookman LLP
10.1**	Stock Incentive Plan
10.2**	Form of Lock Up Agreement for the benefit of the underwriter (included in the Form of Underwriting Agreement)
10.3**	Commercial Lease Agreement, dated February 7, 2020
10.4**	First Amendment to Commercial Lease Agreement, dated February 2, 2025
14.1**	Code of Conduct and Ethics
19.1**	Insider Trading Policy
23.1*	Consent of Independent Registered Public Accounting Firm (RBSM LLP)
24.1**	Power of Attorney
99.1**	Compensation Committee Charter
99.2**	Nominating and Governance Committee Charter
99.3**	Audit Committee Charter
99.4**	Whistleblower Policy
99.5**	Executive Compensation Clawback Policy
99.7**	Consent of Don Short to be named director nominee
99.8**	Consent of Marie Quintana to be named director nominee
99.9**	Consent of Doug Burris to be named director nominee
107**	Filing Fee Table

*Filed herewith.

**Previously filed.

+ To be filed by amendment.

†Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because they are both not material and is the type that the Registrant treats as private or confidential. The Registrant hereby agrees to furnish supplementally to the SEC, upon its request, an unredacted copy of this exhibit.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

II-2

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

II-3

(I)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, bylaw or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on this 12th day of November, 2025.

Buda Juice, LLC

By:	/s/ Horatio Lonsdale-Hands
Horatio Lonsdale-Hands
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Horatio Lonsdale-Hands	Chief Executive Officer and Director	November 12, 2025
Horatio Lonsdale-Hands	(principal executive officer, principal financial and accounting officer)

/s/ Bryan Herr	Director	November 12, 2025
Bryan Herr

/s/ Bernard Lucien Nussbaumer	Director	November 12, 2025
Bernard Lucien Nussbaumer

II-5